Exhibit 10.1

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

dated as of March 15, 2013

among

MAXIMUS, INC.

as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNTRUST BANK

as Administrative Agent

SUNTRUST ROBINSON HUMPHREY, INC.,

as Arranger and Book Manager

and

BANK OF AMERICA, N.A.,

and

HSBC BANK USA, N.A.,

as Co-Syndication Agents

Section 10.13.	Waiver of Effect of Corporate Seal	108
Section 10.14.	Patriot Act	108
Section 10.15.	Publicity	109
Section 10.16.	Judgment Currency	109

Schedules

Schedule I	-	Applicable Margin and Applicable Percentage
Schedule II	-	Revolving Commitment Amounts
Schedule 1.1	-	Mandatory Cost
Schedule 2.23	-	Existing Letters of Credit
Schedule 2.23(a)	-	Renewal Letters of Credit
Schedule 4.5	-	Environmental Matters
Schedule 4.14	-	Subsidiaries
Schedule 4.21	-	Debarment and Suspension
Schedule 7.1(b)	-	Outstanding Indebtedness
Schedule 7.1(d)	-	Outstanding Intercompany Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments
Schedule 7.6(g)	-	Sale of Assets

Exhibits

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Reserved
Exhibit C	-	Reserved
Exhibit D	-	Form of Swingline Note
Exhibit E	-	Form of Assignment and Assumption
Exhibit F	-	Form of Amended and Restated
Subsidiary Guaranty Agreement
Exhibit G	-	Form of Amended and Restated Security Agreement
Exhibit H	-	Form of Amended and Restated Pledge Agreement

Exhibit 2.3	-	Form of Notice of Revolving Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing
Exhibit 2.8	-	Form of Notice of Conversion/Continuation
Exhibit 5.1(c)	-	Form of Compliance Certificate

v

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of March 15, 2013, by and among MAXIMUS, INC., a Virginia corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).

W I T N E S S E T H:

WHEREAS, the Administrative Agent, certain of the Lenders and the Borrower are parties to a Revolving Credit Agreement, dated as of January 25, 2008, as amended by the Amendment to Revolving Credit Agreement, dated as of December 12, 2008, as amended by the Second Amendment to Revolving Credit Agreement, dated as of November 15, 2010, as amended by the Third Amendment to Revolving Credit Agreement, dated as of November 1, 2011, as amended by the Consent and Fourth Amendment to Revolving Credit Agreement, dated as of March 27, 2010, as amended by the Consent, Waiver and Fifth Amendment to Revolving Credit Agreement, dated as of April 30, 2010, as amended by the Sixth Amendment to Revolving Credit Agreement, dated as of January 18, 2013, as amended by the Seventh Amendment to Revolving Credit Agreement, dated as of February 26, 2013 (as further amended, modified or supplemented to the date hereof, the “Existing Credit Agreement”), pursuant to which the Lenders extend credit to the Borrower;

WHEREAS, the Borrower has requested that the Lenders establish a $100,000,000 revolving credit facility in favor of the Borrower;

WHEREAS, subject to the terms and conditions of this Agreement, which amends and restates the Existing Credit Agreement in its entirety, the Lenders, the Issuing Bank and the Swingline Lender to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, the letter of credit subfacility and the swingline subfacility in favor of the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE 1

DEFINITIONS; CONSTRUCTION

Section 1.1.                                 Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Lender” shall have the meaning given to such term in Section 2.24.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurocurrency Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurocurrency Reserve Percentage.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.  For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise.  The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time.  On the Closing Date, the Aggregate Revolving Commitment Amount equals $100,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Aggregate Subsidiary Threshold” shall mean an amount equal to ninety-five percent (95%) of the total consolidated revenue of the Borrower and its Domestic Subsidiaries for the most recent Fiscal Quarter as shown on the financial statements most recently delivered or required to be delivered pursuant to Section 5.1(a) or (b), as the case may be.

“Alternative Currency” means each of Euro, Sterling, Yen, Canadian Dollars, Australian Dollars, New Zealand Dollars, Hong Kong Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.7.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to $50,000,000.  The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan and currency, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan or currency in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type or currency are to be made and maintained.

“Applicable Margin” shall mean, as of any date, with respect to interest on all Revolving Loans outstanding on any date, or the letter of credit fee, as the case may be, a percentage per annum determined by reference to the applicable Leverage Ratio from time to time in effect as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level V as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above; and provided, further, that in the event that any financial statement delivered pursuant to Section 5.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 5.1(c) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Margin Period, (ii) determine the Applicable Margin for such Applicable Margin Period based upon the corrected Compliance Certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest and lettter of credit fees owing as a result of such increased Applicable Margin for such Applicable Margin Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.22.  The provisions of this definition are in addition to rights of the Administrative Agent and Lenders with respect to Section 2.14(c) and Article 8 and other of their respective rights under this Agreement.  Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending March 31, 2013, are required to be delivered shall be at Level I as set forth on Schedule I.

“Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of any date, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate, the Applicable Percentage shall be at Level V as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above; and provided, further, that in the event that any financial statement delivered pursuant to Section 5.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 5.1(c) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Percentage Period”) than the Applicable

Percentage applied for such Applicable Percentage Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Percentage Period, (ii) determine the Applicable Percentage for such Applicable Percentage Period based upon the corrected Compliance Certificate, and (iii) immediately pay to the Administrative Agent the accrued additional commitment fees owing as a result of such increased Applicable Percentage for such Applicable Percentage Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.22.  The provisions of this definition are in addition to rights of the Administrative Agent and Lenders with respect to Section 2.14(c) and Article 8 and other of their respective rights under this Agreement.  Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending March 31, 2013, are required to be delivered shall be at Level I as set forth on Schedule I.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of such borrowing or payment.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean SunTrust Robinson Humphrey, Inc.

“Assignment and Assumption” shall mean an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit E attached hereto or any other form approved by the Administrative Agent.

“Australian Dollar” or “Aus $” means the lawful currency of Australia.

“Availability Period” shall mean the period from the Closing Date to the Revolving Commitment Termination Date.

“Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) or (iii) the one-month Index Rate plus one percent (1.0%).  The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate.  Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.  All Base Rate Loans shall be denominated in Dollars.

“Borrowed Money Triggering Event” shall mean the incurrence of any Indebtedness for borrowed money (other than (i) pursuant to this Agreement, (ii) such Indebtedness permitted by Sections 7.1(b), (i) or (t) (as if such Sections were effective at such time) and (iii) performance guarantees and bank guarantees of the Borrower or its Subsidiaries entered into in the ordinary course of business to assist in bidding and maintenance of contracts) by the Borrower or any Domestic Subsidiary or the Guarantee by the Borrower or any Domestic Subsidiary of any Indebtedness for borrowed money of any Foreign Subsidiary, to the extent the aggregate principal amount thereof exceeds $25,000,000.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or the state or other jurisdiction where the Payment Office is located (with respect to Obligations denominated in Dollars) are authorized or required by law to close and:

(a)                                 if such day relates to any interest rate settings as to an Index Rate Loan or a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Index Rate Loan or Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any London Banking Day;

(b)                                 if such day relates to any interest rate settings as to an Index Rate Loan or a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;

(c)                                  if such day relates to any interest rate settings as to an Index Rate Loan or a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)                                 if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of an Index Rate Loan or a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” or “Can $” means the lawful currency of Canada.

“Capital Expenditures” shall mean for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period, but excluding (a) expenditures made to fund the purchase price for assets acquired in Permitted Acquisitions and (b) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed with insurance proceeds, cash awards arising from a taking by eminent domain or condemnation or cash proceeds of asset dispositions reinvested in replacement assets.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean, with respect to any Person, all shares, interests, participations or other equivalents, however designated, whether voting or non-voting) of such Person’s capital, now outstanding or issued or acquired hereafter, including common stock, preferred stock, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.  When used herein or in the other Loan Documents, “Capital Stock” shall mean the Capital Stock of the Borrower or any of its Subsidiaries (to the extent issued to a Person other than the Borrower), whether common or preferred.

“Cash Management Swingline Loans” shall have the meaning assigned to such term in Section 2.4(b).

“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 30% or more of the outstanding shares of the voting stock of the Borrower, or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (a) nominated by the current board of directors nor (b) appointed by directors so nominated.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.19(b), by such Lender’s or the Issuing Bank’s parent corporation, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (and for purposes of this Agreement, all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States or foreign financial regulatory authorities, are deemed to have been adopted and gone into effect after the date hereof, regardless of the date adopted, issued, promulgated or implemented).

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Swingline Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment” shall mean a Revolving Commitment or a Swingline Commitment or any combination thereof (as the context shall permit or require).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate from the principal executive officer and the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, (A) Consolidated Interest Expense, (B) federal, state and local income tax expense and tax expense attributable to value-added taxes, in each case, determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) any fees, expenses or other costs incurred in connection with the closing of the Loans, (E) non-cash stock compensation, (F) any non-cash loss from the sale and/or divestiture of businesses or assets permitted by this Agreement (other than non-cash charges that require the creation of a reserve for future cash charges), (G) all other non-cash charges, expenditures or losses (other than non-cash charges that require the creation of a reserve for future cash charges), (H) non-recurring fees and expenses relating to Permitted Acquisitions (which may include severance, vendor termination agreements, legal fees and expenses, broker fees and valuation consultant fees), in amounts and types as are reasonable and customary for transactions of the kind and (I) all other non-recurring charges acceptable to the Administrative Agent in its sole and absolute discretion, as set forth from time to time on Schedule 1.1(b), as may be amended by the Administrative Agent to reflect the Administrative Agent’s acceptance of the treatment, in its sole and absolute discretion, of certain other non-recurring charges, minus (iii) to the extent added in determining Consolidated Net Income for such period, any aggregate net gain from the sale and/or divestiture of businesses or assets permitted by this Agreement out of the ordinary course of business, as all of the foregoing are determined on a consolidated basis in accordance with GAAP, in each case for such period.  Consolidated EBITDA shall include the pro forma Consolidated EBITDA of any Person or business acquired for the applicable period preceding such acquisition, not to exceed four Fiscal Quarters, so long as the calculation thereof is done in a manner reasonably calculated to comply with GAAP and such calculation is detailed in the supporting calculations to each applicable Compliance Certificate as detailed and measured to the Administrative Agent’s reasonable satisfaction.

“Consolidated Fixed Charges” shall mean, for the Borrower and its Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense during such period, (ii) scheduled principal payments required to be made on Consolidated Total Debt during such period, and (iii) cash dividends paid during such period.  Consolidated Fixed Charges shall include the pro forma Consolidated Fixed Charges of any Person or business acquired, annualized from the date of acquisition for a period not to exceed four fiscal quarters so long as the calculation thereof is done in a manner reasonably calculated to comply with GAAP and such calculation is detailed in the supporting calculations to each applicable Compliance Certificate as detailed and measured to the Administrative Agent’s reasonable satisfaction.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense (net of interest income), including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Transactions during such period (whether or not actually paid or received during such period).  Consolidated Interest Expense shall include the pro forma Consolidated Interest Expense of any Person or business acquired, annualized from the date of acquisition for a period not to exceed four fiscal quarters so long as the calculation thereof is done in a manner reasonably calculated to comply with GAAP and such calculation is detailed in the supporting calculations to each applicable Compliance Certificate as detailed and measured to the Administrative Agent’s reasonable satisfaction.

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets or any losses attributable to the write-down of assets and (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary.

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (xi) of the definition thereto and Indebtedness described in Section 7.1(j).  For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws, statutes or regulations of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender”  shall mean any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect Parent Company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the other provisions of this Agreement) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Default Interest” shall have the meaning set forth in Section 2.14(c).

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” shall mean a direct or indirect Subsidiary of a Borrower organized in the United States, the District of Columbia or any territory thereof.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, Release or threatened Release of any Hazardous Material.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.  Eurocurrency Loans may be denominated in Dollars or in an Alternative Currency.  All Revolving Loans denominated in an Alternative Currency must be Eurocurrency Loans.

“Eurocurrency Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which any Lender is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D.  The Eurocurrency Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Article 8.

“Excluded Swap Obligation” means, with respect to any Subsidiary Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Loan Party of, or the grant by such Subsidiary Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income, in each case imposed:  (i) by the United States of America, (ii) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, (iii) in the case of any Lender, by the jurisdiction in which its applicable lending office is located, or (iv) by any other jurisdiction as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) any branch profits Taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located, (c) in the case of a Foreign Lender, any withholding Tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than Taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, or (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.21(g), (d) Taxes attributable to a Lender’s failure to comply with Section 2.21(g), Section 2.21(h) or Section 2.21(i) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.

“Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Credit Agreement as set forth on Schedule 2.23.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements with respect thereto.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of January 7, 2013, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by the Borrower on January 14, 2013.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated EBITDA less the actual amount of Capital Expenditures by the Borrower and its Subsidiaries and the actual amount of federal, state and local income taxes paid by the Borrower and its Subsidiaries to (b) Consolidated Fixed Charges, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Government” shall mean the United States of America or any agency or instrumentality thereof.

“Government Contract” means any contract with the Government under which the Borrower or any Subsidiary is a prime contractor or a subcontractor.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction,  or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hong Kong Dollar” or “HK $” means the lawful currency of Hong Kong.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade or consistent with past practices; provided, that for purposes of Section 8.1(g), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above and (xi) below (but specifically excluding performance guarantees and bank guarantees of the Borrower of its Subsidiaries entered into in the ordinary course of business to assist in bidding and maintenance of contracts), (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any preferred or common stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.  “Indebtedness” shall not include the obligation of a Person to make payments after the closing of an acquisition or merger which are based on financial or performance metrics of the acquisition or merger target or for consulting, noncompetition or nonsolicitation agreements unless required to be reflected as a liability of such Person on such Person’s balance sheet in accordance with GAAP.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Index Rate” means that rate per annum effective on any Index Rate Determination Date which is equal to the quotient of:

(i) the rate per annum equal to the offered rate for deposits in U.S. Dollars for a one (1) month period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by the Administrative Agent, that displays British Bankers’ Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 A.M. (London, England time) two (2) Business Days prior to the Index Rate Determination Date; provided, that if no such offered rate appears on such page, the rate used for such period will be the per annum rate of interest determined by the Administrative Agent to be the rate at which U.S. Dollar deposits for such period, are offered to the Administrative Agent in the London Inter-Bank Market as of 11:00 A.M. (London, England time), on the day which is two (2) Business Days prior to the Index Rate Determination Date, divided by

(ii) a percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to any Index Rate Loan pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.

All Index Rate Loans shall be denominated in Dollars.

“Index Rate Borrowing” and “Index Rate Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Index Rate.

“Index Rate Determination Date” means the Closing Date and the first Business Day of each calendar month thereafter.

“Information Memorandum” shall mean, individually and collectively, any Confidential Information Memorandum prepared by the Arranger and approved by the Borrower in connection with a request for Additional Commitment Amounts, relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.

“Intercompany Note” shall mean one or more promissory notes, in form and substance reasonably satisfactory to the Administrative Agent, collectively evidencing any and all intercompany indebtedness by and among the Borrower, each other Loan Party and each Subsidiary that is not a Loan Party, which promissory note(s), to the extent amounts thereunder are owing to the Borrower or another Loan Party, shall be pledged, after the occurrence of either of a Borrowed Money Triggering Event or a Leverage Ratio Triggering Event, by the Borrower and the other Loan Parties to the Administrative Agent, for the benefit of the Lenders, pursuant to the Security Agreement as a Pledged Note (as therein defined), and with the obligations of the Borrower and the other Loan Parties thereunder subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent in its sole discretion.

“Interest Period” shall mean, with respect to (i) any Swingline Borrowing, such period as the Swingline Lender and the Borrower shall mutually agree and (ii) any Eurocurrency Borrowing, a period of one, two, three or six months, or, if available to all Lenders, nine or twelve months; provided, that:

(i)            the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)           if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii)          any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv)          no Interest Period may extend beyond the Revolving Commitment Termination Date.

“Issuing Bank” shall mean SunTrust Bank or any other Lender designated by the Borrower and agreed by such Lender and which was a Lender as of the Closing Date, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.23; provided that if the Issuing Bank (a) refuses to issue a Letter of Credit by reason of the second proviso to Section 2.23(b) or (b) resigns as Issuing Bank pursuant to Section 9.7(c), then any Lender may be designated by the Borrower as an Issuing Bank with the consent of the Administrative Agent and such Lender.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $30,000,000.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.  All LC Disbursements shall be denominated in (x) with respect to Letters of Credit issued in Dollars, Dollars and (y) with respect to Letters of Credit issued in an Alternative Currency, the applicable Alternative Currency.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit (but excluding the Letters of Credit).

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time, in each case, such amount being determined as the Dollar Equivalent amount.  The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender and each Additional Lender that joins this Agreement pursuant to Section 2.24.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.23 by the Issuing Bank for the account of the Borrower or any Subsidiary pursuant to the LC Commitment and the Existing Letters of Credit.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.  Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Leverage Ratio Triggering Event” shall mean, as of the end of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt as of the end of such Fiscal Quarter to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters then ending equals or exceeds 2.50:1.00.

“LIBOR” shall mean, for any Interest Period with respect to a Eurocurrency Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in the relevant currency at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Agent as the rate of interest at which deposits in the relevant currency in the approximate amount of the Eurocurrency Loan comprising part of such borrowing would be offered by the Agent to major banks in the London or other offshore interbank market for such currency at their request at or about 10:00 a.m. (New York time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).  For the avoidance of doubt, precautionary UCC filings in respect of operating leases shall not be deemed to be Liens.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the LC Documents (other than the Letters of Credit themselves), the Subsidiary Guaranty Agreement, the Security Documents (including the Pledge Agreement), all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean all Revolving Loans and Swingline Loans in the aggregate or any of them, as the context shall require.

“London Banking Day” means any day on which dealings in Dollar deposits or the applicable Alternative Currency are conducted by and between banks in the London interbank market for the relevant currency.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (ii) the material rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender and the Lenders under any of the Loan Documents, or (iii) the legality, validity or enforceability of any of the Loan Documents.

“Material Contract” means any contract or other arrangement (other than the Loan Documents), whether written or oral, to which the Borrower or any Subsidiary is a party (a) resulting in annual gross revenues of more than 5% of the annual consolidated gross revenues of the Borrower and its Subsidiaries, or (b) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of the Borrower or any of its Subsidiaries, individually or in an aggregate principal amount exceeding $15,000,000.  For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Material Subsidiary” shall mean at any time any direct or indirect Subsidiary of the Borrower having: (a) assets in an amount equal to at least 5% of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis as of the last day of each of the two Fiscal Quarters most recently ended as of or prior to such time; or (b) revenues in an amount equal to at least 5% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis for the 12-month period ending on the last day of each of the two Fiscal Quarters most recently ended as of or prior to such time.

“Moody’s” shall mean Moody’s Investors Service, Inc., and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized securities rating agency designated by the Borrower with the consent of the Administrative Agent.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means proceeds received in cash from (a) any sale or dispositions of property, net of (i) the out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith (including reasonable and customary broker’s fees or commissions and reasonable and customary legal fees), (ii) taxes paid or reasonably estimated to be payable in connection therewith (including transfer and similar taxes), (iii) amounts provided and maintained in an escrow account or maintained as a reserve against any liabilities under any indemnification obligations or purchase price adjustment associated with such sale or disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iv) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Affiliate) secured by the property subject thereto (together with any accrued and unpaid interest thereon, premium or penalty or other amount payable with respect thereto) or (b) any incurrence of Indebtedness, net of actual and reasonable broker’s, advisor’s and investment banking fees and other reasonable out-of-pocket underwriting discounts, commissions and other reasonable out-of-

pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided, however, that any such proceeds received by any Subsidiary of the Borrower that is not a wholly-owned Subsidiary of the Borrower shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of the Borrower therein; provided, further, that none of the listed costs, fees, discounts or expenses will be deducted to the extent the same are payable to Affiliates.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation.  “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“New Zealand Dollar” or “NZ $” means the lawful currency of New Zealand.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Notes” shall mean, collectively, the Revolving Credit Notes and the Swingline Note.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.8(b).

“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.

“Obligations” shall mean (a) all amounts owing by the Borrower to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by the Borrower or any Subsidiary to any Specified Hedge Provider and (c) all Treasury Management Obligations owed by the Borrower or any Subsidiary to any Specified Treasury Management Provider, together with all renewals, extensions, modifications or refinancings of any of the foregoing, provided, that Obligations of a Subsidiary Loan Party shall exclude any Excluded Swap Obligations with respect to such Subsidiary Loan Party.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender and the Issuing Bank,  Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such receipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Paid in Full,” “Pay in Full” or “Payment in Full” means, with respect to any Obligations, (a) the payment in full in cash of all such Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted, (ii) Treasury Management Obligations (unless the Administrative Agent has commenced to exercise its remedies pursuant to Section 8.1 and such Treasury Management Obligations are then due and payable) and (iii) Hedging Obligations that, by their terms or in accordance any consent obtained from the counterparty thereto, are not required to continue to be secured by the Collateral under the Loan Documents) (unless the Administrative Agent has commenced to exercise its remedies pursuant to Section 8.1 and such Hedging Obligations are then due and payable), (b) the termination or expiration of all of the Commitments and (c) in connection with the termination or expiration of the Revolving Commitments, either (i) the cancellation and return to the Administrative Agent of all Letters of Credit or (ii) the cash collateralization (or the delivery of a back-to-back letter of credit reasonably acceptable to the Administrative Agent and the Issuing Bank that issued such Letter of Credit in form and content and from an issuer reasonably acceptable to the Administrative Agent and the Issuing Bank that issued such Letter of Credit) of all Letters of Credit pursuant to the terms and conditions of this Agreement and otherwise in an amount and in a manner reasonably acceptable to the Administrative Agent and the Issuing Bank that issued such Letter of Credit.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Participant Register” shall have the meaning set forth in Section 10.4(e).

“Participating Member State” means each state so described in any EMU Legislation.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or, with respect to any currency, such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” shall mean an acquisition by the Borrower or any of its Subsidiaries of a majority or minority of the capital stock of another entity, or the assets of another entity or a division or other business segment or unit thereof, whether through purchase, merger, or other business combination or transaction, provided that (i) the entity or business so acquired is in the same line of business as the Borrower and its Subsidiaries or a business reasonably related or incidental thereto, (ii) such acquisition is consummated on a non-hostile basis, and (iii) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing, and immediately after giving pro forma effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with all financial and negative covenants contained in Articles 6 and 7 of this Agreement, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; provided, however, that for all such acquisitions for which the total consideration paid (including all Indebtedness incurred or assumed (but excluding any common Capital Stock of the Borrower issued or delivered as consideration)) exceeds $25,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of the chief financial officer or treasurer to such effect.

“Permitted Encumbrances” shall mean:

(i)            Liens imposed by law for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)           statutory Liens of landlords, suppliers, carriers, warehousemen, mechanics, materialmen and similar Liens arising by operation of law in the ordinary course of business for amounts not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)          Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)          Liens and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, bank guarantees and other obligations of a like nature, in each case in the ordinary course of business;

(v)           judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi)          easements, zoning restrictions, defects in title, licenses, reservations, restrictions, covenants, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially impair the value or marketability of the affected real property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

(vii)         Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction;

(viii)        leases (other than capital leases) to which any Loan Party is a party as lessee made in the ordinary course of business and the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a capital lease), in each case extending only to such personal property;

(ix)          non-consensual statutory Liens and rights of setoff of financial institutions over deposit accounts held at such financial institutions to the extent such Liens or rights of setoff secure or allow setoff against amounts owing for fees and expenses relating to the applicable deposit account;

(x)           non-exclusive licenses of Intellectual Property (as defined in the Security Agreement) granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower and its Subsidiaries, taken as a whole;

(xi)          possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments permitted by this Agreement; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing or otherwise;

(xii)         trustees’ Liens granted pursuant to any indenture governing any Indebtedness not otherwise prohibited by this Agreement in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

(xiii)        Liens arising out of any conditional sale, title retention, consignment or other similar arrangement for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xiv)        (A) bankers’ Liens, rights of setoff and other similar Liens existing with respect to cash and Permitted Investments on deposit in one or more accounts maintained by the Borrower or any Subsidiary in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements, (B) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (C) Liens encumbering reasonably customary initial deposits and margin deposits attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xv)         pledges and deposits made in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries;

(xvi)        Liens of assets of a Foreign Subsidiary securing working capital, lines of credit and overdraft lines of such Foreign Subsidiary to the extent permitted by this Agreement; and

(xvii)       Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets ofa Subsidiary of the Borrower in existence at such time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (i) any Indebtedness that is secured by such Liens is permitted to exist pursuant to this Agreement and (ii) such Liens are not incurred in connection with, or in contemplation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries (other than proceeds and accessions thereof).

“Permitted Investments” shall mean:

(i)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii)           (a) debt securities with a maturity of 365 days or less issued by any member nation of the European Union, Switzerland, Canada or any of its provinces, Australia or any other country whose debt securities are rated by S&P and Moody’s A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or AA2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an “Approved Jurisdiction”) or any agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction, (b) debt securities in an aggregate principal amount not to exceed $1,000,000 with a maturity of 365 days or less issued by any nation in which any Subsidiary of US Borrower have cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation and (c) shares of any money market fund that (1) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) or (b) above, (2) has net assets in excess of $500,000,000 and (3) has obtained from either S&P or Moody’s the highest rating obtainable for such a money market fund in the relevant country;

(iii)          commercial paper having a rating, at the time of acquisition thereof, by S&P of at least A-1 or by Moody’s of at least P-1 and in either case maturing within six months from the date of acquisition thereof;

(iv)          certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof or any Approved Jurisdiction which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(v)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;

(vi)          mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above;

(vii)         shares of money market, mutual or similar funds having net assets in excess of $500,000,000 maturing or being due or payable in full not more than 180 days after acquisition thereof and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa1 by Moody’s or at least BBB+ by S&P); and

(viii)        variable rate demand notes rated at least Aa3 by Moody’s or at least AA- by S&P.

“Permitted Refinancing” means, with respect to any Indebtedness for borrowed money, extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” shall mean that certain Amended and Restated Pledge Agreement, substantially in the form of Exhibit H, to be executed, following the occurrence of either of a Borrowed Money Triggering Event or a Leverage Ratio Triggering Event pursuant to the requirements of this Agreement, by the Borrower and each Subsidiary Loan Party that owns any Capital Stock of another Subsidiary, in favor of the Administrative Agent for the benefit of the Secured Parties, pursuant to which such Loan Parties shall pledge all of the Capital Stock of its Domestic Subsidiaries and 65% of the Capital Stock of its direct Foreign Subsidiaries, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Pro Forma Basis” means, with respect to any determination on any date of (a) the Leverage Ratio, (b) the Fixed Charge Coverage Ratio, (c) Consolidated EBITDA, (d) Consolidated Interest Expense, or (e) any financial calculation included within or required to be made in connection with such terms, that each Permitted Acquisition (or other acquisition of a Person approved by the Required Lenders) occurring within the period of four Fiscal Quarters for which such determination is being made shall include or exclude, as the case may be, those components of such ratios or calculations attributable to any business or assets that have been acquired (including through mergers or consolidations) during such period, on a pro forma basis for such period as if each such Permitted Acquisition (or other acquisition of a Person approved by the Required Lenders) had been consummated (and any Indebtedness incurred or repaid in connection therewith had been incurred or repaid, as the case may be) on the first day of such period, based on historical results accounted for in accordance with GAAP, and provided that such components to be so attributed shall have been approved by the Administrative Agent in its reasonable discretion.

“Pro Rata Share” shall mean with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure; provided that, notwithstanding the foregoing, in no event shall “Required Lenders” mean fewer than two Lenders if there are then at least two Lenders.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief executive officer or the chief financial officer of the Borrower.

“Reston Property” shall mean the real property and improvements thereon owned by the Borrower and located at 1891 Metro Center Drive, Reston, Virginia 20190.

“Restricted Payment” shall have the meaning set forth in Section 7.5.

“Revaluation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of a Eurocurrency Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Loan denominated in an Alternative Currency pursuant to Section 2.8, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of any Existing Letters of Credit denominated in an Alternative Currency, the Closing Date and (v) such additional dates as the Administrative Agent or the Issuing Bank shall reasonably determine or the Required Lenders shall reasonably require.

“Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower and to participate in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.24, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing Revolving Commitment, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Assumption executed by such Person as an assignee, as the same may be increased or decreased pursuant to terms hereof.

“Revolving Commitment Termination Date” shall mean (i) March 15, 2018, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.9 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure, in each case, such amount being determined as the Dollar Equivalent amount.

“Revolving Credit Note” shall mean a promissory note of the Borrower payable a requesting Lender (or its registered assigns) in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit A.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan, an Index Rate Loan or a Eurocurrency Loan.

“S&P” shall mean Standard & Poor’s, a division of McGraw-Hill, Inc., a corporation organized and existing under the laws of the State of New York, its successors and assigns, and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally recognized securities rating agency designated by the Borrower with the consent of the Administrative Agent.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds reasonably available to the Borrower as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Secured Parties” means the Administrative Agent, the Lenders, the Specified Hedge Providers and the Specified Treasury Management Providers.  “Secured Party” means any of the Secured Parties individually.

“Security Agreement” shall mean the Amended and Restated Security Agreement, substantially in the form of Exhibit G, to be made, following the occurrence of either of a Borrowed Money Triggering Event or a Leverage Ratio Triggering Event pursuant to the requirements of this Agreement, by the Borrower and all Domestic Subsidiaries of the Borrower that are Material Subsidiaries in favor of the Administrative Agent for the benefit of the Secured Parties.

“Security Documents” shall mean the Pledge Agreement, the Security Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant thereto or pursuant to Section 5.12.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Hedge Provider” means each party to a Hedging Transaction if at the date of entering into such Hedging Transaction such person was a Lender or an Affiliate of a Lender and, if not a Lender, such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Article 9 and 10 of this Agreement.

“Specified Treasury Management Provider” means each Lender or an Affiliate of a Lender that provides products of the type described in the definition of “Treasury Management Obligations” to any of the Borrower or any Subsidiary, and, if not a Lender, and such Person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Article 9 and 10 of this Agreement.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot rate for the purchase of any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled (within the meaning of GAAP), by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Subsidiary Guaranty Agreement” shall mean the Amended and Restated Subsidiary Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit F, made by all Domestic Subsidiaries of the Borrower that are Material Subsidiaries in favor of the Administrative Agent for the benefit of the Lenders.

“Subsidiary Guaranty Supplement” shall mean each supplement substantially in the form of Schedule II to the Subsidiary Guaranty Agreement executed and delivered by a Subsidiary of the Borrower pursuant to Section 5.11.

“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Subsidiary Guaranty Agreement.

“Swap Obligation” means, with respect to any Subsidiary Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $5,000,000.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank, or any other Lender that may agree to make Swingline Loans hereunder.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Swingline Note” shall mean the promissory note of the Borrower payable to the Swingline Lender (or its registered assigns) in the principal amount of the Swingline Commitment, substantially the form of Exhibit D.

“Swingline Rate” shall mean, for any Interest Period, the rate as offered by the Swingline Lender and accepted by the Borrower.  The Borrower is under no obligation to accept this rate, and the Swingline Lender is under no obligation to provide it.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, other charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Treasury Management Obligations” shall mean, collectively, all obligations and other liabilities of the Borrower or any Subsidiary pursuant to any agreements governing the provision to such Loan Parties of treasury or cash management services, including deposit accounts, funds transfer, automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation, reporting and trade finance services, overnight draft, credit cards, purchasing cards and commercial cards and other cash management services.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Index Rate or the Base Rate.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yen” and “¥” mean the lawful currency of Japan.

Section 1.2.                                 Classifications of Revolving Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan”) or by Type (e.g. a “Eurocurrency Loan,” “Index Rate Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurocurrency Loan”).  Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurocurrency Borrowing”) or by Class and Type (e.g. “ Revolving Eurocurrency Borrowing”).

Section 1.3.                                 Accounting Terms and Determination.  Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 6 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article 6 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.  All calculations of (a) Leverage Ratio, (b) Fixed Charge Coverage Ratio, (c) Consolidated EBITDA, (d) Consolidated Interest Expense and (e) each financial calculation included within or required to be made in connection with any such terms shall be made on a Pro Forma Basis.

Section 1.4.                                 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

Section 1.5.                                 Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.6.                                 Exchange Rates; Currency Equivalents.

(a)                                 The Administrative Agent or the Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date (and shall give the Borrower prompt written notice thereof) to be used for calculating Dollar Equivalent amounts of Loans, Letters of Credit, LC Exposure or Revolving Credit Exposure denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b)                                 Wherever in this Agreement in connection with a Revolving Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

Section 1.7.                                 Additional Alternative Currencies.

(a)                                 The Borrower may from time to time request that Eurocurrency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the making of Eurocurrency Loans, such request shall be subject to the consent of the Administrative Agent and the Lenders; which consent shall not be unreasonably withheld, conditioned or delayed but shall be subject to each Lender’s then-existing capability to offer such currency generally to its corporate borrowers, and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the consent of the Administrative Agent and the Issuing Bank.

(b)                                 Any such request shall be made to the Administrative Agent not later than 11:00 a.m., seven (7) Business Days prior to the date of the desired Borrowing or issuance of a Letter of Credit (as described in the foregoing clause (a)) (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion).  In the case of any such request pertaining to Eurocurrency Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Bank thereof.  Each Lender (in the case of any such request pertaining to Eurocurrency Loans) or the Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents to the making of Eurocurrency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)                                  Any failure by a Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the last sentence of Section 1.7(b) shall be deemed to be a refusal by such Lender or the Issuing Bank, as the case may be, to permit Eurocurrency Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Lenders consent to making Eurocurrency Loans in such requested currency, the Administrative Agent shall promptly so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Borrowings of Eurocurrency Loans; and if the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall promptly so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by the Issuing Bank.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.7, the Administrative Agent shall promptly so notify the Borrower.  Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

Section 1.8.                                 Change of Currency.

(a)                                 Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Revolving Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Revolving Borrowing, at the end of the then current Interest Period.

(b)                                 Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify in a written notice to the Borrower to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)                                  Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency, so long as such changes are generally adopted by the Administrative Agent in similar credit facilities extended to similarly situated Persons.

ARTICLE 2

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1.                                 General Description of Facilities.  Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.23, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect.

Section 2.2.                                 Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share, to the Borrower, in Dollars or in one or more Alternative Currencies from time to time, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (b) the sum of the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount or (c) the sum of the aggregate Revolving Credit Exposures of all Lenders denominated in Alternative Currencies exceeding the Alternative Currency Sublimit.  During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.  On the Closing Date, a Revolving Loan will be made to repay all outstanding Indebtedness of the Borrower under the Existing Credit Agreement (other than Existing Letters of Credit).

Section 2.3.                                 Procedure for Revolving Borrowings.  The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. (New York time) on the same Business Day as the requested date of each Base Rate Borrowing or Index Rate Borrowing, (y) prior to 11:00 a.m. (New York time) three (3) Business Days prior to the requested date of each Eurocurrency Borrowing denominated in Dollars and (z) prior to 11:00 a.m. (New York time) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of each Eurocurrency Borrowing denominated in Alternative Currencies.  Each Notice of Revolving Borrowing shall be irrevocable and shall specify:  (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing, (iv) in the case of a Eurocurrency Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period) and (v) if a Eurocurrency Borrowing, the currency of the Revolving Loans to be borrowed.  If the Borrower fails to specify a currency in a Notice of Revolving Borrowing with respect to a Eurocurrency Borrowing, then the Revolving Loans so requested shall be made in Dollars.  Each Revolving Borrowing shall consist entirely of Base Rate Revolving Loans, Index Rate Revolving Loans or Eurocurrency Revolving Loans, as the Borrower may request, provided, that on the Closing Date all Revolving Loans shall be Index Rate Revolving Loans.  The aggregate principal amount of each Eurocurrency Borrowing shall be not less than $100,000 or a larger multiple of $100,000, and the aggregate principal amount of each Base Rate Borrowing and Index Rate Borrowing shall not be less than $50,000 or a larger multiple of $50,000; provided, that Index Rate Revolving Loans or Base Rate Revolving Loans, respectively, made pursuant to Section 2.4 or Section 2.23(d) may be made in lesser amounts as provided therein.  At no time shall the total number of Eurocurrency Borrowings outstanding at any time exceed five.  Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4.                                 Swingline Commitment.

(a)                                 Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b)                                 The Swingline Lender agrees to make Swingline Loans to the Borrower from time to time in accordance with the treasury and cash management services and products provided to the Borrower by the Swingline Lender (the “Cash Management Swingline Loans”).  For other Swingline Loans, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (“Notice of Swingline Borrowing”) prior to 11:00 a.m. (New York time) on the requested date of each Swingline Borrowing.  Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited.  The Administrative

Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing.  Each Swingline Loan shall be an Index Rate Loan, or, if an agreement as to such rate has been reached, shall accrue interest at the Swingline Rate with an Interest Period (subject to the definition thereof) as agreed between the Borrower and the Swingline Lender.  The aggregate principal amount of each Swingline Loan (other than Cash Management Swingline Loans) shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower.  Unless the Swingline Lender has received notice from the Administrative Agent or any Lender on or before the Business Day immediately preceding the date the Swingline Lender is to make the requested Swingline Loan directing the Swingline Lender not to make the Swingline Loan because such Swingline Loan is not then permitted hereunder because of the limitations set forth in Section 2.4(a) or that one or more conditions specified in Article 3 are not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. (New York time) on the requested date of such Swingline Loan.

(c)                                  The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan.  Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.7, which will be used solely for the repayment of such Swingline Loan.  The Swingline Lender agrees that it shall give such Notice of Revolving Borrowing on the last Business Day of each calendar week if any Swingline Loans are then outstanding.

(d)                                 If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred.  On the date of such required purchase, each Lender shall promptly transfer, in Same Day Funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.  If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

(e)                                  Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.4(c) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect,

(iv) any breach of this Agreement or any other Loan Document by the Borrower, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Overnight Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter.  Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents.  In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.

Section 2.5.                                 Reserved.

Section 2.6.                                 Reserved.

Section 2.7.                                 Funding of Borrowings.

(a)                                 Each Lender will make available each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer in Same Day Funds by 2:00 p.m. (New York time) in the case of any Revolving Loan denominated in Dollars, and by the Applicable Time specified by the Administrative Agent in the case of any Revolving Loan denominated in an Alternative Currency, to the Administrative Agent at the Payment Office applicable to the respective currency; provided, that the Swingline Loans will be made as set forth in Section 2.4.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b)                                 Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. (New York time) one (1) Business Day prior to the date of a Borrowing (or, in the case of a Base Rate Borrowing or Index Rate Borrowing, 12:00 noon on the date of such Borrowing) in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Overnight Rate until the second Business Day after such demand and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing.  Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)                                  All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.8.                                 Interest Elections.

(a)                                 On the Closing Date, each Revolving Loan shall be an Index Rate Revolving Loan.  After the Closing Date, each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing.  Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.8.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)                                 To make an election pursuant to this Section 2.8, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.8 attached hereto (a “Notice of Conversion/Continuation”), (x) prior to 10:00 a.m. (New York time) on the same Business Day as the requested date of a conversion of a Revolving Borrowing (other than into a Eurocurrency Borrowing) into a Base Rate Borrowing or an Index Rate Borrowing, (y) prior to 11:00 a.m. (New York time) three (3) Business Days prior to a continuation of or conversion into a Eurocurrency Borrowing denominated in Dollars or of a Eurocurrency Borrowing denominated in Dollars into a Borrowing of another Type denominated in Dollars and (z) prior to 11:00 a.m. (New York time) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to a continuation of or conversion into a Eurocurrency Borrowing denominated in Alternative Currencies or of a Eurocurrency Borrowing denominated in an Alternative Currency into a Borrowing of another Type denominated in an Alternative Currency.  Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing, an Index Rate Borrowing or a Eurocurrency Borrowing; (iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period” and (v) if the resulting Borrowing is to be a Eurocurrency Borrowing, the currency of the Revolving Borrowing to be converted or continued.  If any such Notice of Conversion/Continuation requests a Eurocurrency Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month.  The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurocurrency Borrowings, Index Rate Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c)                                  If, on the expiration of any Interest Period in respect of any Eurocurrency Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing; provided, however, that in the case of a failure to timely request a continuation or conversion of Revolving Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Loans in their original currency with an Interest Period of one month.  No Borrowing may be converted into, or continued as, a Eurocurrency Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing.  No conversion of any Eurocurrency Loans shall be permitted except on the last day of the Interest Period in respect thereof.  No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Loan and reborrowed in the other currency.

(d)                                 Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If a Notice of Revolving Borrowing or a Notice of Conversion/Continuation does not specify a Type, the Borrower shall be deemed to have requested an Index Rate Borrowing with respect to the Revolving Loans.  If the Borrower fails to specify a currency in a Notice of Conversion/Continuation with respect to a Eurocurrency Borrowing, then the Revolving Loans so requested shall be made in Dollars.

(f)                                   Except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan.  During the existence of a Default, no Revolving Loans may be requested as, converted to or continued as Eurocurrency Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Loans denominated in an Alternative Currency be redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

Section 2.9.                                 Optional Reduction and Termination of Commitments.

(a)                                 Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.

(b)                                 Upon at least three (3) Business Days’ (or such lesser time as the Administrative Agent may agree in the case of the termination of this Agreement) prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole (but shall not be applied to the Alternative Currency Sublimit, the Swingline Commitment or the LC Commitment); provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.9 shall be in an amount of at least $1,000,000 and any larger multiple of $500,000 and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposures of all Lenders.  Any such reduction in the Aggregate Revolving Commitment Amount below the sum of the principal amount of the Alternative Currency Sublimit, the Swingline Commitment and the LC Commitment shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Alternative Currency Sublimit, the Swingline Commitment and the LC Commitment.

(c)                                  The Borrower may terminate the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than two Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.22 will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.

Section 2.10.                          Repayment of Loans.

(a)                                 The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b)                                 The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Borrowing and (ii) the Revolving Commitment Termination Date.

Section 2.11.                          Evidence of Indebtedness.

(a)                                 Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.8, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.8, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof.  The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, absent manifest error; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)                                 At the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will execute and deliver to such Lender, as applicable, a Revolving Credit Note and, in the case of the Swingline Lender only, a Swingline Note, payable to such Lender (or its registered assigns).

Section 2.12.                          Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty (but subject to the provisions of Section 2.20), by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurocurrency Borrowing denominated in Dollars, 11:00 a.m. (New York Time not less than three (3) Business Days prior to any such prepayment, (ii) in the case of prepayment of any Eurocurrency Borrowing denominated in an Alternative Currency, 11:00 a.m. (New York time) not less than four (4) Business Days (or five (5) Business Days, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any such prepayment and (iii) in the case of all other prepayments, 11:00 a.m. (New York time) on the Business Day of such prepayment, provided that no notice shall be required for the prepayment of any Cash Management Swingline Loans.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment.  If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.14(d).  Each partial prepayment of any Loan (other than a Swingline Loan) shall be in a Dollar Equivalent amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.4.  Each prepayment of a Borrowing shall be applied ratably to the Revolving Loans comprising such Borrowing.

Section 2.13.                          Mandatory Prepayments.

(a)                                 If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.9 or otherwise, the Borrower shall immediately repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.20.  Each prepayment shall be applied first to the Swingline Loans, to the full extent thereof, second to the Base Rate Loans to the full extent thereof, third to Index

Rate Loans to the full extent thereof and finally to Eurocurrency Loans to the full extent thereof.  If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the LC Exposure.  Such account shall be administered in accordance with Section 2.23(g) hereof.  The Administrative Agent may, at any time and from time to time after the initial deposit of such cash collateral, request that additional cash collateral be provided in order to protect against the results of further exchange rate fluctuations to the extent reasonably determined by the Administrative Agent to be necessary, so long as such changes are generally adopted by the Administrative Agent in similar credit facilities extended to similarly situated Persons.

(b)                                 The Administrative Agent shall notify the Borrower at any time that the sum of the aggregate outstanding amount of all Revolving Loans and LC Exposure, in each case, denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, and, within five (5) Business Days after receipt of such notice, the Borrower shall prepay Loans or shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the excess of the sum of the aggregate outstanding amount of all Revolving Loans and LC Exposure, in each case, denominated in Alternative Currencies (including any accrued and unpaid fees thereon) over the amount that is 100% of the Alternative Currency Sublimit then in effect (without reduction of the same) to be held as collateral for the LC Exposure.  Such account shall be administered in accordance with Section 2.23(g) hereof.  The Administrative Agent may, at any time and from time to time after the initial deposit of such cash collateral, request that additional cash collateral be provided in order to protect against the results of further exchange rate fluctuations to the extent reasonably determined by the Administrative Agent to be necessary, so long as such changes are generally adopted by the Administrative Agent in similar credit facilities extended to similarly situated Persons.

Section 2.14.                          Interest on Loans.

(a)                                 The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurocurrency Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time, plus, in the case of a Eurocurrency Loan of any Lender which is lent from an Applicable Lending Office in the United Kingdom or a Participating Member State, the Mandatory Cost.  The Borrower shall pay interest on each Index Rate Loan at the Index Rate plus the Applicable Margin in effect from time to time.  The interest rate on Index Rate Loans shall be established based on the Index Rate in effect on the first Index Rate Determination Date, and shall be adjusted on each Index Rate Determination Date thereafter to reflect the Index Rate then in effect.

(b)                                 The Borrower shall pay interest on each Swingline Loan at the Index Rate plus the Applicable Margin in effect from time to time, or if an agreement has been reached, the

Borrower shall pay interest on each Swingline Loan at the Swingline Rate in effect from time to time.

(c)                                  At the option of the Required Lenders, while an Event of Default exists (or automatically after acceleration), the Borrower shall pay interest (“Default Interest”) with respect to all Eurocurrency Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period plus any Mandatory Cost, and thereafter, and with respect to all Index Rate Loans and Base Rate Loans (including all Swingline Loans) and all other Obligations hereunder (other than Loans), at an all-in rate in effect for Base Rate Loans, plus an additional 2% per annum.

(d)                                 Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof.  Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December, and on the Revolving Commitment Termination Date.  Interest on all outstanding Index Rate Loans shall be payable monthly in arrears on the last day of each calendar month, and on the Revolving Commitment Termination Date.  Interest on all outstanding Eurocurrency Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurocurrency Revolving Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date.  Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof.  All Default Interest shall be payable on demand.

(e)                                  The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing).  Any such determination shall be conclusive and binding for all purposes, absent manifest error.

(f)                                   For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

Section 2.15.                          Fees.

(a)                                 The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b)                                 The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee in Dollars, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Schedule I) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period.  For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c)                                  The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, in Dollars, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurocurrency Loans then in effect on the Dollar Equivalent of the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account, in Dollars, a fronting fee, which shall accrue at the rate of 0.125% per annum on the Dollar Equivalent of the average daily amount (or if Bank of America, N.A., is the Issuing Bank, the daily amount) of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees, in Dollars, with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 2.14(c) or Default Interest is automatically imposed thereunder as a result of acceleration, the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by an additional 2% per annum.

(d)                                 The Borrower shall pay to the Administrative Agent in Dollars, for the ratable benefit of each Lender, the upfront fee previously agreed upon by the Borrower and the Administrative Agent, which shall be due and payable on the Closing Date.

(e)                                  Accrued fees under paragraphs (b) and (c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2013, and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

(f)                                   Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to paragraphs (b) and (c) above (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees) and the pro rata payment provisions of Section 2.22 will automatically be deemed adjusted to reflect the provisions of this Section.  Such fees shall accrue, but shall only be payable pursuant to Section 2.27(b).

Section 2.16.                          Computation of Interest and Fees.  All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed), or, in the case of interest in respect of Revolving Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.17.                          Inability to Determine Interest Rates.  If prior to the commencement of any Interest Period for any Eurocurrency Borrowing or on the Index Rate Determination Date for any Index Rate Borrowing,

(i)                                     the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period or the Index Rate on such Index Rate Determination Date, or

(ii)                                  the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate or the Index Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurocurrency Loans for such Interest Period or its Index Rate Loans, as applicable, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.  Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurocurrency Revolving Loans in the affected currency or currencies or Index Rate Revolving Loans or to continue or convert outstanding Loans as or into Eurocurrency Revolving Loans in the affected currency or currencies or Index Rate Revolving Loans shall be suspended and (ii) all such affected Loans (if denominated in Dollars) shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto and all Index Rate Loans shall automatically be converted to Base Rate Loans, unless, in either case, the Borrower prepays such Loans in accordance with this Agreement.  Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurocurrency Revolving Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

Section 2.18.                          Illegality.  If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurocurrency Loan (whether denominated in Dollars or an Alternative Currency) or Index Rate Loan or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurocurrency Revolving Loans in the affected currency or currencies or, in the case of Eurocurrency Loans in Dollars, or Index Rate Revolving Loans, or

to continue or convert outstanding Loans as or into Eurocurrency Loans or Index Rate Loans, shall be suspended.  In the case of the making of a Eurocurrency Revolving Borrowing denominated in Dollars or an Index Rate Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Revolving Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurocurrency Revolving Loan is then outstanding, such Revolving Loan shall be converted to a Base Rate Revolving Loan either (i) on the last day of the then current Interest Period applicable to such Eurocurrency Revolving Loan if such Lender may lawfully continue to maintain such Revolving Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurocurrency Revolving Loan denominated in Dollars to such date, and immediately in the case of an Index Rate Revolving Loan.  Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.19.                          Increased Costs.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate or the Index Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except (A) any such reserve requirement reflected in the Adjusted LIBO Rate or the Index Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the Issuing Bank;

(ii)                                  impose on any Lender or on the Issuing Bank or the eurocurrency interbank market any other condition affecting this Agreement or any Eurocurrency Loans or Index Rate Loans made by such Lender or any Letter of Credit or any participation therein;

(iii)                               result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Loans; or

(iv)                              subject the Administrative Agent, any Lender or the Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurocurrency Loan or Index Rate Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, the additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent corporation with respect to capital adequacy), from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation for any such reduction suffered.

(c)                                  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 2.19 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.  The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within 10 days after receipt thereof.

(d)                                 The Borrower will pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Loan equal to the actual costs of such reserves allocated to such Eurocurrency Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, absent manifest error which in each case shall be due and payable on each date on which interest is payable on such Eurocurrency Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice 10 days prior to the relevant date on which interest is due, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

(e)                                  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.19 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

Section 2.20.                          Funding Indemnity.  In the event of (a) the payment of any principal of a Eurocurrency Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurocurrency Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked) or (d) the failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, foreign exchange loss, cost or expense attributable to such event.  In the case of a Eurocurrency Loan, such loss, foreign exchange loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurocurrency Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurocurrency Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurocurrency Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurocurrency Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurocurrency Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurocurrency Loan.  A certificate as to any additional amount payable under this Section 2.20 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.21.                          Taxes.

(a)                                 Any and all payments by or on account of any obligation of the Borrower hereunder shall, to the extent permitted by applicable law, be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.21(a)) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing

Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.21) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)                                 Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after written demand therefor, of (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.21(d).

(e)                                  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                                   If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.21, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.21 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) and net of any loss (or plus any gain) realized in the conversion of such funds from or to another currency, provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)                                  Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank within the meaning of Code section 881(c)(3)(A); (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a “controlled foreign corporation” described in Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Internal Revenue Service Forms W-8 IMY (and all required attachments thereto) or W-8 EXP.  Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation).  In addition, each such Foreign Lender shall deliver such forms promptly upon or prior to the expiration, obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

(h)                                 Each Lender that is not a Foreign Lender shall provide two properly completed and duly executed Internal Revenue Service Form W-9 (or any successor or other applicable form) to the Borrower certifying that such Lender is exempt from United States backup withholding tax.

(i)                                     If a payment made to a Lender hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

Section 2.22.                          Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 Each Borrowing hereunder, each payment by the Borrower on account of any commitment fee or Letter of Credit fee (other than the fronting fee payable solely to the Issuing Bank) and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Pro Rata Shares of the relevant Lenders.  Each payment (other than prepayments) in respect of principal or interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(b)                                 Reserved.

(c)                                  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.  Each payment in respect of LC Disbursements in respect of any Letter of Credit shall be made to the Issuing Bank that issued such Letters of Credit.

(d)                                 Except with respect to principal of and interest on Revolving Loans denominated in an Alternative Currency, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.19, 2.20 or 2.21, or otherwise) prior to 1:00 p.m. (New York time) on the date when due, in Same Day Funds, free and clear of any defenses, rights of set-off or counterclaim.  Notwithstanding the foregoing, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Payment Office applicable to the respective currency in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the date when due, free and clear of any defenses, rights of set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Payment Office (applicable to the respective currency), except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.19, 2.20 and 2.21 and 10.3 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  Except as otherwise provided herein, all payments hereunder shall be made in Dollars.  If, for any reason, the Borrower is prohibited by any applicable law, regulation or ruling by a Governmental Authority from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

(e)                                  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties, and (iii) last, towards payment of all other Obligations then due, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties.  For the avoidance of doubt, Excluded Swap Obligations with respect to a Loan Party shall not be paid with amounts received from such Loan Party but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations set forth above in this Section.

(f)                                   If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall (to the extent that this provision does not impair the legality under applicable laws, statutes or regulations of the Subsidiary Guaranty Agreement, Security Agreement or any other Security Document or otherwise violate applicable law) purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(g)                                  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(h)                                 If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(c), 2.4(d), 2.7(b), 2.22(d), 2.23(d) or (e) or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.23.                          Letters of Credit.

(a)                                 During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.23(d), agrees to issue, at the request of the Borrower, Letters of Credit, denominated in Dollars or one or more Alternative Currencies, for the account of the Borrower or any of its Subsidiaries on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; provided, however, that the Letters of Credit set forth on Schedule 2.23(a) attached hereto and made a part hereof shall be renewed, in each case, for a period of one year after their existing expiry, but in any case, not later than one year following the Revolving Commitment Termination Date; provided, further, however, that as of the Revolving Commitment Termination Date, such Letters of Credit shall be cash collateralized on terms and conditions satisfactory to the Issuing Bank in its sole discretion; (ii) each Letter of Credit shall be in a stated amount (Dollar Equivalent) of at least $100,000; (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment

Amount or the aggregate Revolving Credit Exposure of all Lenders denominated in Alternative Currencies would exceed the Alternative Currency Sublimit and (iv) the Borrower may not request any Letter of Credit if there is any Defaulting Lender at the time of such request or issuance unless the Borrower has cash collateralized (in accordance with Section 2.23(g) determined after giving effect to Section 2.27(c)) a portion of its obligations owed to the Issuing Bank with respect to Letters of Credit and owed to the Swingline Lender with respect to the Swingline Loans, in each case equal to such Defaulting Lender’s LC Exposure or Swingline Exposure, as the case may be.  Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit (i) on the Closing Date with respect to all Existing Letters of Credit and (ii) on the date of issuance with respect to all other Letters of Credit.  Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b)                                 To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  In addition to the satisfaction of the conditions in Article 3 the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control; provided, further that the following are specific conditions under which the Issuing Bank may refuse to issue Letters of Credit:

(i)                                     any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

(ii)                                  the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;

(iii)                               except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency; or

(iv)                              the Issuing Bank does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency.

(c)                                  At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof.  Unless the Issuing Bank has received notice from the Administrative Agent or any Lender on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.23(a) or that one or more conditions specified in Article 3 are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d)                                 The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof.  The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement.  The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind.  Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. (New York time) (or the Applicable Time, in the case of Letters of Credit to be reimbursed in an Alternative Currency) on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable.  The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3 (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency), and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.7.  The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.  In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Issuing Bank in such Alternative Currency, unless (A) the Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse the Issuing Bank in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.

(e)                                  If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred.  Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  On the date that such participation is required to be funded, each Lender shall promptly transfer, in Same Day Funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank.  Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.  The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Issuing Bank.  The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f)                                   To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) above on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Overnight Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.14(c).

(g)                                  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in Same Day Funds in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.1.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest and profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders and, in the case of any cash collateral provided pursuant to Sections 2.23(g) or 2.27(a), the Issuing Bank or Swingline Lender benefitting from such collateral, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.  The Administrative Agent may, at any time and from time to time after the initial deposit of such cash collateral, request that additional cash collateral be provided in order to protect against the results of further exchange rate fluctuations to the extent reasonably determined by the Administrative Agent to be necessary, so long as such changes are generally adopted by the Administrative Agent in similar credit facilities extended to similarly situated Persons.

(h)                                 Promptly following the end of each calendar quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit outstanding at the end of such Fiscal Quarter.  Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i)                                     The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)                                     Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)                                  The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)                               Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v)                                 Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.23, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder;

(vi)                              any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or in the relevant currency markets generally; or

(vii)                           The existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)                                    Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by the Issuing Bank, its correspondents, and the beneficiaries thereof will be governed by the rules of the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued)and to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 10.5.

(k)                                 Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.24.                          Increase of Commitments; Additional Lenders.

(a)                                 Subject to the terms and conditions of this Section 2.24, and so long as no Default or Event of Default has occurred and is continuing, the Borrower may, by written notice to the Administrative Agent from time to time (but not more than four (4) times during the term of the Loans), request an increase in the Aggregate Revolving Commitments to an aggregate amount not to exceed $150,000,000 (the amount of any such increase, the “Additional Commitment Amount”).  Such notice shall set forth (i) the amount of the Additional Commitment Amount being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000) and (ii) the date on which the Additional Commitment Amount is requested to become effective (which shall not be less than 30 days (or such shorter period as the Administrative Agent may agree) nor more than 60 days after the date of such notice).

(b)                                 For a period of ten Business Days following receipt of such notice, each Lender shall have the right to elect by written notice to the Borrower and the Administrative Agent to increase its Revolving Commitment by a principal amount equal to its Pro Rata Share of the Additional Commitment Amount.  No Lender (or any successor thereto) shall have any obligation to increase its Revolving Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Revolving Commitment shall be made in its sole discretion independently from any other Lender.

(c)                                  If any Lender shall not elect to increase its Revolving Commitment pursuant to subsection (a) of this Section 2.24, the Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Revolving Commitment and in the case of any other such Person (an “Additional Lender”), which at the time agrees to become a party to this Agreement, if not already a Lender; provided, however, that any new bank or financial institution must be reasonably acceptable to the

Administrative Agent, which acceptance will not be unreasonably withheld, conditioned or delayed.  The sum of the increases in the Revolving Commitments of the existing Lenders pursuant to this subsection (c) plus the Revolving Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.

(d)                                 No such increase in the Aggregate Commitments shall increase any of the Alternative Currency Sublimit, the LC Commitment or the Swingline Commitment.

(e)                                  An increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.24 shall become effective upon the receipt by the Administrative Agent of an supplement or joinder in form and substance satisfactory to the Administrative Agent executed by the Borrower and by each Additional Lender and by each other Lender whose Revolving Commitment is to be increased, setting forth the new Revolving Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with Revolving Credit Notes evidencing such increase in the Revolving Commitments, and such evidence of appropriate corporate authorization on the part of the Borrower with respect to the increase in the Revolving Commitments and such opinions of counsel for the Borrower with respect to the increase in the Revolving Commitments as the Administrative Agent may reasonably request.

(f)                                   Upon the acceptance of any such agreement by the Administrative Agent, the Aggregate Revolving Commitment Amount shall automatically be increased by the amount of the Revolving Commitments added through such agreement and Schedule II shall automatically be deemed amended to reflect the Revolving Commitments of all Lenders after giving effect to the addition of such Revolving Commitments.

(g)                                  Upon any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.24 that is not pro rata among all Lenders, (x) within five Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurocurrency Loans then outstanding, the Borrower shall prepay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 3, the Borrower shall reborrow Revolving Loans from the Lenders in proportion to their respective Revolving Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in proportion to their respective Commitments after giving effect to such increase and (y) effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit in proportion to their respective Revolving Commitments.

Section 2.25.                          Mitigation of Obligations.  If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount or Indemnified Taxes to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.19 or

Section 2.21, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.26.                          Replacement of Lenders.  If any Lender is unable to fund any Eurocurrency Loan or Index Rate Loan pursuant to Section 2.18 or if any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount or Indemnified Taxes to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.21, or if any Lender is a Defaulting Lender or defaults in its obligation to fund Loans hereunder or comply with the provisions of Section 2.21(f) or if any Lender does not provide its consent to any proposed waiver or amendment which must be consented to by the Required Lenders (or such higher percentage or proportion of the Lenders as herein provided), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Revolving Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.21, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.27.                          Defaulting Lender.  If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure and any outstanding Swingline Exposure of such Defaulting Lender:

(a)                                 the Borrower will, not less than three Business Days after written demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender, as the case may be), (i) cash collateralize (in accordance with Section 2.23(g)) a portion of the obligations of the Borrower owed to the Issuing Bank and the Swingline Lender equal to such Defaulting Lender’s LC Exposure or Swingline Exposure, as the case may be, such cash collateral to secure such Defaulting Lender’s obligation to fund its LC Exposure or Swingline Exposure, (ii) in the case of such Swingline Exposure, prepay all Swingline Loans or (iii) make other arrangements reasonably satisfactory to the Administrative Agent, and to the Issuing Bank and the Swingline Lender, as the case may be, in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender, in each case determined after giving effect to Section 2.27(c); and

(b)                                 any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest-bearing account until the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:  first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payments of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to Lenders other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amount of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and Payment in Full of all Obligations, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(c)                                  Reallocation of Participations to Reduce LC Exposure and Swingline Exposure.  All or any part of a Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Share (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d)                                 With respect to any fee payable under Section 2.15(b) or Section 2.15(c) that is not required to be paid to any Defaulting Lender pursuant Section 2.15(f), the Borrower shall (i) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.27(c), (ii) pay to the Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Defaulting Lender’s LC Exposure and Swingline Exposure that has not been reallocated to Non-Defaulting Lenders pursuant to Section 2.27(c) or cash collateralized by the Borrower pursuant to Section 2.27(a), and (iii) not be required to pay the remaining amount of any such fee.

ARTICLE 3

CONDITIONS PRECEDENT TO REVOLVING LOANS AND LETTERS OF CREDIT

Section 3.1.                                 Conditions To Effectiveness.  The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

(a)                                 The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Robinson Humphrey, Inc., as Arranger (including the Fee Letter).  The Administrative Agent shall update the Borrower with respect to the foregoing out-of-pocket expenses promptly after a written request from the Borrower therefor, but in no event more frequently than monthly.

(b)                                 The Administrative Agent (or its counsel) shall have received the following:

(i)                                     a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)                                  duly executed Revolving Credit Notes payable to each Lender requesting a note and, if requested by the Swingline Lender, the Swingline Note payable to the Swingline Lender;

(iii)                               the Subsidiary Guaranty Agreement duly executed by each Material Subsidiary that is a Domestic Subsidiary;

(iv)                              Reserved;

(v)                                 Reserved;

(vi)                              a certificate of the Secretary or Assistant Secretary of each Loan Party in form and substance reasonably acceptable to the Administrative Agent, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(vii)                           certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and such other jurisdictions where such Loan Party qualified to do business as a foreign corporation as may be reasonably required by the Administrative Agent by written notice at least 3 Business Days prior to the anticipated Closing Date;

(viii)                        Reserved;

(ix)                              favorable written opinion of Winston & Strawn LLP, special counsel to the Loan Parties, and favorable written opinions of local counsel to the Loan Parties, in each case, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request;

(x)                                 a certificate, in form and substance acceptable to the Administrative Agent, dated the Closing Date and signed by a Responsible Officer, certifying that (x) no Default or Event of Default exists, and (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (provided that if such representations and warranties are qualified by materiality, then the same must be true and correct in all respects);

(xi)                              to the extent that any Borrowing is requested by the Borrower on the Closing Date, a duly executed Notice of Borrowing;

(xii)                           a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds of the Loans to be disbursed on the Closing Date, if any;

(xiii)                        certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Material Contract of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Credit Facility or any transaction being financed with the proceeds thereof shall be ongoing;

(xiv)                       duly executed payoff letters or other evidence satisfactory to the Administrative Agent from lenders under the Existing Credit Agreement, reflecting the satisfaction of all Obligations (as defined under the Existing Credit Agreement) under the Existing Credit Agreement (other than the Existing Letters of Credit);

(xv)                          the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, and in which the chief executive office of each such Person is located and in the other jurisdictions reasonably requested by the Administrative Agent, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted by Section 7.2 or have been or will be contemporaneously released or terminated;

(xvi)                       copies of the audited consolidated financial statements for Borrower and its Subsidiaries for the Fiscal Years ending September 30, 2009, September 30, 2010, September 30, 2011, and September 30, 2012; and

(xvii)                    a duly completed and executed Compliance Certificate of the including pro forma calculations of the financial covenants set forth in Article 6 hereof as of December 31, 2012.

Borrower may satisfy its obligation to deliver the financial statements referred to in clause (xvi) and the Compliance Certificate referred to in clause (xvii) above by delivering such financial statements and such Compliance Certificate by electronic mail to such e-mail address as the Administrative Agent shall have provided to Borrower.

(c)                                  Reserved.

(d)                                 Reserved.

Section 3.2.                                 Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (but not the conversion or continuation of existing Loans) and of the Issuing Bank to issue, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)                                 at the time of and immediately after giving effect to such Borrowing or the issuance, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b)                                 at the time of and immediately after giving effect to such Borrowing or the issuance, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, extension or renewal of such Letter of Credit, in each case, in all material respects (or, to the extent such representations or warranties are expressly stated to be made as of a particular date, such representations and warranties are true and correct in all material respects as of such date), and, in each case, before and after giving effect thereto (provided that if any representations and warranties are qualified by materiality, then the same must be true and correct in all respects);

(c)                                  the Borrower shall have delivered the required Notice of Revolving Borrowing or a request for the issuance, renewal or extension of a Letter of Credit, as the case may be;

(d)                                 in the case of a Revolving Loan or a Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Revolving Loans to be denominated in an Alternative Currency) or the Issuing Bank (in

the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Loan or Letter of Credit to be denominated in the relevant Alternative Currency; and

(e)                                  to the extent any Lender is a Defaulting Lender, at the time of such Loan or issuance of such Letter of Credit, the cost or loss to the Issuing Bank or the Swingline Lender, as the case may be, that would result therefrom is fully covered or eliminated by cash collateralizing the reimbursement obligations of the Borrower with respect to such Letter of Credit or to obligations of the Borrower to pay such Swingline Loan by an amount at least equal to the LC Exposure or the Swingline Exposure, as the case may be, of such Defaulting Lender (determined after giving effect to Section 2.27), or that the Borrower has made other arrangements reasonably satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender; provided that no such cash collateralization will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender.

Each Borrowing and each issuance, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.2.

Section 3.3.                                 Delivery of Documents.  All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article 3, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders, and, in the case of the Loan Documents other than the Notes (of which there shall be one original for each requesting Lender) and legal opinions, in sufficient counterparts or copies for each of the Lenders.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1.                                 Existence; Power.  The Borrower, each other Loan Party and each Material Subsidiary (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2.                                 Organizational Power; Authorization.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action.  This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will be duly executed and delivered by such Loan Party and will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3.                                 Governmental Approvals; No Conflicts.  The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and actions necessary to perfect the Liens of the Administrative Agent, (b) will not violate any material Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument governing any Material Indebtedness or any Material Contract binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens created under the Loan Documents and Liens permitted by Section 7.2.

Section 4.4.                                 Financial Statements.  The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2012, and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended audited by Ernst & Young LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2012, and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer.  Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii).  Since September 30, 2012, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 4.5.                                 Litigation and Environmental Matters.

(a)                                 Except for the matters set forth on Schedule 4.5, no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any material manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)                                 Except for the matters set forth on Schedule 4.5, except as could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6.                                 Compliance with Laws and Agreements.  The Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7.                                 Investment Company Act, Etc.  Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or is required to register under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8.                                 Taxes.  The Borrower and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.  Neither the Borrower nor any Subsidiary is aware of any proposed material tax assessment against the Borrower or any Subsidiary.

Section 4.9.                                 Margin Regulations.  None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” (with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect) in violation of such Regulation U or for any other purpose that violates the provisions of the Regulation U.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.10.                          ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that if due and payable would not exceed $5,000,000, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that if due and payable would not exceed $5,000,000.

Section 4.11.                          Ownership of Property.

(a)                                 Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than Liens permitted by this Agreement.  All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Material Subsidiaries are valid and subsisting and are in full force.

(b)                                 Each of the Borrower and its Material Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c)                                  The properties of the Borrower and its Material Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

Section 4.12.                          Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements herein or therein, in each case, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions that management of the Borrower believed to be reasonable at the time such projected financial information was prepared.

Section 4.13.                          Reserved.

Section 4.14.                          Subsidiaries.  Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.

Section 4.15.                          Insolvency.  After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Borrower and the other Loan Parties, taken together on a consolidated basis, will not be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, nor be unable to pay their debts generally as such debts become due, nor have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

Section 4.16.                          Reserved.

Section 4.17.                          OFAC.  No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.18.                          Patriot Act.  Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.19.                          Reserved.

Section 4.20.                          Reserved.

Section 4.21.                          Debarment and Suspension.  Except as set forth on Schedule 4.21, no event has occurred and, to the knowledge of the Borrower, no condition exists that is reasonably likely to result in the debarment or suspension of a Loan Party from any contracting with the Government, and no Loan Party nor any Affiliate of a Loan Party has been subject to any such debarment or suspension prior to the date of this Agreement.  There is no Government investigation or inquiry pending, or to the knowledge of the Borrower, threatened, against any Loan Party involving fraud, deception or willful misconduct in connection with any Government

Contract of a Loan Party or a Subsidiary or any activities of any Loan Party or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

ARTICLE 5

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 5.1.                                 Financial Statements and Other Information.  The Borrower will deliver to the Administrative Agent for the account of each Lender:

(a)                                 as soon as available and in any event within 90 days after the end of each Fiscal Year of Borrower, a copy of the annual audited report nfor such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Ernst & Young LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)                                 as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year;

(c)                                  concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by the principal executive officer and the principal financial officer of the Borrower;

(d)                                 Intentionally Deleted;

(e)                                  promptly after the same become publicly available, (i) notice of the filing of any periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or (ii) a copy of any such materials distributed by the Borrower to its shareholders generally, as the case may be;

(f)                                   not less than ten days (or such lesser time as the Administrative Agent may agree) prior to such change, written notice of any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or form of organization or (iv) in any Loan Party’s Federal Taxpayer Identification Number.  The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed;

(g)                                  within 30 days after the commencement of each Fiscal Year, a budget for such Fiscal Year;

(h)                                 concurrently with the delivery of the Compliance Certificate referred to in clause (c) above, a listing of the bonded contracts of the Borrower and its Subsidiaries and the receivables related to each such contract (on a contract-by-contract basis);

(i)                                     concurrently with the delivery of the Compliance Certificate referred to in clause (c) above, a listing of all intercompany Indebtedness of the Borrower and its Subsidiaries, which listing shall contain a separate listing of all such intercompany Indebtedness issued as consideration in, or to provide all or any portion of the funds utilized to consummate a Permitted Acquisition; and

(j)                                    promptly following any request therefor by the Administrative Agent or any Lender (and the Administrative Agent shall promptly so request following the request of a Lender), such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent may reasonably request.

Section 5.2.                                 Notices of Material Events.

(a)                                 The Borrower will furnish to the Administrative Agent for the account of each Lender prompt written notice of the following after a Responsible Officer of the Borrower has knowledge thereof:

(i)                                     the occurrence of any Default or Event of Default;

(ii)                                  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect;

(iii)                               reserved;

(iv)                              the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $2,500,000;

(v)                                 the occurrence of any default or event of default, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, respect of any Material Indebtedness of the Borrower or any of its Subsidiaries;

(vi)                              reserved; and

(vii)                           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(b)                                 Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3.                                 Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4.                                 Compliance with Laws, Etc.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5.                                 Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where the failure to make payment or to discharge could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6.                                 Books and Records.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

Section 5.7.                                 Visitation, Inspection, Etc.  The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or one of its representatives or designees (which may be any Lender), to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent may reasonably request after reasonable prior notice to the Borrower; provided, however, that if there shall not have occurred a Borrowed Money Triggering Event nor a Leverage Ratio Triggering Event, and so long as no Event of Default exists, there shall be no more than one such visit per Fiscal Year; and provided, further, if an Event of Default has occurred and is continuing, no prior notice shall be required; provided, further, that so long as no Event of Default exists, the

Borrower shall not be required to reimburse the Administrative Agent for visits or inspections made more frequently than once each Fiscal Year.  If an Event of Default has occurred and is continuing, the Administrative Agent may discuss the status of Government Contracts of each Loan Party with the applicable contracting officers.  The Administrative Agent agrees to (a) give the Borrower not fewer than two days’ prior written notice of taking any action described in the preceding sentence, (b) obtain the Borrower’s permission (which is not to be unreasonably withheld, conditioned or delayed) prior to contacting the contracting officer under any Government Contract, and (c) provide the Borrower an opportunity to participate in any such discussion.

Section 5.8.                                 Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and (c) if either of a Borrowed Money Triggering Event or a Leverage Ratio Triggering Event has occurred or within twenty (20) Business Days following the occurrence of either of a Borrowed Money Triggering Event or a Leverage Ratio Triggering Event, with respect to the Borrower and its Domestic Subsidiaries that are Material Subsidiaries, at all times shall name Administrative Agent as loss payee on all property policies and as additional insured on all liability policies of the Borrower and its Subsidiaries.

Section 5.9.                                 Use of Proceeds and Letters of Credit.  The Borrower will use the proceeds of all Loans to refinance the Indebtedness of the Borrower outstanding under the Existing Credit Agreement and pay transactional expenses related thereto, finance working capital needs and Permitted Acquisitions and pay transactional expenses related thereto, finance Capital Expenditures and for other general corporate purposes of the Borrower and its Subsidiaries (including Restricted Payments permitted by this Agreement).  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.  All Letters of Credit will be used for general corporate purposes and to make Capital Expenditures and consummate Permitted Acquisitions, in each case to the extent permitted by the terms and conditions of this Agreement and the other Loan Documents.

Section 5.10.                          Intentionally Deleted.

Section 5.11.                          Additional Subsidiaries.  If any Domestic Subsidiary that is a Material Subsidiary is acquired or formed after the Closing Date, the Borrower will promptly notify the Administrative Agent and the Lenders thereof and, within twenty (20) Business Days after any such Domestic Subsidiary is acquired or formed (or such longer time as the Administrative Agent may agree), will cause such Domestic Subsidiary to become a Subsidiary Loan Party if such Domestic Subsidiary is a Material Subsidiary.  If any Domestic Subsidiary in existence as of the Closing Date or acquired or formed after the Closing Date (and is not a Material Subsidiary on the Closing Date or the date of such formation or acquisition) becomes a Material Subsidiary after the Closing Date or the date of such acquisition or formation, the Borrower will promptly notify the Administrative Agent and the Lenders thereof and, within twenty (20) Business Days after such Domestic Subsidiary becomes a Material Subsidiary (or such longer time as the Administrative Agent may agree), will cause such Domestic Subsidiary to become a Subsidiary Loan Party.  A Domestic Subsidiary that is a Material Subsidiary shall become an additional Subsidiary Loan Party by executing and delivering to the Administrative Agent a Subsidiary Guaranty Supplement and, if either of a Borrowed Money Triggering Event or a Leverage Ratio Triggering Event has occurred or within twenty (20) Business Days following the occurrence of either of a Borrowed Money Triggering Event or a Leverage Ratio Triggering Event, a Security Agreement and such other Security Documents as are required by Section 5.12, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Subsidiaries, and opinions of counsel comparable to those delivered pursuant to Section 3.1, and (iii) such other documents as the Administrative Agent may reasonably request.  If either of a Borrowed Money Triggering Event or a Leverage Ratio Triggering Event has occurred or within twenty (20) Business Days following the occurrence of either of a Borrowed Money Triggering Event or a Leverage Ratio Triggering Event, such Person shall also pledge, or cause any Person owning Capital Stock of such Person to pledge (and each Loan Party that owns, or shall hereafter own, such Capital Stock hereby agrees to pledge), all Capital Stock of such Person to the Administrative Agent as security for the Obligations by executing and delivering a new Pledge Agreement or a joinder to an existing Pledge Agreement, and by delivering the original stock certificates evidencing such Capital Stock (if certificated) to the Administrative Agent, together with appropriate stock powers executed in blank.  No Subsidiary that becomes a Subsidiary Loan Party shall thereafter cease to be a Subsidiary Loan Party or be entitled to be released or discharged from its obligations under the Subsidiary Guaranty Agreement or, as applicable, its respective Security Agreement and Pledge Agreement; provided, however, that the Administrative Agent and the Lenders agree that any Subsidiary Loan Party that no longer qualifies as a Material Subsidiary shall be so released or discharged upon the reasonable written request of the Borrower, subject to reinstatement of the requirement that such Subsidiary become a Subsidiary Loan Party again, in accordance with the requirements of this Section 5.11.  Following the occurrence of either of a Borrowed Money Triggering Event or a Leverage Ratio Triggering Event, in the event that any Person is or becomes a Foreign Subsidiary owned directly by the Borrower or a Domestic Subsidiary of the Borrower, whether pursuant to an acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) no later than sixty (60) days after either of a Borrowed Money Triggering Event or a Leverage Ratio Triggering Event or the date such Person becomes a Foreign Subsidiary, or if the Administrative Agent determines in its reasonable discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit not to exceed ninety (90) additional days, the Borrower shall, or shall cause its Domestic Subsidiary owning such Person, (i) to pledge sixty-five percent (65%) of the Capital Stock of such Foreign Subsidiary to the Administrative Agent as security for the Obligations pursuant to a Pledge Agreement, or a joinder to the Pledge Agreement, (ii) to deliver the original stock certificates evidencing such pledged Capital Stock (if certificated), together with appropriate stock powers executed in blank and (iii) to deliver all such other documentation (including without limitation, lien searches, legal opinions and certified organizational documents) and to take all such other actions as the Borrower or such Domestic Subsidiary would have been required to deliver and take pursuant to

Section 3.1 if such Subsidiary had been a Foreign Subsidiary on the Closing Date.  If, at any time, the aggregate revenue (on a non-consolidated basis) of the Borrower and those Domestic Subsidiaries that are then Subsidiary Loan Parties are less than the Aggregate Subsidiary Threshold, then the Borrower shall cause one or more other Domestic Subsidiaries to become additional Subsidiary Loan Parties, as provided herein, within twenty (20) Business Days after the Borrower delivers financial statements pursuant to Section 5.1 that demonstrate that the Aggregate Subsidiary Threshold is not exceeded so that after including the revenue and assets of any such additional Subsidiary Loan Parties, the aggregate revenue and assets (on a non-consolidated basis) of the Borrower and all such Subsidiary Loan Parties would equal or exceed the Aggregate Subsidiary Threshold.

Section 5.12.                          Further Assurances.  The Borrower will, and will cause each of its Domestic Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including, following either of a Borrowed Money Triggering Event or a Leverage Ratio Triggering Event, filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust and preparing all documentation relating to filings under the Assignment of Claims Act) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and, following either of a Borrowed Money Triggering Event or a Leverage Ratio Triggering Event, in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents; provided, however, that notwithstanding anything else to the contrary in the Loan Documents, none of the Loan Parties shall be required to make filings under the Assignment of Claims Act for the assignment of Government Contracts to the Administrative Agent unless (a) such Government Contract constitutes a Material Contract and (b) the Administrative Agent shall have requested, in its reasonable discretion, that a filing under the Assignment of Claims Act be made with respect to such Government Contract.  The Borrower will cause any subsequently acquired or organized Domestic Subsidiary to become a Loan Party as and to the extent required by Section 5.11.  In addition, following either of a Borrowed Money Triggering Event or a Leverage Ratio Triggering Event, and from time to time therafter, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created security interests with respect to such of its assets and properties and those of its Material Subsidiaries that are Domestic Subsidiaries (other than Excluded Property (as such term is defined in any Security Document)) as the Administrative Agent or the Required Lenders shall designate and as otherwise provided by the terms of Section 5.11 pursuant to the Security Agreement and Pledge Agreement, perfected to the extent required by the terms of such Security Documents).  Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section 5.12.  The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

ARTICLE 6

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 6.1.                                 Leverage Ratio.  The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2013, a Leverage Ratio of not greater than 3.25:1.

Section 6.2.                                 Fixed Charge Coverage Ratio.  The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2013, a Fixed Charge Coverage Ratio of not less than 1.25 to 1.

ARTICLE 7

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding:

Section 7.1.                                 Indebtedness.  Upon and after the occurrence of a Leverage Ratio Triggering Event, the Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness created pursuant to the Loan Documents;

(b)                                 Indebtedness of the Borrower and its Subsidiaries existing on the date hereof and set forth on Schedule 7.1(b) and Permitted Refinancings thereof;

(c)                                  Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or Permitted Refinancings thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $25,000,000 at any time outstanding;

(d)                                 Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary; provided, that any such Indebtedness shall be evidenced by the Intercompany Note after the occurrence of a Leverage Ratio Triggering Event or a Borrowed Money Triggering Event; and provided further that the aggregate principal amount of all such Indebtedness owing by Subsidiaries that are not Loan Parties to any Loan Party, when aggregated with the Guarantees by any Loan Party of any Indebtedness of any Subsidiary that is not Loan Party permitted by the last proviso of Section 7.1(e) and the Investments by any Loan Party in any Subsidiary that is not a Loan Party permitted by clause

(iv) of Section 7.4(d), does not exceed the sum of (1) the aggregate principal amount of such Indebtedness existing on the date hereof and set forth on Schedule 7.1(d) and (2) the greater of (A) $100,000,000 or (B) 10% of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis, as of any date of determination;

(e)                                  Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided, that the aggregate principal amount of all such Guarantees by a Loan Party of any Indebtedness of any Subsidiary that is not a Loan Party, when aggregated with the Indebtedness of any Subsidiary that is not a Loan Party owing to a Loan Party permitted by the last proviso of Section 7.1(d) and the Investments by any Loan Party in any Subsidiary that is not a Loan Party permitted by clause (iv) of Section 7.4(d), does not exceed the sum of (1) the aggregate principal amount of the Indebtedness owing by Subsidiaries that are not Loan Parties to any Loan Party existing on the date hereof and set forth on Schedule 7.1(d) and (2) the greater of (A) $100,000,000 or (B) 10% of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis, as of any date of determination;

(f)                                   Indebtedness arising under sale and leaseback transactions permitted pursuant to Section 7.9;

(g)                                  Indebtedness in respect of Hedging Obligations permitted by Section 7.10;

(h)                                 pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(i)                                     Indebtedness of a Subsidiary of the Borrower issued and outstanding on the date on which such Subsidiary was acquired by the Borrower or a Subsidiary of the Borrower in a transaction constituting a Permitted Acquisition (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds utilized to consummate such Permitted Acquisition) and any Permitted Refinancing thereof; provided however that the aggregate principal amount of all such Indebtedness does not exceed $25,000,000 at any time outstanding;

(j)                                    Guarantees of the Borrower or any of its Subsidiaries incurred in the ordinary course of business with respect to surety and appeal bonds, bank guarantees, performance and return-of-money bonds and other similar obligations;

(k)                                 Indebtedness (including intraday cash management lines relating thereto) of Subsidiaries that are not Domestic Subsidiaries pursuant to over-draft or similar lines of credit and/or working capital facilities such that the aggregate amount of such Indebtedness outstanding under this clause (k) at any time does not exceed $10,000,000;

(l)                                     Indebtedness arising from agreements of the Borrower or any Subsidiary of the Borrower providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions or the disposition of any business, assets or Capital Stock of any Subsidiary of the Borrower to the extent permitted by this Agreement;

(m)                             Indebtedness existing immediately prior to the occurrence of a Leverage Ratio Triggering Event and Permitted Refinancings thereof;

(n)                                 Reserved;

(o)                                 Reserved;

(p)                                 Indebtedness of the Borrower and its Subsidiaries in respect of certain other letters of credit, which are fully cash collateralized in favor of the Administrative Agent (for the ratable benefit of the Lenders), required to be issued in regions where certain language is not acceptable to the Lenders, but which are otherwise in form and substance satisfactory to the Administrative Agent, in an aggregate stated amount, when aggregated with the Indebtedness and the Investments by any Loan Party in any Subsidiary that is not a Loan Party in respect of the letters of credit described on Schedule 7.1(b), not to exceed $5,000,000, and the expiry of which letters of credit may be extended or renewed pursuant to the express terms and conditions thereof, but which shall not be amended, modified, supplemented or extended without the prior written consent of the Administrative Agent;

(q)                                 Indebtedness owing to insurance carriers and incurred to finance insurance premiums of the Borrower or any of its Subsidiaries in the ordinary course of business in an aggregate principal amount not to exceed the amount of such insurance premiums to be paid for the following 3 years;

(r)                                    Indebtedness of the Borrower or any of its Subsidiaries arising from (i) customary cash management services, netting arrangements, overdraft protections and automated clearing house transfers, or (ii) the honoring by a bank or other financial institution of a check, draft or similar instruments drawn against insufficient funds in the ordinary course of business so long as Indebtedness under this clause (ii) is extinguished within 10 Business Days of its incurrence;

(s)                                   obligations of the Borrower arising in connection with the Maximus Deferred Compensation Plan;

(t)                                    if the Issuing Bank has (a) refused to issue a Letter of Credit by reason of the second proviso to Section 2.23(b) or (b) resigned as Issuing Bank pursuant to Section 9.7(c), Indebtedness of the Borrower and its Subsidiaries in respect of letters of credit which are fully cash collateralized with the proceeds of Indebtedness incurred pursuant to this Agreement (or otherwise collateralized in a manner reasonably satisfactory to the Administrative Agent) in an aggregate amount not to exceed the LC Commitment less the LC Exposure; and

(u)                                 other unsecured Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

The Borrower will not, and will not permit any Subsidiary to, issue any Capital Stock that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Borrower or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Capital Stock described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Revolving Commitment Termination Date.

Section 7.2.           Negative Pledge.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

(a)           Liens securing the Obligations, provided, however, that no Liens may secure Hedging Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations and subject to the priority of payments set forth in Section 2.22 or Section 8.2 of this Agreement;

(b)           Permitted Encumbrances;

(c)           any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

(d)           Liens securing Indebtedness permitted pursuant to Sections 7.1(c), (f) and (i); provided, that such Lien does not extend to any other asset, and in the case of Indebtedness permitted by Section 7.1(c), (i) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; and (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets; and in the case of Indebtedness permitted by Section 7.1(i), provided that (i) any Indebtedness that is secured by such Liens is permitted to exist pursuant to this Agreement and (ii) such Liens are not incurred in connection with, or in contemplation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries (other than proceeds and accessions thereof);

(e)           extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (d) of this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(f)            Liens granted to secure obligations any surety bond permitted pursuant to Section 7.1(j), to the extent that such Liens attach only to amounts payable under the contract Guaranteed under such surety bond and any materials or equipment provided under such contract;

(g)           Liens securing Indebtedness permitted by Section 7.1(k) and granted by the obligor in respect thereof or by another Subsidiary that is not a Domestic Subsidiary;

(h)           Reserved;

(i)            Reserved;

(j)            Reserved;

(k)           Liens in cash collateral accounts identified in writing by the Borrower to the Administrative Agent securing the Indebtedness permitted by Section 7.1(p) and the letters of credit described on Schedule 7.1(b) and in Section 7.1(t), pursuant to assignment and/or security documents acceptable to the Administrative Agent, which documents shall not be amended, modified or supplemented without the prior written consent of the Administrative Agent; and

(l)            Liens on any property of the Borrower or any of its Subsidiaries securing any of their Indebtedness or their other liabilities; provided, however, that the aggregate outstanding principal amount of all such Indebtedness and other liabilities shall not exceed $15,000,000 at any time.

Section 7.3.           Fundamental Changes.

(a)           The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; provided, that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party and, if the selling Subsidiary is not a Subsidiary Loan Party, to any Subsidiary and (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b)           The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related, complementary or incidental thereto.

Section 7.4.           Investments, Loans, Etc.  Upon and after the occurrence of a Leverage Ratio Triggering Event, the Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a)           Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 and Investments in Subsidiaries existing on the date hereof;

(b)           cash and Permitted Investments;

(c)           Guarantees constituting Indebtedness permitted by Section 7.1;

(d)           (i) Investments by any Loan Party in any Loan Party, (ii) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, (iii) Investments by any Subsidiary that is not a Loan Party in any Loan Party; provided that if such Investment is in the form of an intercompany loan, the obligations of such Loan Party under any such intercompany loan shall be evidenced by the Intercompany Note, (iv) Investments by any Loan Party in any Subsidiary that is not a Loan Party; provided that the aggregate outstanding amount of all such Investments permitted pursuant to this clause (iv), shall not exceed the greater of (A) $100,000,000 or (B) an amount equal to 10% of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis, as of any date of determination at any time outstanding; and provided further that if such Investment is in the form of an intercompany loan, the obligations owing to such Loan Party under any such intercompany loan shall be evidenced by the Intercompany Note and such Investments shall be subject to the limitations contained in Section 7.1(d);

(e)           Loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $4,000,000 at any time;

(f)            Restricted Payments permitted by Section 7.5;

(g)           Permitted Acquisitions (and Investments acquired in connection with a Permitted Acquisition); provided, however, that the aggregate value of the sum of current and deferred cash and securities to be paid and issued, plus Indebtedness paid or assumed, in connection with Permitted Acquisitions involving the acquisition of a minority share of the capital stock or other equity interests of a Person or business shall not exceed $10,000,000 in any Fiscal Year, unless otherwise approved by the Administrative Agent and the Required Lenders;

(h)           Hedging Transactions permitted by Section 7.10;

(i)            (A) endorsements for collection or deposit in the ordinary course of business and consistent with past practice, and (B) extensions of trade credit (other than to Affiliates of the Borrowers) arising or acquired in the ordinary course of business and consistent with past practice;

(j)            Investments consisting of (i) accounts receivables incurred in the ordinary course of business and consistent with past practice, (ii) negotiable instruments held for collection in the ordinary course of business and consistent with past practice, (iii) lease, utility and other similar deposits in the ordinary course of business, and (iv) securities of trade creditors or customers that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(k)           Investments representing consideration for asset sales permitted by Section 7.6;

(l)            Investments in the Maximus Deferred Compensation Plan maintained in a Rabbi Trust consistent with past practices; and

(m)          other Investments in an aggregate outstanding amount not to exceed $30,000,000.

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon paid in cash to the applicable Person and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

Section 7.5.           Restricted Payments.  Upon and after the occurrence of a Leverage Ratio Triggering Event, the Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations of the Borrower or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding, and payments in respect of obligations of such Person in respect of the deferred purchase price of property or services, including, without limitation, all earnout obligations (each, a “Restricted Payment”), except for (i) dividends payable by the Borrower solely in shares of any class of its common stock, (ii) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries and (iii) other Restricted Payments made by the Borrower, provided, that for the purpose of this clause (iii), (x) no Default or Event of Default has occurred and is continuing at the time such Restricted Payment is declared, made or paid, nor would occur after giving effect thereto, and (y) after giving pro forma effect to such Restricted Payment and the incurrence of any Indebtedness in connection therewith, the Borrower would be in compliance with the financial covenants set forth in Sections 6.1 and 6.2.

Section 7.6.           Sale of Assets.  The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:

(a)           the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business other than leases and licenses of real property in the ordinary course of business;

(b)           the sale of inventory and Permitted Investments in the ordinary course of business;

(c)           the sale of the Reston Property;

(d)           (i) a true lease or sublease of real property not constituting Indebtedness and not entered into as part of a sale and leaseback transaction and (ii) a sale of property pursuant to a sale and leaseback transaction; provided, however, that the aggregate fair market value (measured at the time of the applicable sale) of all property covered (x) by all outstanding sale and leaseback transactions at any time shall not exceed $1,000,000 or (y) by any single outstanding sale and leaseback transaction shall not exceed $500,000;

(e)           (i) any sale of any property by the Borrower or any Subsidiary to the Borrower or any Subsidiary, subject to the provisions of Section 7.7, and (ii) any Restricted Payment by any Subsidiary permitted pursuant to Section 7.5;

(f)            the abandonment or non-renewal by any Borrower of its Intellectual Property assets which the Borrower has reasonably determined are not, either individually or collectively material to the business, operations or prospects of the Borrower; and

(g)           the sale or other disposition of the assets set forth on Schedule 7.6(g); and

(h)           the sale or other disposition of other assets in an aggregate amount not to exceed 5% of the consolidated assets of the Borrower and its Subsidiaries in any Fiscal Year, as determined on a consolidated basis in accordance with GAAP.

Section 7.7.           Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary not involving any other Affiliates, (c) any Restricted Payment permitted by Section 7.5, (d) reasonable salaries and other reasonable director or employee compensation to officers and directors of any Loan Party, (e) Investments that are permitted by this Agreement, (f) the incurrence and prepayment of intercompany Indebtedness not prohibited by this Agreement, and (g) the issuance by the Borrower of Capital Stock or options to acquire Capital Stock permitted by this Agreement.

Section 7.8.           Restrictive Agreements.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions (A) imposed by law or by this Agreement or any other Loan Document, (B) in the form of customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (C) imposed by any agreement related to Indebtedness of any Subsidiary that is not a Domestic Subsidiary to the extent permitted by this Agreement,  (D) with respect to a Subsidiary of the Borrower pursuant to an agreement relating to any Indebtedness issued by such Subsidiary on or prior to the date on which such Subsidiary became a Subsidiary of the Borrower or was acquired by the Borrower (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Borrower) and outstanding on such date and any Permitted Refinancings thereof, (E) arising in connection with any disposition of property permitted pursuant to Section 7.6, or (F) that are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures and applicable only to such joint venture, and (ii) clause (a) shall not apply to restrictions or conditions (A) contained in any license or other contract governing intellectual property rights of the Borrower or any of its Subsidiaries restricting or conditioning the sublicensing or assignment thereof, (B) contained in any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness or expressly permit Liens for the benefit of the Administrative Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents, (C) in respect of customary provisions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby restricting the assignment thereof or otherwise relating solely to the assets subject thereto or (D) in respect of customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business.

Section 7.9.           Reserved.

Section 7.10.         Hedging Transactions.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.  Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11.         Amendment to Material Documents.  The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents without the prior written consent of the Administrative Agent, if an amendment, modification or waiver desribed in this clause (a) would materially affect the interests of the Administrative Agent or the Lenders under the Loan Documents or in the Collateral or (b) agreements, documents or instruments governing Material Indebtedness or Material Contracts, if an amendment, modification or waiver desribed in this clause (b) could reasonably be expected to have a Material Adverse Effect.

Section 7.12.         Accounting Changes.  The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP or as approved by the Administrative Agent, or change the Fiscal Year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its Fiscal Year to that of the Borrower.

Notwithstanding anything herein to the contrary, (i) the covenants contained in Sections 7.1, 7.4 and 7.5 shall apply only after the occurrence of a Leverage Ratio Triggering Event (and so long as there has not occurred a Borrowed Money Triggering Event) and (ii) the Loan Parties shall have 60 days following the occurrence of a Leverage Ratio Triggering Event to cause any existing Investment to comply with the covenant contained in Section 7.4.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.1.           Events of Default.  If any of the following events (each an “Event of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, and in the currency required hereunder, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and in the currency required hereunder, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document (including any Compliance Certificate) shall prove to be incorrect in any material respect (provided that if such representation or warranty is qualified by materiality, then it shall be an Event of Default if the same shall prove incorrect in any respect) when made or deemed made or submitted; or

(d)           the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1 (and such failure shall remain unremedied for 10 days) or contained in Sections 5.2(a)(i), 5.2(a)(ii) or 5.2(a)(vii), Sections 5.2(a)(iv) or 5.2(a)(v) (and, in each such case, such failure shall remain unremedied for 10 days) or Section 5.3 (with respect to the Borrower’s existence) or Articles 6 or 7; or

(e)           any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent; or

(f)            intentionally deleted; or

(g)           the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or mandatory prepayment or redemption required in connection with the sale of assets securing such Indebtedness), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(h)           the Borrower or any other Loan Party or any Material Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Loan Party or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any other Loan Party or any Material Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any other Loan Party or any Material Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j)            the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k)           an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect; or

(l)            any judgment or order for the payment of money (after the application of any insurance proceeds with respect thereto, actually received or reasonably anticipated to be received within 60 days after the occurrence of a covered event) in excess of $10,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)          any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n)           a Change in Control shall occur or exist; or

(o)           any provision of any Subsidiary Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Loan Party, or any Subsidiary Loan Party shall so state in writing, or any Subsidiary Loan Party shall seek to terminate its Subsidiary Guaranty Agreement; or

(p)           following a Borrowed Money Triggering Event or a Leverage Ratio Triggering Event, any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority relates to Collateral with an aggregate fair market value of less than $5,000,000; or

(q)           (i) the Borrower or any Subsidiary shall be debarred or suspended from any contracting with the Government, or (ii) a final decision of debarment or a final decision of suspension shall have been issued to the Borrower or any Subsidiary; or (iii) the actual termination for default of any Material Contract, or (iv) the Borrower or any Subsidiary shall be debarred or suspended from contracting with any agency or instrumentality of state or local government, or (v) if a final decision of debarment or a final decision of suspension shall have been issued by such state or local government to the Borrower or any Subsidiary, if any of the events described in clauses (i) through (v) could reasonably be expected to have a Material

Adverse Effect; and, in each case, such debarment or suspension, final notice of disbarment or suspension or termination for default shall not have been revoked, rescinded, withdrawn, stayed or reversed within thirty (30) days of entry or issuance; or

(r)            any “Event of Default” or an event having similar import shall have occurred and be continuing under any other Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2.           Application of Proceeds from Collateral.  All proceeds from each sale of, or other realization upon, all or any part of the Collateral by the Administrative Agent or any of the Lenders after an Event of Default arises shall be applied as follows:

(a)           first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b)           second, to the fees and other reimbursable expenses of the Administrative Agent, Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c)           third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d)           fourth, to the fees due and payable under Section 2.15(b) and (c) of this Agreement and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e)           fifth, to the aggregate outstanding principal amount of the Revolving Loans, the LC Exposure and, to the extent secured by Liens, Hedging Obligations owing by the Borrower or any Subsidiary to any Specified Hedge Provider, until the same shall have been paid in full, allocated pro rata among the Lenders and any Affiliates of Lenders that hold Hedging Obligations owing by the Borrower or any Subsidiary to any Specified Hedge Provider based on their respective pro rata shares of the aggregate amount of such Revolving Loans, LC Exposure and Hedging Obligations owing by the Borrower or any Subsidiary to any Specified Hedge Provider, and to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is equal to 105% of the LC Exposure after giving effect to this clause fifth;

(f)            sixth, to Treasury Management Obligations owed by the Borrower or any Subsidiary to any Specified Treasury Manageement Provider, to the extent then due and payable;

(g)           seventh, to all other Obligations until the same shall have been paid in full; and

(h)           to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.

All amounts allocated pursuant to the foregoing clauses second through sixth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, however, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.23(g).

For the avoidance of doubt, Excluded Swap Obligations with respect to a Loan Party shall not be paid with amounts received from such Loan Party but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations set forth above in this Section.

ARTICLE 9

THE ADMINISTRATIVE AGENT

Section 9.1.           Appointment of Administrative Agent.

(a)           Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto.  The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b)           The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2.           Nature of Duties of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3.           Lack of Reliance on the Administrative Agent.  Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4.           Certain Rights of the Administrative Agent.  If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5.           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6.           The Administrative Agent in its Individual Capacity.  The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7.           Successor Administrative Agent.

(a)           The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time.  If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b)           Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)           In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Bank and/or the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or Swingline Lender, respectively, at the close of business New York time on a date specified in such notice (which date may not be less than three Business Days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank; and provided, further, that such resignation of the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swingline Loan.

Section 9.8.           Authorization to Execute other Loan Documents; Collateral.

(a)           Each Lender authorizes the Administrative Agent to enter into each of the Loan Documents to which it is a party and to take all action contemplated by such Loan Documents.  Each Lender agrees (except to the extent provided in Section 9.7(b) following the resignation of the Administrative Agent) that no Lender, other than the Administrative Agent acting on behalf of all Lenders, shall have the right individually to seek to realize upon the security granted by any Loan Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lenders, upon the terms of the Loan Documents.

(b)           In the event that any Collateral is pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized to execute and deliver on behalf of the Lenders any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Lenders.

(c)           The Lenders hereby direct the Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Collateral (if any) (i) upon Payment in Full of the Obligations; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder; (iv) the release of a Subsidiary Loan Guaranty made or Lien granted by a Subsidiary in the case of the sale of the Subsidiary permitted by the terms of this Agreement; or (v) the release of any Lien on any assets which are transferred or disposed of in accordance with the terms of this Agreement.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.8(c).  Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Hedging Transactions and Treasury Management Obligations unless the Administrative Agent has received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Hedge Provider or Specified Treasury Management Provider, as the case may be.

(d)           Upon any sale or transfer of assets constituting Collateral which is expressly permitted pursuant to the terms of any Loan Documents, or consented to in writing by the Required Lenders, and upon at least ten (10) Business Days’ prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders, upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Guarantor) in respect of) all interests retained by the Borrower or any Guarantor, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

Section 9.9.           Benefits of Article 9.  Except for the provisions of Section 9.8(c), none of the provisions of this Article 9 shall inure to the benefit of the Borrower or of any Person other than Administrative Agent and each of the Lenders and their respective successors and permitted assigns.  Accordingly, neither the Borrower nor any Person other than Administrative Agent and the Lenders (and their respective successors and permitted assigns) shall be entitled to rely upon, or to raise as a defense, the failure of the Administrative Agent or any Lenders to comply with the provisions of this Article 9.

Section 9.10.         Titled Agents.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Book Managers, Arrangers, Documentation Agents or Syndication Agents listed on the cover page hereof or given such title in connection with the exercise by the Borrower of its option set forth in Section 2.24, shall have any powers, duties, obligations or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

ARTICLE 10

MISCELLANEOUS

Section 10.1.         Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:		MAXIMUS, Inc.
1891 Metro Center Drive
Reston, Virginia 20190
Attention: Chief Financial Officer
Telecopy Number: (703) 251-8240

With a copy of default notices to:		Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attention: Robert Wall
Telecopy Number (312) 558-5700

To the Administrative Agent:		SunTrust Bank
303 Peachtree Street, NE
10th Floor
Atlanta, Georgia 30308
	Attention:	David Simpson
Vice President
Telecopy Number (404) 588-8505

With a copy to:	Hunton & Williams LLP
1751 Pinnacle Drive
Suite 1700
McLean, Virginia 22102
Attention: Kevin F. Hull, Esquire
Telecopy Number: (703) 714-7410

With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Telecopy Number: (404) 495-2170

To the Issuing Bank:	SunTrust Bank
25 Park Place, N. E.
Atlanta, Georgia 30303
Attention: Phil Acuff
Telecopy Number: (404) 588-8129

To the Swingline Lender:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Telecopy Number: (404) 495-2170

To any Issuing Bank other than SunTrust Bank:	the address set forth in the Administrative Questionnaire or the Assignment and Assumption Agreement executed by such Lender

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Assumption Agreement executed by such Lender

(b)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 10.1.

(c)           Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower.  The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice.  The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

Section 10.2.         Waiver; Amendments.

(a)           No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)           Except as expressly set forth in Section 2.24, no amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower or any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower or the applicable Loan Party and the Required Lenders or the Borrower or the applicable Loan Party and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22(c) or (f) in a manner that would alter the pro rata sharing of payments required thereby, or Section 8.2 , without the written consent of each Lender, (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release the Borrower or any guarantor or limit the liability of the Borrower under the Loan Documents or any such guarantor under any guaranty agreement, without the written consent of each Lender, except as otherwise provided in Section 9.8(c), (vii) release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender, (viii) subordinate the Loans to any other Indebtedness without the consent of all Lenders, (ix) increase the aggregate of all Commitments without the consent of all of the Lenders (other than pursuant to Section 2.24) or (x) amend Section 1.7 or the definition of “Alternative Currency” without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.  Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, and provided that a Defaulting Lender shall have the right to approve or disapprove any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender more adversely than other affected Lenders.  Notwithstanding the foregoing, (a) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (b) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.  Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3), such Lender shall no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Section 10.3.         Expenses; Indemnification.

(a)           The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel (limited to the fees, charges and disbursements of a single outside counsel for the Administrative Agent and the Lenders; provided, however, that in the event any Lender’s counsel reasonably determines that it would create an actual or potential conflict of interest to not have individual counsel, such Lender may engage and be reimbursed for its own counsel in accordance with the foregoing) and the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  The Borrower shall pay to the Administrative Agent or the Arranger, as applicable, all fees due from time to time under the Fee Letter.

(b)           The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Intentionally Deleted.

(d)           To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount;

provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e)                                  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f)                                   All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

(g)                                  Notwithstanding the foregoing, this Section 10.3 shall not apply to Excluded Taxes, which shall be governed exclusively by Section 2.21.

Section 10.4.                          Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving

Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Revolving Credit Exposure or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for all assignments of all or a portion of its rights under this Agreement unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required (x) for assignments to a Person that is not a Lender with a Commitment or an Affiliate of a Lender or an Approved Fund and (y) for assignments by Defaulting Lenders; and

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv)                              Assignment and Assumption.  The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Assumption, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.21.

(v)                                 No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)                           No Assignment Resulting in Additional Indemnified Taxes.  No such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending the applicable Alternative Currencies to the Borrower without the imposition of any additional Indemnified Taxes.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4.  If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(c)                                  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and stated interest on) the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Bank and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e)                                  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant:  (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of the Guaranty Agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations.  Subject to paragraph (f) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20, and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4, provided that such Participant agrees to comply with the provisions of Section 2.25 as if such Participant were a Lender.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7  as though it were a Lender, provided such Participant agrees to be subject to Section 2.19 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)                                   A Participant shall not be entitled to receive any greater payment under Section 2.19 and Section 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.21 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.21(g), (h) and (i), as though it were a Lender.

(g)                                  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5.                          Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.  EACH LOAN DOCUMENT (OTHER THAN AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b)                                 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York, and of any court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)                                  Each of the parties hereto irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6.                          WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7.                          Right of Setoff.

(a)                                 In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank and any Affiliate thereof shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final, in whatever currency) owned by the Borrower at any time held or other obligations (in whatever currency) at any time owing by such Lender and the Issuing Bank or such Affiliate to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank or such Affiliate, as the case may be, irrespective of whether such Lender or the Issuing Bank or such Affiliate shall have made demand hereunder and although such Obligations may be unmatured (to the extent that this provision does not impair the legality under applicable laws, statutes or regulations of the Subsidiary Guaranty Agreement, Security Agreement or any other Security Document or otherwise violate applicable law).  Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank or any Affiliate thereof, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

(b)                                 To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the Issuing Bank or any Lender, or the Administrative Agent, the Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or similar debtor relief laws or otherwise, then (i) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender and the Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the Issuing Bank under clause (ii) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.8.                          Counterparts; Integration.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or by email, in pdf format), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.  Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy or by email, in pdf format, shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.

Section 10.9.                          Survival.  All covenants, agreements, representations and warranties made by the Borrower herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.19, 2.20, 2.21, and 10.3 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  All representations and warranties made herein, in the Loan Documents, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 10.10.                   Severability.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11.                   Confidentiality.  Each of the Administrative Agent, the Issuing Bank and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender, including without limitation accountants, legal counsel and other advisors, in each case, subject to the terms of this Section 10.11, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, or (vi) with the consent of the Borrower.  Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12.                   Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Overnight Rate to the date of repayment, shall have been received by such Lender.

Section 10.13.                   Waiver of Effect of Corporate Seal.  The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14.                   Patriot Act.  The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the

Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 10.15.                   Publicity.  With the consent of the Borrower, not to be unreasonably withheld, conditioned or delayed, the Administrative Agent or any Lender may publish customary advertising material relating to the transactions contemplated by this Agreement and the Loan Documents using the Borrower’s name, logos or trademarks, including, but not limited to, the placement of “tombstone” advertisements in publications of its choice at its own expense (provided, however, that the Borrower agrees that such “tombstone” advertisements shall not require its consent).

Section 10.16.                   Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

(remainder of page left intentionally blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

MAXIMUS, INC., a Virginia corporation

By	/s/Richard A. Montoni
Name: Richard A. Montoni
Title: Chief Executive Officer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT]

ADMINISTRATIVE AGENT:

SUNTRUST BANK
as Administrative Agent, as Swingline Lender and as Issuing Bank

By	/s/David Simpson
Name: David Simpson
Title: Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT]

LENDERS:

SUNTRUST BANK
as Lender

By	/s/David Simpson
Name: David Simpson
Title: Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT]

BANK OF AMERICA, N.A.
as Lender

By	/s/Michael D. Brannan
Name: Michael D. Brannan
Title: Senior Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT]

HSBC BANK USA, N.A.
as Lender

By	/s/Peter Martin
Name: Peter Martin
Title: Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT]

Schedule I

APPLICABLE MARGIN FOR THE REVOLVING LOANS AND

APPLICABLE PERCENTAGE

Pricing Level	Leverage Ratio	Applicable Margin for Eurocurrency Revolving Loans and Index Rate Revolving Loans	Applicable Margin for Base Rate Revolving Loans	Applicable Percentage for Commitment Fee

I	Less than 1.00:1	1.000% per annum	0.000% per annum	0.150% per annum

II	Greater than or equal to 1.00:1.00 but less than 1.50:1.00	1.250% per annum	0.250% per annum	0.200% per annum

III	Greater than or equal to 1.50:1.00 but less than 2.00:1.00	1.375% per annum	0.375% per annum	0.225% per annum

IV	Greater than or equal to 2.00:1.00 but less than 2.50:1.00	1.500% per annum	0.500% per annum	0.250% per annum

V	Greater than or equal to 2.50:1.00	1.750% per annum	0.750% per annum	0.300% per annum

Schedule II

REVOLVING COMMITMENT AMOUNTS

Lender	Revolving Commitment Amount
SunTrust Bank	$50,000,000
Bank of America, N.A.	$25,000,000
HSBC Bank USA, N.A.	$25,000,000
Totals	$100,000,000

SCHEDULE 1.1

MANDATORY COST FORMULAE

1.                                      The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)                                 the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)                                 the requirements of the European Central Bank.

2.                                      On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Revolving Loan) and will be expressed as a percentage rate per annum.  The Administrative Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.                                      The Additional Cost Rate for any Lender lending from an Applicable Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Applicable Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Revolving Loans made from that Applicable Lending Office.

4.                                      The Additional Cost Rate for any Lender lending from an Applicable Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)                                 in relation to any Revolving Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)                                 in relation to any Revolving Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A”                           is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”                           is the percentage rate of interest (excluding the Applicable Margin, the Mandatory Cost and any interest charged on overdue amounts pursuant to Section 2.14 and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Revolving Loan.

“C”                           is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”                           is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”                            is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                      For the purposes of this Schedule:

(a)                                 “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                 “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                                  “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)                                 “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                      In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                                      If requested by the Administrative Agent or the Borrower, each Lender with an Applicable Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Borrower, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.                                      Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)                                 the jurisdiction of the Applicable Lending Office out of which it is making available its participation in the relevant Revolving Loan; and

(b)                                 any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.                                      The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lender’s Applicable Lending Office.

10.                               The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                               The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.                               Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.                              The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify all parties of any amendments that are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 2.23

EXISTING LETTERS OF CREDIT

L/C #	Issuer	Amount		Applicant	Beneficiary	Issue Date	Expiration Date

F841173	SunTrust Bank	$	*	MAXIMUS, Inc.	*	5/2/2003	5/31/2013

F841161	SunTrust Bank	$	*	MAXIMUS, Inc.	*	6/5/2003	3/31/2014

F801886	SunTrust Bank	$	*	MAXIMUS, Inc.	*	5/2/2003	5/1/2013

F855131	SunTrust Bank	$	*	MAXIMUS, Inc.	*	2/23/2011	12/31/13

F856005	SunTrust Bank	$	*	Policy Studies, Inc.	*	6/27/2012	6/30/2013

*Portions of this exhibit have been omitted under a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 and filed separately with the Securities and Exchange Commission.

SCHEDULE 2.23(a)

RENEWAL LETTERS OF CREDIT

L/C #	Issuer	Amount		Applicant	Beneficiary	Issue Date	Expiration Date

F841173	SunTrust Bank	$	*	MAXIMUS, Inc.	*	5/2/2003	5/31/2013

F841161	SunTrust Bank	$	*	MAXIMUS, Inc.	*	6/5/2003	3/31/2014

F801886	SunTrust Bank	$	*	MAXIMUS, Inc.	*	5/2/2003	5/1/2013

F855131	SunTrust Bank	$	*	MAXIMUS, Inc.	*	2/23/2011	12/31/13

F856005	SunTrust Bank	$	*	Policy Studies, Inc.	*	6/27/2012	6/30/2013

*Portions of this exhibit have been omitted under a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 and filed separately with the Securities and Exchange Commission.

SCHEDULE 4.5

ENVIRONMENTAL MATTERS

None

SCHEDULE 4.14

SUBSIDIARIES

Subsidiary Name	Location	Ownership	Loan Party?
MAXNetWork Pty Limited (f/k/a LGA Group Pty Limited)	Australia	100% owned by MAXIMUS, Inc	No
MAXIMUS Properties, LLC	Virginia	100% owned by MAXIMUS, Inc	No
MAXIMUS International, LLC	Virginia	100% owned by MAXIMUS, Inc	No
MAXIMUS Canada, Inc.	Canada	100% owned by MAXIMUS, Inc	No
Themis Program Management and Consulting Limited	British Columbia, Canada	100% owned by GAEA Management Ltd.	No
GAEA Management Ltd.	British Columbia, Canada	100% owned by MAXIMUS Canada, Inc.	No
MAXIMUS BC Health Inc.	British Columbia, Canada	100% owned by MAXIMUS Canada Inc.	No
MAXIMUS BC Health Benefit Operations Inc.	British Columbia, Canada	100% owned by MAXIMUS BC Health Inc.	No
Israel Workforce Solutions Ltd.	Israel	55% owned by MAXIMUS, Inc.	No
MAXIMUS Federal Services, Inc.	Virginia	100% owned by MAXIMUS, Inc.	Yes
MAXIMUS Canada Employment Services Inc. (f/k/a Themis Program Management and Consulting (Ontario) Ltd.)	British Columbia, Canada	100% owned by GAEA Management Ltd.	No
MAXIMUS Consulting Services, Inc. (f/k/a MAXIMUS Financial Services, Inc.)	Virginia	100% owned by MAXIMUS, Inc.	No
MAXIMUS Human Services, Inc. (f/k/a MAXIMUS Tennessee Child Support, Inc.)	Virginia	100% owned by MAXIMUS, Inc.	Yes
MAXIMUS Health Services, Inc. (f/k/a MAXIMUS Administrative Services, Inc.)	Indiana	100% owned by MAXIMUS, Inc.	Yes
MAXIMUS Employment UK Limited	United Kingdom	100% owned by MAXNetWork Pty Ltd	No
MAXIMUS Employment & Training Limited (f/k/a W.T.C.S Limited)	United Kingdom	100% owned by MAXIMUS Employment UK Limited	No
Q2 Administrators, LLC	South Carolina	100% owned by MAXIMUS Federal Services, Inc.	No
MAXIMUS Canada Services, Inc. (f/k/a DeltaWare Systems, Inc.)	Prince Edward Island, Canada	100% owned by MAXIMUS Canada, Inc.	No
MAXIMUS Global Health Collaborative, LLC	Virginia	100% owned by MAXIMUS Federal Services, Inc.	No
MAXIMUS K-12 Education, Inc.	Virginia	100% owned by MAXIMUS, Inc.	No
MAXIMUS Higher Education, Inc.	Virginia	100% owned by MAXIMUS, Inc.	No

Polish Workforce Solutions sp z.o.o.	Poland	51% owned by MAXIMUS Employment UK Limited	No
PSI Services Holding Inc.	Delaware	100% owned by MAXIMUS, Inc.	Yes
Policy Studies Inc.	Colorado	100% owned by PSI Services Holding Inc.	Yes
MAXIMUS Gulf Company Limited	Saudi Arabia (registration in process)	70% owned by MAXNetWork Pty Ltd	No

SCHEDULE 4.21

DEBARMENT AND SUSPENSION

None

SCHEDULE 7.1(b)

OUTSTANDING INDEBTEDNESS

Indebtedness relating to the letters of credit disclosed on Schedule 2.23 hereto.

Letter of Credit No. CPCS-893943 dated December 10, 2010 with a stated value of $* issued by JP Morgan Chase NA to * for the account of MAXIMUS, Inc.; provided that it is understood that this letter of credit shall be subject to Section 7.1(p) of the Credit Agreement.

Letter of Credit No. CPCS-963239 dated November 16, 2011 with a stated value of $* issued by JP Morgan Chase NA to * for the account of MAXIMUS Health Services, Inc. ; provided that it is understood that this letter of credit shall be subject to Section 7.1(p) of the Credit Agreement.

Loan Contract No. 192016, dated June 12, 2007 with an outstanding balance of 1,620,694 Canadian Dollars payable to the Atlantic Canada Opportunity Agency by MAXIMUS Canada Services, Inc. (formerly known as DeltaWare Systems, Inc.)

Earn out obligation related to the Company’s acquisition of MAXIMUS Canada Services, Inc. (formerly known as DeltaWare Services, Inc.) of up to four million Canadian Dollars, currently recorded at the estimated fair value of this liability of four hundred thousand Canadian Dollars in the consolidated financial statements of MAXIMUS, Inc.

*Portions of this exhibit have been omitted under a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 and filed separately with the Securities and Exchange Commission.

SCHEDULE 7.1(d)

OUTSTANDING INTERCOMPANY INDEBTEDNESS

Balance at February 28, 2013

Owed to MAXIMUS, Inc.	USD
MAXIMUS BC Health, Inc.	16,522,033
Themis Program Management and Consulting Limited	5,699,077
MAXNetWork Pty Limited	1,999,024

SCHEDULE 7.2

EXISTING LIENS

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction of Filing	Collateral Description
Borrower	SunTrust Equipment Finance & Leasing Corp.	VA — State Corporation Commission	Leases of specific equipment.
Borrower	SunTrust Equipment Finance & Leasing Corp.	VA — State Corporation Commission	Leases of specific equipment.
Borrower	SunTrust Leasing Corporation	VA — State Corporation Commission	Leases of specific equipment.
Borrower	SunTrust Leasing Corporation	VA — State Corporation Commission	Leases of specific equipment.
Borrower	SunTrust Leasing Corporation	VA — State Corporation Commission	Leases of specific equipment.
Borrower	SunTrust Equipment Finance & Leasing Corp.	VA — State Corporation Commission	Leases of specific equipment.
Borrower	SunTrust Equipment Finance & Leasing Corp.	VA — State Corporation Commission	Leases of specific equipment.
Borrower	SunTrust Leasing Corporation 29 West Susquehanna Avenue, Suite 400 Towson, MD 21204	VA — State Corporation Commission	Leases of specific equipment.
Borrower	SunTrust Equipment Finance & Leasing Corp.	VA — State Corporation Commission	Leases of specific equipment.
Borrower	SunTrust Leasing Corporation	VA — State Corporation Commission	Leases of specific equipment.
Borrower	SunTrust Leasing Corporation	VA — State Corporation Commission	Leases of specific equipment.
Borrower	SunTrust Equipment Finance & Leasing Corp.	VA — State Corporation Commission	Leases of specific equipment.
Borrower	SunTrust Equipment Finance & Leasing Corp.	VA — State Corporation Commission	Leases of specific equipment.
Borrower	Key Equipment Finance Inc.	VA — State Corporation Commission	Leases of specific equipment.
Borrower	Key Equipment Finance Inc.	VA — State Corporation Commission	Leases of specific equipment.
Borrower	IBM Credit LLC	VA — State Corporation Commission	Leases of specific equipment.

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction of Filing	Collateral Description
Borrower	IBM Credit LLC	VA — State Corporation Commission	Leases of specific equipment.
Borrower	Great America Leasing Corporation	VA — State Corporation Commission	Leases of specific equipment.
Borrower	Great America Leasing Corporation	VA — State Corporation Commission	Leases of specific equipment.
Borrower	Great America Leasing Corporation	VA — State Corporation Commission	Leases of specific equipment.
Borrower	Great America Leasing Corporation	VA — State Corporation Commission	Leases of specific equipment.
Borrower	Cisco Systems Capital Corporation	VA — State Corporation Commission	Leases of specific equipment.
Borrower	Shared Technologies Inc.	VA — State Corporation Commission	Leases of specific equipment.
Policy Studies Inc	Dell Financial Services L.L.C.	CO — Secretary of State	Leases of specific equipment.
Policy Studies Inc	US Bancorp	CO — Secretary of State	Leases of specific equipment.
Policy Studies Inc	US Bancorp	CO — Secretary of State	Leases of specific equipment.
Policy Studies Inc	US Bancorp	CO — Secretary of State	Leases of specific equipment.
Policy Studies Inc	US Bancorp	CO — Secretary of State	Leases of specific equipment.
Policy Studies Inc	US Bancorp	CO — Secretary of State	Leases of specific equipment.

SCHEDULE 7.4

EXISTING INVESTMENTS

MAXIMUS Canada Services, Inc. owns a 50% interest in 6462910 Canada Inc.

SCHEDULE 7.6(g)

SALE OF ASSETS

None

EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

REVOLVING CREDIT NOTE

$[ ].00	Atlanta, Georgia
[ ], 2013

FOR VALUE RECEIVED, the undersigned, MAXIMUS, INC., a Virginia corporation (the “Borrower”), hereby promises to pay to [                          ] (the “Lender”) or its registered assigns, at the Payment Office, on the Revolving Commitment Termination Date (as defined in the Amended and Restated Revolving Credit Agreement dated as of March 15, 2013 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, SunTrust Bank, as Administrative Agent for the Lenders, and SunTrust Robinson Humphrey, Inc., as Arranger and Book Manager), the lesser of the principal sum of [                                  ] ($[                        ]) or the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.  In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of the Lender.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.

All borrowings evidenced by this Revolving Credit Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Revolving Credit Note and the Credit Agreement.

This Revolving Credit Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.  THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  THIS REVOLVING CREDIT NOTE WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW

YORK (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Borrower has caused this Revolving Credit Note to be signed by its duly authorized representative all as of the day and year first above written.

MAXIMUS, INC., a Virginia corporation

By:
Name:
Title:

Signature Page to Revolving Credit Note

EXHIBIT B

RESERVED

EXHIBIT C

RESERVED

EXHIBIT D

FORM OF SWINGLINE NOTE

AMENDED AND RESTATED SWINGLINE NOTE

$5,000,000.00	Atlanta, Georgia
March 15, 2013

FOR VALUE RECEIVED, the undersigned, MAXIMUS, INC., a Virginia corporation (the “Borrower”), hereby promises to pay to SUNTRUST BANK, a Georgia banking corporation (the “Swingline Lender”) or its registered assigns, at the Payment Office, on demand, pursuant to the terms of the Amended and Restated Revolving Credit Agreement, dated as of March 15, 2013 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, SunTrust Bank, as Administrative Agent for the Lenders, and SunTrust Robinson Humphrey, Inc., as Arranger and Book Manager), the lesser of the principal sum of Five Million and No/100 Dollars ($5,000,000.00) or the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.  In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of the Swingline Lender.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.

All borrowings evidenced by this Amended and Restated Swingline Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Amended and Restated Swingline Note and the Credit Agreement.

This Amended and Restated Swingline Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.  This Amended and Restated Swingline Note amends and restates in its entirety that certain Swingline Note, dated as of January 25, 2008, made by the Borrower and payable to the order of the Swingline Lender, in the maximum principal amount of $5,000,000.

THIS AMENDED AND RESTATED SWINGLINE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  THIS AMENDED AND RESTATED SWINGLINE NOTE WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Borrower has caused this Swingline Note to be signed by its duly authorized representative all as of the day and year first above written.

MAXIMUS, INC.,
a Virginia corporation

By:
Name:
Title:

[Signature Page to Swingline Note]

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Revolving Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and Swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrower:	MAXIMUS, Inc.

4.	Administrative Agent:	SunTrust Bank., as the administrative agent under the Credit Agreement

(1)  Select as applicable.

5.	Credit Agreement:

Amended and Restated Revolving Credit Agreement dated as of March 15, 2013, among MAXIMUS, Inc., a Virginia corporation, the Lenders parties thereto, SunTrust Bank, as Administrative Agent, and SunTrust Robinson Humphrey, Inc., as Arranger and Book Manager.

6.                    Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans(2)
$	$		%
$	$		%
$	$		%

Effective Date:                                   , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

(2)  Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and](3) Accepted:

SUNTRUST BANK, as Administrative Agent

By:
Title:

[Consented to:](4)

MAXIMUS, INC., a Virginia corporation

By:
Title:

(3)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(4)  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

MAXIMUS, INC. CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F

FORM OF AMENDED AND RESTATED SUBSIDIARY GUARANTY AGREEMENT

AMENDED AND RESTATED

SUBSIDIARY GUARANTY AGREEMENT

This AMENDED AND RESTATED SUBSIDIARY GUARANTY AGREEMENT dated as of March 15, 2013, among each of the Subsidiaries of MAXIMUS, INC., a Virginia corporation (the “Borrower”) listed on Schedule I hereto (each such Subsidiary individually, a “Guarantor” and collectively, the “Guarantors”), and SUNTRUST BANK, a Georgia banking corporation as administrative agent (the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below).

Reference is made to the Amended and Restated Revolving Credit Agreement dated as of March 15, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”), SunTrust Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), swingline lender and issuing bank (in such capacity, the “Issuing Bank”), and SunTrust Robinson Humphrey, Inc., as arranger and book manager.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Lenders have agreed to make Loans to the Borrower, and the Issuing Bank has agreed to issue Letters of Credit for the account of the Borrower, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.  Each of the Guarantors is a direct or indirect wholly-owned Subsidiary of the Borrower and acknowledges that it will derive substantial benefit from the making of the Loans by the Lenders, and the issuance of the Letters of Credit by the Issuing Bank.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit are conditioned on, among other things, the execution and delivery by the Guarantors of a Subsidiary Guaranty Agreement in the form hereof.  As consideration therefor and in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit, the Guarantors are willing to execute this Subsidiary Guaranty Agreement (as amended, modified or supplemented from time to time, this “Agreement”).

Accordingly, the parties hereto agree as follows:

Section 1.  Guarantee.  Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, (i) the due and punctual payment of all Obligations, including without limitation, (A) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (B) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement or disbursements, interest thereon and obligations to provide cash collateral, and (C) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable

1

in such proceeding), of the Loan Parties to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Loan Parties under or pursuant to the Credit Agreement and the other Loan Documents; and (iii) the due and punctual payment and performance of all obligations of the Borrower, monetary or otherwise, under any Hedging Transaction relating to the Obligations entered into with a counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Transaction was entered into; provided that with respect to any such Hedging Obligations, the guarantee herein shall only be effective to the extent that the applicable Guarantor is a Qualified ECP Guarantor and that such Obligations exclude any Excluded Swap Obligations of the applicable Guarantor (all the monetary and other obligations referred to in the preceding clauses (i) through (iii) (after giving effect to the proviso in clause (iii)) being collectively called the “Guaranteed Obligations”).  Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from such Guarantor, and that such Guarantor will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligations.

Section 2.  Obligations Not Waived.  To the fullest extent permitted by applicable law, each Guarantor waives presentment or protest to, demand of or payment from the other Loan Parties of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.  To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower or any other Guarantor under the provisions of the Credit Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, any guarantee or any other agreement, including with respect to any other Guarantor under this Agreement, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Administrative Agent or any Lender.

Section 3.  Security.  Each of the Guarantors authorizes the Administrative Agent and each of the Lenders to (a) take and hold security for payment of this Guaranty and the Guaranteed Obligations and exchange, enforce, waive and release any such security, (b) apply such security and direct the order or manner of sale thereof as they in their discretion may determine and (c) release or substitute any one or more endorsees, other guarantors or other obligors.

Section 4.  Guaranty of Payment.  Each Guarantor further agrees that its guaranty constitutes a guaranty of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any of the security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of the Borrower or any other Person.

Section 5.  No Discharge or Diminishment of Guaranty.  The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including any claim of waiver, release, surrender, alteration or compromise of any

2

of the Guaranteed Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission that may or might in any manner or to the extent vary the risk of any Guarantor or that would otherwise operate as a discharge of each Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

Section 6.  Defenses of Borrower Waived.  To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Loan Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations.  The Administrative Agent and the Lenders may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any other Loan Party or any other guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been fully, finally and indefeasibly paid in cash.  Pursuant to applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Guarantor or guarantor, as the case may be, or any security.

Section 7.  Agreement to Pay; Subordination.  In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any Lender has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for the benefit of the Lenders in cash the amount of such unpaid and overdue Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent, all rights of such Guarantor against any Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations.  In addition, any indebtedness of any Loan Party now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full in cash of the Guaranteed Obligations.  If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

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Section 8.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of other Loan Parties’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the Lenders will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

Section 9.  Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 7), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold to satisfy a claim of any Lender under this Agreement, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

Section 10.  Contribution and Subrogation.  Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 7) that, in the event a payment shall be made by any other Guarantor under this Agreement or assets of any other Guarantor shall be sold to satisfy a claim of any Lender and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 9, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 23, the date of the Supplement hereto executed and delivered by such Guarantor).  Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 10 shall be subrogated to the rights of such Claiming Guarantor under Section 9 to the extent of such payment.

Section 11.  Subordination.  Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Section 9 and Section 10 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations.  No failure on the part of the Borrower or any Guarantor to make the payments required under applicable law or otherwise shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

Section 12.  Representations and Warranties.  Each Guarantor represents and warrants as to itself that all representations and warranties relating to it (as a Subsidiary of the Borrower) contained in the Credit Agreement are true and correct in all material respects (provided that if such representations and warranties are qualified by materiality, then the same must be true and correct in all respects).

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Section 13.  Termination.  The guarantees made hereunder (i) shall terminate without the necessity of any further action by any party hereto upon Payment in Full of all of the Guaranteed Obligations; and (ii) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Lender or any Guarantor upon the bankruptcy or reorganization of the Borrower, any Guarantor or otherwise.  In connection with the foregoing, the Administrative Agent shall execute and deliver to such Guarantor or Guarantor’s designee, at such Guarantor’s expense, any documents or instruments which such Guarantor shall reasonably request from time to time to evidence such termination and release.

Section 14.  Binding Effect; Several Agreement; Assignments.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantors that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective permitted successors and assigns.  This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent, and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the Lenders, and their respective permitted successors and assigns, except that no Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void).  If all of the capital stock of a Guarantor is sold, transferred or otherwise disposed of pursuant to a transaction permitted by the Credit Agreement, such Guarantor shall be released automatically from its obligations under this Agreement without the necessity of any further action by any party hereto.  This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

Section 15.  Waivers; Amendment.

(a)                                 No failure or delay of the Administrative Agent of any kind in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights of the Administrative Agent hereunder and of the Lenders under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by subsection (b) below, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice in similar or other circumstances.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors with respect to which such waiver, amendment or modification relates and the Administrative Agent,

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with the prior written consent of the Required Lenders (except as otherwise provided in the Credit Agreement).

Section 16.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THIS AGREEMENT WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 17.  Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 10.1 of the Credit Agreement.  All communications and notices hereunder to each Guarantor shall be given to it at its address set forth on Schedule I attached hereto or any subsequent address described in a written notice given as provided in Section 10.1 of the Credit Agreement.

Section 18.  Survival of Agreement; Severability.

(a)                                 All covenants, agreements representations and warranties made by the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or the other Loan Document shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit by the Issuing Bank regardless of any investigation made by any of them or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other fee or amount payable under this Agreement or any other Loan Document is outstanding and unpaid or the LC Exposure does not equal zero and as long as the Commitments have not been terminated.

(b)                                 In the event one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 19.  Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract (subject to Section 14), and shall become effective as provided in Section 14.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 20.  Rules of Interpretation. The rules of interpretation specified in Section 1.4 of the Credit Agreement shall be applicable to this Agreement.

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Section 21.  Jurisdiction; Consent to Service of Process.

(a)                                 Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Guarantor or its properties in the courts of any jurisdiction.

(b)                                 Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 17.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 22.  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 22.

Section 23.  Additional Guarantors.  Pursuant to Section 5.11 of the Credit Agreement, each Subsidiary Loan Party that was not in existence on the date of the Credit Agreement is required to enter into this Agreement as a Guarantor upon becoming Subsidiary Loan Party.  Upon execution and delivery after the date hereof by the Administrative Agent and such Subsidiary of an instrument in the form of Annex 1, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein.  The execution and delivery of any instrument adding an additional Guarantor as a party to this

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Agreement shall not require the consent of any other Guarantor hereunder.  The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

Section 24.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and the Issuing Bank are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or the Issuing Bank to or for the credit or the account of any Guarantor against any or all the obligations of such Guarantor now or hereafter existing under this Agreement and the other Loan Documents held by such Lender or the Issuing Bank, irrespective of whether or not such Person shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured (to the extent that this provision does not impair the legality under applicable laws, statutes or regulations of the Subsidiary Guaranty Agreement, Security Agreement or any other Security Document or otherwise violate applicable law).  The rights of each Lender  and the Issuing Bank under this Section 24 are in addition to other rights and remedies (including other rights of setoff) which such Lender or the Issuing Bank, as the case may be, may have.

Section 25.  Savings Clause.

(a)                                 It is the intent of each Guarantor and the Administrative Agent that each Guarantor’s maximum obligations hereunder shall be, but not in excess of:

(i)                                     in a case or proceeding commenced by or against any Guarantor under the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”) on or within one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor owed to the Administrative Agent or the Lenders) to be avoidable or unenforceable against such Guarantor under (i) Section 548 of the Bankruptcy Code or (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii)                                  in a case or proceeding commenced by or against any Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Lenders) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii)                               in a case or proceeding commenced by or against any Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such

8

Guarantor to the Administrative Agent or the Lenders) to be avoidable or unenforceable against such Guarantor under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

(b)                                 The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Lenders) as may be determined in any case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”.  To the extent set forth in Section 25(a) (i), (ii), and (iii), but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance or found unenforceable under the Avoidance Provisions, if any Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by such Guarantor, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Lenders), as so reduced, to be subject to avoidance or unenforceability under the Avoidance Provisions.

(c)                                  This Section 25 is intended solely to preserve the rights of the Administrative Agent and the Lenders hereunder to the maximum extent that would not cause the Guaranteed Obligations of such Guarantor to be subject to avoidance or unenforceability under the Avoidance Provisions, and neither the Guarantors nor any other Person shall have any right or claim under this Section 25 as against the Administrative Agent or Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

Section 26.  Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 26 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 26, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until termination thereof pursuant to Section 13 of this Agreement.  Each Qualifed ECP Guarantor intends that this Section 26 constitute, and this Section 26 shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 27.  Amendment and Restatement.  This Agreement amends and restates in its entirety the Subsidiary Guaranty Agreement, dated as of January 25, 2008, made by certain of

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the Guarantors in favor of the Administrative Agent, as amended, modified or supplemented through the date hereof.

(Signatures on following page)

10

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MAXIMUS FEDERAL SERVICES, INC., a Virginia corporation

By:
Name:
Title:

MAXIMUS HUMAN SERVICES, INC., a Virginia corporation

By:
Name:
Title:

MAXIMUS HEALTH SERVICES, INC., an Indiana corporation

By:
Name:
Title:

PSI SERVICES HOLDING INC., a Delaware corporation

By:
Name:
Title:

POLICY STUDIES INC., a Colorado corporation

By:
Name:
Title:

SUNTRUST BANK, as

Administrative Agent

By:
Name:
Title:

[Amended and Restated Subsidiary Guaranty Signature Page]

Acknowledged and agreed to:

MAXIMUS, INC., a Virginia corporation

By:
Name:
Title:

[Subsidiary Guaranty Signature Page]

SCHEDULE I TO THE

SUBSIDIARY GUARANTY AGREEMENT

Guarantor(s)

Guarantors	Address

Maximus Federal Services, Inc.	1891 Metro Center Drive Reston, VA 20190

Maximus Human Services, Inc.	1891 Metro Center Drive Reston, VA 20190

Maximus Health Services, Inc.	1891 Metro Center Drive Reston, VA 20190

PSI Services Holding Inc.	1891 Metro Center Drive Reston, VA 20190

Policy Studies Inc.	1891 Metro Center Drive Reston, VA 20190

Schedule I

ANNEX 1 TO THE

AMENDED AND RESTATED SUBSIDIARY GUARANTY AGREEMENT

SUPPLEMENT NO.  [   ] dated as of [                 ], to the Amended and Restated Subsidiary Guaranty Agreement (the “Guaranty Agreement”) dated as of [                              ], 20[    ], among each of the Subsidiaries of MAXIMUS, INC., a Virginia corporation (the “Borrower”) listed on Schedule I thereto (each such Subsidiary individually, a “Guarantor” and collectively, the “Guarantors”), and SUNTRUST BANK, a Georgia banking corporation, as Administrative Agent (the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below).

A.            Reference is made to the Amended and Restated Revolving Credit Agreement dated as of March 15, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and SunTrust Bank, as Administrative Agent and issuing bank (in such capacity, the “Issuing Bank”).

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty Agreement and the Credit Agreement.

C.            The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit.  Pursuant to Section 5.11 of the Credit Agreement, each Subsidiary Loan Party that was not in existence or not a Subsidiary Loan Party on the date of the Credit Agreement is required to enter into the Guaranty Agreement as a Guarantor upon becoming a Subsidiary Loan Party.  Section 23 of the Guaranty Agreement provides that additional Subsidiaries of the Borrower may become Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary of the Borrower (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty Agreement in order to induce the Lenders to make additional Loans and the Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

Section 1.  In accordance with Section 23 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it (but not the other Guarantors) as a Guarantor thereunder are true and correct on and as of the date hereof.  Each reference to a Guarantor in the Guaranty Agreement shall be deemed to include the New Guarantor.  The Guaranty Agreement is hereby incorporated herein by reference.

Section 2.  The New Guarantor represents and warrants to the Administrative Agent and the Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 3.  This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent.  Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

Section 4.  Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.

Section 5.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 6.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.  All communications and notices hereunder shall be in writing and given as provided in Section 17 of the Guaranty Agreement.  All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below, with a copy to the Borrower.

Section 8.  The New Guarantor agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the Administrative Agent.

(Signatures on following page)

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty Agreement as of the day and year first above written.

[NAME OF NEW GUARANTOR]

By:

Name:

Title:

Address:

SUNTRUST BANK, as

Administrative Agent

By:

Name:

Title:

EXHIBIT G

FORM OF AMENDED AND RESTATED SECURITY AGREEMENT

AMENDED AND RESTATED SECURITY AGREEMENT

THIS AMENDED AND RESTATED SECURITY AGREEMENT (this “Agreement”), dated as of [                            ], 20[    ], among MAXIMUS, INC., a Virginia corporation (the “Borrower”) and each subsidiary of the Borrower hereafter a party hereto (Borrower and each Subsidiary hereafter becoming a party hereto shall be collectively known as the “Grantors”, and individually as a “Grantor”), in favor of SUNTRUST BANK, a Georgia banking corporation, as the Administrative Agent (the “Administrative Agent”), on its behalf and on behalf of the other banks and lending institutions (the “Lenders”) from time to time party to the Amended and Restated Revolving Credit Agreement, dated as of March 15, 2013, by and among the Borrower, the Lenders, the Administrative Agent, and SunTrust Bank, as Swingline Lender and Issuing Bank (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to establish a revolving credit facility on behalf of the Borrower; and

WHEREAS, it is a condition precedent to the obligations of the Administrative Agent, the Issuing Bank, the Swingline Lender, and the Lenders under the Credit Agreement that the Grantors enter into this Agreement to secure all obligations of the Borrower under the Credit Agreement, secure the obligations of each Subsidiary of the Borrower under the Subsidiary Guaranty Agreement and all other Loan Documents to which each Grantor is a party, and to secure all Hedging Obligations owed to the Administrative Agent, any Lender or any of their affiliates to the extent expressly permitted by the Credit Agreement, and the Grantors desire to satisfy such condition precedent.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.01                            Definitions.  Capitalized terms defined in the Credit Agreement and not otherwise defined herein, when used in this Agreement shall have the respective meanings provided for in the Credit Agreement.  The following additional terms, when used in this Agreement, shall have the following meanings:

“Account Debtor” shall mean any person or entity that is obligated under an Account.

“Accounts” shall mean all “accounts” (as defined in the UCC) now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights.

“Chattel Paper” shall mean all “chattel paper” (as defined in the UCC) owned or acquired by any Grantor or in which any Grantor has or acquires any rights.

“Collateral” shall mean, collectively, all of the following:

(i)                                     all Accounts;

(ii)                                  all Chattel Paper;

(iii)                               all Deposit Accounts;

(iv)                              all Documents;

(v)                                 all Equipment;

(vi)                              all Intellectual Property;

(vii)                           all General Intangibles;

(viii)                        all Instruments;

(ix)                              all Inventory;

(x)                                 all Investment Property;

(xi)                              all Software;

(xii)                           all money, cash or cash equivalents;

(xiii)                        all other Goods and personal property, whether tangible or intangible;

(xiv)                       all Supporting Obligations and Letter-of-Credit Rights of any Grantor;

(xv)                          all books and records pertaining to any of the Collateral (including, without limitation, credit files, computer programs, printouts and other computer materials and records but excluding customer lists);

(xvi)                       the Pledged Notes and the instruments and other documents representing the Pledged Notes; and

(xvii)                    to the extent not otherwise included, all other property of any Grantor and all products and Proceeds of all or any of the Collateral described in clauses (i) through (xvi) hereof;

provided, that Collateral shall not include any Excluded Property.

“Copyright License” shall mean any and all rights of any Grantor under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyrights” shall mean all of the following now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights: (a) all copyrights and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Deposit Accounts” shall mean all “deposit accounts” (as defined in Article 9 the UCC) now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights, or other receipts, of any Grantor covering, evidencing or representing rights or interest in such deposit accounts.

“Documents” shall mean all “documents” (as defined in the UCC) now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights, or other receipts, of any Grantor covering, evidencing or representing Goods.

“Equipment” shall mean all “equipment” (as defined in the UCC) now owned or hereafter acquired by any Grantor and wherever located.

“Excluded Property” shall mean (i) any lease, license, contract, Equipment, General Intangible, Copyright License, Trademark License, Patent License, property right or agreement to which any Grantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest hereunder shall constitute or result in a material breach or default under any such lease, license, contract, Equipment, General Intangible, Copyright License, Trademark License, Patent License, property right or agreement  or would give rise to a right to terminate any such Equipment, General Intangible, Copyright License, Trademark License, Patent License (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided, however, that such security interest shall attach immediately to any portion of such lease, license, contract, Equipment, General Intangible, Copyright License, Trademark License, Patent License, property rights or agreement that does not result in any of the consequences specified above, (ii) any rights or property to the extent that any valid enforceable law or regulation applicable to such rights or property prohibits the creation of a security interest therein and (iii) any Capital Stock not constituting Collateral as a result of Section 3(b), and (iv) any Capital Stock not constituting Collateral as a result of Section 3(c).

“Event of Default” shall have the meaning set forth for such term in Section 7 hereof.

“General Intangibles” shall mean all “general intangibles” (as defined in the UCC) now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights and, in any event, shall include all right, title and interest in or under all contracts, all customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights of indemnification, all books and records, correspondence, credit files, invoices, tapes, cards, computer runs, domain names, prospect lists, customer lists and other papers and documents.

“Goods” shall mean all “goods” (as defined in the UCC) now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights.

“Instruments” shall mean all “instruments” (as defined in the UCC) now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights.

“Intellectual Property” shall mean all of the following now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights: (a) all Patents, patent rights and patent applications, Copyrights and copyright applications, Trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, applications for registration of trademarks, trade names and service marks, fictitious names registrations and trademark, trade name and service mark registrations, and all derivations thereof; and (b) Patent Licenses, Trademark Licenses, Copyright Licenses and other licenses to use any of the items described in the preceding clause (a).

“Inventory” shall mean all “inventory” (as defined in the UCC) now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights.

“Investment Property” shall mean all “investment property” (as defined in the UCC) now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights and, in any event, shall include all “certificated securities”, “uncertificated securities”, “security entitlements”, “securities accounts”, “commodity contracts” and “commodity accounts” (as all such terms are defined in the UCC) of each Grantor.

“Letter-of-Credit Rights” shall mean “letter-of-credit rights” (as defined in the UCC), now owned or hereafter acquired by any Grantor.

“License” shall mean any Copyright License, Patent License, Trademark License or other license of rights or interests of each Grantor in Intellectual Property.

“Patent License” shall mean any written agreement now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights granting any right with respect to any property, process or other invention on which a Patent is in existence.

“Patents” shall mean all of the following now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country; and (b) all reissues, continuations, continuations-in-part and extensions thereof.

“Pledged Notes” means the promissory notes, endorsed by the applicable Grantor, and instruments described on Schedule IV attached hereto other than Excluded Property.

“Proceeds” shall mean all “proceeds” (as defined in Section 9-102(a)(64) of the UCC).

“Secured Obligations” shall mean (i) with respect to the Borrower, all Obligations of the Borrower and (ii) with respect to any Grantor that is a Subsidiary Loan Party, all Guaranteed Obligations (as such term is defined in the Subsidiary Guaranty) of each such Grantor that is a Subsidiary Loan Party under the Subsidiary Guaranty Agreement; provided that with respect to any Hedging Obligations, the grant of the security interest of each Grantor that is a Subsidiary Loan Party herein shall only be effective to the extent that the applicable Grantor is a Qualified ECP Guarantor and that such Obligations exclude any Excluded Swap Obligations of such Grantor.

“Security Interests” shall mean the security interests granted to the Administrative Agent on its behalf and on behalf of the Secured Parties pursuant to Section 3, as well as all other security interests created or assigned as additional security for the Secured Obligations pursuant to the provisions of this Agreement.

“Significant Intellectual Property” means Intellectual Property that is material to the business operations of the Grantors, taken as a whole.

“Software” shall mean all “software” (as defined in the UCC), now owned or hereafter acquired by any Grantor.

“Supporting Obligations” means all “supporting obligations” (as defined in the UCC).

“Trademark License” shall mean any written agreement now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any such rights granting to any Grantor any right to use any Trademark.

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any such rights: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, (ii) all reissues, extensions or renewals thereof and (iii) all goodwill associated with or symbolized by any of the foregoing.

“UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“United States” or “U.S.” shall mean the United States of America, any of the fifty states thereof, and the District of Columbia.

SECTION 2.  Representations and Warranties.  Each Grantor represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, as follows:

(a)                                 Such Grantor has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder and has good and marketable title to all of its Collateral, free and clear of any Liens other than Liens expressly permitted under Section 7.2 of the Credit Agreement.

(b)                                 Other than financing statements, security agreements, or other similar or equivalent documents or instruments with respect to Liens expressly permitted under Section 7.2 of the Credit Agreement, no financing statement, mortgage, security agreement or similar or equivalent document or instrument evidencing a Lien on all or any part of the Collateral is on file or of record in any jurisdiction.  None of the Collateral is in the possession of a Person (other than any Grantor) asserting any claim thereto or security interest therein (except Liens permitted by Section 7.2 of the Credit Agreement), except that the Administrative Agent or its designee may have possession of Collateral as contemplated hereby.

(c)                                  When the UCC financing statements in appropriate form are filed in the offices specified on Schedule I attached hereto, the Security Interests shall constitute valid and perfected security interests in the Collateral, prior to all other Liens and rights of others therein except for the Liens expressly permitted under Section 7.2 of the Credit Agreement, to the extent that a security interest therein may be perfected by filing pursuant to the UCC, assuming the proper filing and indexing thereof.

(d)                                 All Collateral is insured in accordance with the requirements of Section 5.8 of the Credit Agreement.

(e)                                  None of the Collateral constitutes, or is the Proceeds of, “farm products” (as defined in the UCC).

(f)                                   As of the Closing Date, Schedule II correctly sets forth each Grantor’s state of organization, taxpayer identification number, organizational identification number and correct legal name indicated on the public record of such Grantor’s jurisdiction of organization which shows such Grantor to be organized.

(g)                                  As of the Closing Date, the Perfection Certificate, which is attached hereto as Schedule III, correctly sets forth (i) all names and tradenames that each Grantor has used within the last five (5) years and the names of all Persons that have merged into or been acquired by each Grantor, (ii) the chief executive offices of each Grantor over the last five (5) years, (iii) all other locations in which tangible assets of each Grantor are located, (iv) the name of each bank at which each Grantor maintains Deposit Accounts, the state or other jurisdiction of location of each such bank, and the account numbers for each Deposit Account, (v) all letters of credit with a stated amount in excess of $1,000,000 under which each Grantor is a beneficiary, (vi) all third parties with possession of any Inventory or Equipment with a fair market value in excess of $500,000 of each Grantor and (vii) each Grantor’s mailing address.

(h)                                 With respect to the Accounts of the Grantors:  (i) there has been no development or event in respect of the validity or enforcement of any Account or Accounts or the amount payable thereunder as shown on the applicable Grantor’s books and records and all invoices and statements delivered to the Administrative Agent with respect thereto, which individually or in the aggregate has had or could be reasonably expected to have a Material Adverse Effect and (ii) the right to receive payment under each Account is assignable except where the Account Debtor with respect to such Account is the United States government or any State government or any agency, department or instrumentality thereof, to the extent the assignment of any such right to payment is prohibited or limited by applicable law, regulations, administrative guidelines or contract, which individually or in the aggregate has had or could be reasonably expected to have a Material Adverse Effect.

(i)                                     With respect to any Inventory, the representations and warranties of each Grantor set forth in its respective Perfection Certificate are true and correct in all material respects, as of the Closing Date.

(j)                                    As of the Closing Date, such Grantor does not have any interest in, or title to, any registered Patent, Trademark or Copyright that constitutes Significant Intellectual Property except as set forth in the Perfection Certificate.  This Agreement is effective to create a valid and continuing Lien on and, upon filing of the Copyright Security Agreements (as hereinafter defined) with the United States Copyright Office and filing of the Patent Security Agreements (as hereinafter defined) and the Trademark Security Agreements (as hereinafter defined) with the United States Patent and Trademark Office, perfected security interests in favor of the Administrative Agent in such Grantor’s Patents, Trademarks and Copyrights that are registered in the United States and such perfected security interests are enforceable as such as against any and all creditors of and purchasers from such Grantor.  Upon filing of the Copyright Security Agreements with the United States Copyright Office and filing of the Patent Security Agreements and the Trademark Security Agreements with the United States Patent and Trademark Office and the filing of appropriate financing statements listed on Schedule I hereto, all action necessary or desirable to protect and perfect the Administrative Agent’s Lien on such Grantor’s Patents, Trademarks or Copyrights shall have been duly taken.  Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent shall only require perfection of its security interests in, or other registration with respect to, any Patent, Trademark or Copyright registered, or eligible to be registered, with a country other than the United States or any political subdivision thereof, to the extent that (i) such Patent, Trademark or Copyright constitutes Significant Intellectual Property and (ii) the Administrative Agent determines, in its sole discretion, that such Patent, Trademark or Copyright, and the registration thereof in such other country or political subdivision thereof, is material to the applicable Grantor’s business, taken as a whole.

(k)                                 Each of the Pledged Notes purported to be pledged hereunder is the legal, valid and binding obligation of the obligor thereof, enforceable in accordance with its terms; each of the Pledged Notes has been duly authorized, authenticated or issued and delivered by the issuer thereof, and no such issuer is in default thereunder.  Except as disclosed on Schedule IV hereto, none of the Pledged Notes are subordinated in right of payment to other indebtedness (except for the Secured Obligations) or subject to the terms of an indenture.

SECTION 3.  The Security Interests.

(a)                                 In order to secure the full and punctual payment and performance of the Secured Obligations in accordance with the terms of the Credit Agreement, each Grantor hereby pledges, assigns, hypothecates, sets over and conveys to the Administrative Agent on its behalf and on behalf of the Secured Parties and grants to the Administrative Agent on its behalf and on behalf of the Secured Parties a continuing security interest in and to, all of its rights in and to all Collateral now or hereafter owned or acquired by such Grantor or in which such Grantor now has or hereafter has or acquires any rights, and wherever located.  The Security Interests are granted as security only and shall not subject the Administrative Agent or any Secured Party to, or transfer to the Administrative Agent or any Secured Party, or in any way affect or modify, any obligation or liability of the Grantor with respect to any Collateral or any transaction in connection therewith.

(b)                             Notwithstanding anything herein to the contrary, the Collateral shall exclude an interest in more than sixty-five percent (65%) of the Capital Stock of any Foreign Subsidiary.

(c)                                  Notwithstanding anything herein to the contrary, the Collateral shall not include any Capital Stock owned by any Grantor to the extent such Capital Stock is validly pledged by such Grantor pursuant to the terms of the Pledge Agreement.

(d)                                 Notwithstanding anything herein to the contrary, this Agreement shall not operate as a sale, transfer, conveyance or other assignment to Administrative Agent of any applications by any Grantor to register Trademarks under section 1(b) of the Lanham Act, unless and until an amendment to allege use is filed pursuant to section 1(c) of the Lanham Act or a verified statement of use is filed pursuant to section 1(d) of the Lanham Act, but rather, until such time as an amendment to allege use or a verified statement of use is filed, this Agreement shall operate only to create a security interest for collateral purposes in favor of Administrative Agent on such Trademark application as Collateral for the Obligations.

SECTION 4.  Further Assurances; Covenants.

(a)                                 General.

(i)                                     No Grantor shall change the location of its chief executive office or principal place of business unless it shall have given the Administrative Agent fifteen (15) days’ prior notice thereof, as well as executed and delivered to the Administrative Agent all financing statements and financing statement amendments which the Administrative Agent may request in connection therewith.

(ii)                                  No Grantor shall change its name, organizational identification number, identity or jurisdiction or form of organization in any manner unless it shall have given the Administrative Agent thirty (30) days’ prior written notice thereof, and executed and delivered to the Administrative Agent all financing statements and financing statement amendments which the Administrative Agent may reasonably request in connection therewith.  No Grantor shall merge or consolidate into, or transfer any of the Collateral to, any other Person other than another Grantor, other than as permitted by the Credit Agreement.

(iii)                               Each Grantor hereby authorizes the Administrative Agent, its counsel or its representative, at any time and from time to time, to file financing statements and amendments that describe the collateral covered by such financing statements as “all assets of the Grantor”, “all personal property of the Grantor” or words of similar effect, in such jurisdictions as are necessary or desirable in order to perfect the security interests granted by such Grantor under this Agreement.  Each Grantor will, from time to time, at its expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including, without limitation, any filings with the United States Patent and Trademark Office, Copyright or Patent filings and any filings of financing or continuation statements under the UCC) that from time to time may be necessary, or that the Administrative Agent may reasonably request, in order to create, preserve, upgrade in rank (to the extent required hereby), perfect (to the extent required hereby), confirm or validate the Security Interests or to enable the Administrative Agent to obtain the full benefits of this Agreement, or to enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies hereunder with respect to any of its Collateral.  Each Grantor hereby authorizes the Administrative Agent to execute and file financing statements, financing statement amendments or continuation statements on behalf of such Grantor.  Each Grantor agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.  Grantors shall pay the costs of, or incidental to, any recording or filing of any financing statements, financing statement amendments or continuation statements necessary in the sole discretion of the Administrative Agent, to perfect the Administrative Agent and Secured Parties’ security interest in the Collateral.

(iv)                              No Grantor shall (A) sell, transfer, lease, exchange, assign or otherwise dispose of, or grant any option, warrant or other right with respect to, any of its Collateral other than sales of assets permitted under the Credit Agreement; or (B) create, incur or suffer to exist any Lien with respect to any Collateral, except for the Liens expressly permitted under the Credit Agreement.

(v)                                 Each Grantor will, promptly upon request, provide to the Administrative Agent all information and evidence it may reasonably request concerning the Collateral, to enable the Administrative Agent to enforce the provisions of this Agreement.

(vi)                              Each Grantor shall take all actions necessary or reasonably requested by the Administrative Agent in order to maintain the perfected (to the extent such perfection is required by the terms hereof) status of the Security Interests.

(vii)                           Unless authorized by the Administrative Agent, no Grantor shall file any amendment to or termination of a financing statement naming any Grantor as debtor and the Administrative Agent as secured party, or any correction statement with respect thereto, in any jurisdiction until Payment in Full of the Secured Obligations.

(viii)                        Each Grantor shall take all steps necessary to grant the Administrative Agent control of all electronic chattel paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

(b)                                 Accounts, Etc.

(i)                                     Upon the occurrence and during the continuance of any Event of Default, each Grantor shall, at the request and option of the Administrative Agent, notify Account Debtors and other Persons obligated on the Accounts or any of the Collateral of the security interest of Administrative Agent in any Account or other Collateral and that payment thereof is to be made directly to the  Administrative Agent, and may itself, if an Event of Default shall have occurred and be continuing, without notice to or demand upon any Grantor, so notify Account Debtors and other Persons obligated on Collateral.  After the making of such a request or the giving of any such notification, each Grantor shall hold any proceeds of collection of the Accounts and such other Collateral received by such Grantor as trustee for the  Administrative Agent without commingling the same with other funds of such Debtor and shall turn the same over to the  Administrative Agent in the identical form received, together with any necessary endorsements or assignments.  The Administrative Agent shall apply the proceeds of collection of the Accounts and other Collateral received by the Administrative Agent to the Obligations in accordance with the provisions of the Credit Agreement, such proceeds to be immediately credited after final payment in cash or other immediately available funds of the items giving rise to them.

(ii)                                  Each Grantor will perform under and comply with the provisions of Section 5.4 and Section 5.5 of the Credit Agreement.

(iii)                               Anything herein to the contrary notwithstanding, each of the Grantors shall remain liable under each of its Accounts, contracts and agreements to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account or the terms of such contract or agreement.  Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Account (or any agreement giving rise thereto), contract or agreement by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating to such Account, contract or agreement pursuant hereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), contract or agreement, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(iv)                              At any time and from time to time during the continuance of an Event of Default, the Administrative Agent shall have the right, but not the obligation, to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and the Grantors shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection with such test verifications.  During the continuance of an Event of Default, the Administrative Agent in its own name or in the name of others may communicate with Account Debtors on the Accounts to verify with them to the Administrative Agent’s reasonable satisfaction the existence, amount and terms of any Accounts.

(c)                                  Patents, Trademarks, Etc.  Each Grantor shall notify the Administrative Agent at the time that the Borrower is required to deliver a Compliance Certificate of the occurrence of each of the following (i) such Grantor’s acquisition after the date of this Agreement of any Significant Intellectual Property and (ii) a Responsible Officer of such Grantor obtaining knowledge, or reason to know, that any application or registration relating to any Significant Intellectual Property owned by or licensed to such Grantor is reasonably likely to become abandoned or dedicated, or of any material adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Copyright Office, the United States Patent and Trademark Office or any court) regarding such Grantor’s ownership of any Significant Intellectual Property, its right to register the same, or to keep and maintain the same.  Each Grantor will, contemporaneously herewith, execute and deliver to the Administrative Agent the Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement in the forms of Exhibit A, Exhibit B and Exhibit C hereto, as necessary, and shall execute and deliver to the Administrative Agent any other document required to acknowledge or register or perfect in the United States the Administrative Agent’s interest in any part of the Intellectual Property.  Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent shall only require perfection of its security interests in, or other registration with respect to, any Patent, Trademark or Copyright registered, or eligible to be registered, with a country other than the United States or any political subdivision thereof, to the extent that (i) such Patent, Trademark or Copyright constitutes Significant Intellectual Property and (ii) the Administrative Agent determines, in its reasonable discretion, that such Patent, Trademark or Copyright, and the registration thereof in such other country or political subdivision thereof, is material to the applicable Grantor’s business, as a whole.

(d)                                 Deposit Accounts, Chattel Paper, Investment Property and Letters of Credit.

(i)                                     If an Event of Default exists and is continuing, each Grantor will use commercially reasonable efforts to grant Administrative Agent “control” over its Deposit Accounts promptly upon request of Administrative Agent.

(ii)                                  No Grantor shall become the beneficiary of any Letters of Credit having a stated amount of in excess of $1,000,000, unless such Grantor shall use commercially reasonable efforts to cause the issuer of such Letter of Credit to consent to the assignment.

(iii)                               Each Grantor, at any time and from time to time, will (a) take such steps as the Administrative Agent may reasonably request from time to time for the Administrative Agent to obtain “control” of any Investment Property that is Collateral (other than a Securities Account (as defined in the UCC)), except after the occurrence of an Event of Default) with a fair market value in excess of $500,000 or electronic Chattel Paper with a fair market value in excess of $500,000, with any agreements establishing control to be in form and substance reasonably satisfactory to the Administrative Agent, and (b) otherwise to insure the continued perfection and priority of the Administrative Agent’s security interest in any of the Collateral described in clause (a) and of the preservation of its rights therein.

(e)                                  Commercial Tort Claims.  If any Grantor shall at any time acquire a “commercial tort claim” (as such term is defined in the UCC) with a claim for damages that could reasonably be expected to be in excess of Five Hundred Thousand Dollars ($500,000), such Grantor shall promptly notify the Administrative Agent thereof in a writing, providing a reasonable description and summary thereof, and shall execute a supplement to this Agreement granting a security interest in such commercial tort claim to the Administrative Agent.

(f)                                   Maintenance of Properties; Insurance.  Each Grantor shall maintain and insure the Collateral in accordance with the provisions of Section 5.8 of the Credit Agreement.

SECTION 5.  Reporting and Recordkeeping.  Each Grantor covenants and agrees with the Administrative Agent that from and after the date of this Agreement and until the Secured Obligations have been indefeasibly paid in full in cash:

(a)                                 Maintenance of Records Generally.  Each Grantor will keep and maintain at its own cost and expense records of its Collateral in accordance with the provisions of Section 5.6 of the Credit Agreement. Upon reasonable prior notice, each Grantor will mark its books and records pertaining to its Collateral to evidence this Agreement and the Security Interests. Upon reasonable prior notice, all Chattel Paper will be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of SunTrust Bank, as Administrative Agent.”  For the Administrative Agent’s further security, each

Grantor agrees that the Administrative Agent shall have a security interest in all of such Grantor’s books and records pertaining to its Collateral and, upon the occurrence and during the continuation of any Event of Default, such Grantor shall deliver and turn over full and complete copies of any such books and records to the Administrative Agent or to its representatives at any time on demand of the Administrative Agent.  Upon reasonable notice from the Administrative Agent, each Grantor shall permit any representative of the Administrative Agent, to inspect such books and records and will provide photocopies thereof to the Administrative Agent.

(b)                                 Notices of Material Events; Special Provisions Regarding Government Receivables;

(i)                                     Each Grantor will furnish to the Administrative Agent notices of material events in accordance with Section 5.2 of the Credit Agreement.

(ii)                                  After the occurrence of an Event of Default, if any Account, arises out of a contract with the United States of America, or any department, agency, subdivision or instrumentality thereof, or of any state (or department, agency, subdivision or instrumentality thereof) where such state has a state assignment of claims act or other law comparable to the Federal Assignment of Claims Act, such Grantor will take any action required or requested by the Administrative Agent to give notice of the Administrative Agent’s security interest in such Accounts under the provisions of the Federal Assignment of Claims Act or any comparable law or act enacted by any state or local governmental authority.

(c)                                  Further Identification of Collateral.  Each Grantor will if so requested by the Administrative Agent furnish to the Administrative Agent, as often as the Administrative Agent reasonably requests but in no event more frequently than once per calendar quarter and without limit after the occurrence and during the continuance of an Event of Default, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

(d)                                 Other Notices.  In addition to the notices required by Section 5(b) hereof, each Grantor will advise the Administrative Agent promptly, but in no event later than thirty (30) days after the occurrence thereof, in reasonable detail, (i) of any Lien or claim made or asserted against any of the Collateral that is not expressly permitted by the terms of the Credit Agreement, and (ii) of the occurrence of any other event which would have a material adverse effect on the aggregate value of the Collateral or on the validity, perfection or priority of the Security Interests.

SECTION 6.  General Authority.  Each Grantor hereby irrevocably appoints, so long as any Obligations remain outstanding, the Administrative Agent its true and lawful attorney, with full power of substitution, in the name of such Grantor, the Administrative Agent or otherwise, for the sole use and benefit of the Administrative Agent on its behalf and on behalf of the Secured Parties, but at such Grantor’s expense, to exercise, at any time (subject to the proviso below) all or any of the following powers:

(i)                                     to file the financing statements, financing statement amendments and continuation statements referred to in Section 4(a)(iii),

(ii)                                  to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due with respect to any Collateral or by virtue thereof,

(iii)                               to settle, compromise, compound, prosecute or defend any action or proceeding with respect to any Collateral,

(iv)                              to sell, transfer, assign or otherwise deal in or with the Collateral or the proceeds or avails thereof, as fully and effectually as if the Administrative Agent were the absolute owner thereof, and

(v)                                 to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference to the Collateral;

provided, however, that the powers described in clauses (ii), (iii), (iv) and (v) above may be exercised by the Administrative Agent only if an Event of Default then exists and is continuing.

SECTION 7.  Events of Default.  Each of the following specified events shall constitute an Event of Default under this Agreement:

(a)                                 The existence or occurrence of any “Event of Default” as provided under the terms of the Credit Agreement;

(b)                                 Any representation or warranty made by or on behalf of any Grantor under or pursuant to this Agreement shall have been false or misleading in any material respect when made; or

(c)                                  Any Grantor shall fail to observe or perform any covenant or agreement set forth in this Agreement other than those referenced in paragraphs (a) and (b) above, and if such failure is capable of being remedied, such failure shall remain unremedied for thirty (30) days after notice from the Administrative Agent.

SECTION 8.  Remedies upon Event of Default.

(a)                                 If any Event of Default has occurred and is continuing, the Administrative Agent may, without further notice, exercise all rights and remedies under this Agreement or any other Loan Document or that are available to a secured creditor under the UCC or that are otherwise available at law or in equity, at any time, in any order and in any combination, including to collect any and all Secured Obligations from the Grantors, and, in addition, the Administrative Agent may sell the Collateral or any part thereof at public or private sale, for cash, upon credit or for future delivery, and at such price or prices as the Administrative Agent may deem satisfactory.  The Administrative Agent shall give the Borrower not less than ten (10) days’ (or such longer period as may be afforded by the UCC) prior written notice of the time and place of any sale or other intended disposition of Collateral, except any Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market.  Each Grantor agrees that any such notice constitutes “reasonable notification” within the meaning of Section 9-611 of the UCC (to the extent such Section or any successor provision under the UCC is applicable).

(b)                                 The Administrative Agent may be the purchaser of any or all of the Collateral so sold at any public sale (or, if such Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations or if otherwise permitted under applicable law, at any private sale) and thereafter hold the same, absolutely, free from any right or claim of whatsoever kind.  Each Grantor agrees during an Event of Default to execute and deliver such documents and take such other action as the Administrative Agent deems necessary or advisable in order that any such sale may be made in compliance with law.  Upon any such sale the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold.  Each purchaser at any such sale shall hold the Collateral so sold to it absolutely, free from any claim or right of any kind, including any equity or right of redemption of the Grantors.  To the extent permitted by law, each Grantor hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted.  The notice (if any) of such sale shall (1) in case of a public sale, state the time and place fixed for such sale, and (2) in the case of a private sale, state the day after which such sale may be consummated.  To the extent permitted by applicable law, any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix in the notice of such sale.  At any such sale Collateral may be sold in one (1) lot as an entirety or in separate parcels, as the Administrative Agent may determine.  To the extent permitted by applicable law, the Administrative Agent shall not be obligated to make any such sale pursuant to any such notice.  The Administrative Agent may, without notice or publication (other than any notices required by this Section 8 or by applicable law), adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.  In case of any sale of all or any part of the Collateral on credit or for future delivery, such Collateral so sold may be retained by the Administrative Agent until the selling price is paid by the purchaser thereof, but the Administrative Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for such Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice.  The Administrative Agent, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.  The Grantors shall remain liable for any deficiency.

(c)                                  For the purpose of enforcing any and all rights and remedies under this Agreement, the Administrative Agent may (i) require any Grantor to, and each Grantor agrees that it will, at the joint and several expense of the Grantors, and upon the request of the Administrative Agent, forthwith assemble all or any part of its Collateral as directed by the Administrative Agent and make it available at a place designated by the Administrative Agent which is, in the Administrative Agent’s opinion, reasonably convenient to the Administrative Agent and such Grantor, whether at the premises of such Grantor or otherwise, (ii) to the extent permitted by applicable law, enter, with or without process of law and without breach of the peace, any premise where any such Collateral is or may be located and, without charge or liability to the Administrative Agent, seize and remove such Collateral from such premises, (iii) have access to and use such Grantor’s books and records, computers and software (subject to the terms of applicable licenses) relating to the Collateral, and (iv) prior to the disposition of any of the Collateral, store or transfer such Collateral without charge in or by means of any storage or transportation facility owned or leased by such Grantor, process, repair or recondition such Collateral or otherwise prepare it for disposition in any manner and to the extent the Administrative Agent deems appropriate and, in connection with such preparation and disposition, use without charge any trademark, trade name, copyright, patent or technical process used such Grantor.

(d)                                 Without limiting the generality of the foregoing, if any Event of Default has occurred and is continuing:

(i)                                     the Administrative Agent may (without assuming any obligations or liability thereunder), at any time and from time to time, enforce (and shall have the exclusive right to enforce) against any licensee or sublicensee all rights and remedies of any Grantor in, to and under any Licenses and take or refrain from taking any action under any thereof, and each Grantor hereby releases the Administrative Agent from, and agrees to hold the Administrative Agent free and harmless from and against any claims arising out of, any lawful action so taken or omitted to be taken with respect thereto except for the Administrative Agent’s gross negligence or willful misconduct as determined by a final and nonappealable decision of a court of competent jurisdiction; and

(ii)                                  upon request by the Administrative Agent, each Grantor agrees to execute and deliver to the Administrative Agent powers of attorney, in form and substance satisfactory to the Administrative Agent, for the implementation of any lease, assignment, license, sublicense, grant of option, sale or other disposition of any Intellectual Property, in each case subject to the terms of the applicable License.  In the event of any such disposition pursuant to this Section, each Grantor shall supply its know-how and expertise relating to the manufacture and sale of the products bearing Trademarks or the products or services made or rendered in connection with Patents or Copyrights, and its customer lists and other records relating to such Intellectual Property and to the distribution of said products, to the Administrative Agent.

SECTION 9.  Limitation on Duty of Administrative Agent in Respect of Collateral.  Beyond reasonable care in the custody thereof, the Administrative Agent shall have no duty as to any Collateral of any Grantor in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.  The Administrative Agent shall be deemed to have exercised reasonable care in the custody of the Collateral of the Grantors in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property, and the Administrative Agent shall not be liable or responsible for any loss or damage to any of the Grantors’ Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Administrative Agent in good faith.

SECTION 10.  Application of Proceeds. The proceeds of any sale of, or other realization upon, all or any part of the Collateral of the Grantors shall be applied by the Administrative Agent in the manner set forth in Section 8.2 of the Credit Agreement.

SECTION 11.  Concerning the Administrative Agent.  The provisions of Article 9 of the Credit Agreement shall inure to the benefit of the Administrative Agent in respect of this Agreement and shall be binding upon the parties to the Credit Agreement in such respect.  In furtherance and not in derogation of the rights, privileges and immunities of the Administrative Agent therein set forth:

(a)                                 The Administrative Agent is authorized to take all such action as is provided to be taken by it as the Administrative Agent hereunder or otherwise permitted under the Credit Agreement and all other action reasonably incidental thereto.  As to any matters not expressly provided for herein or therein, the Administrative Agent may request instructions from the Lenders and shall act or refrain from acting in accordance with written instructions from the Required Lenders or, in the absence of such instructions, in accordance with its discretion.

(b)                                 The Administrative Agent shall not be responsible for the existence, genuineness or value of any of the Grantors’ Collateral or for the validity, perfection, priority or enforceability of the Security Interests, whether impaired by operation of law or by reason of any action or omission to act on its part.  The Administrative Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement by the Grantors.

SECTION 12.  Appointment of Co-Administrative Agents.  At any time or times, in order to comply with any legal requirement in any jurisdiction, the Administrative Agent may appoint another bank or trust company or one (1) or more other Persons reasonably acceptable to the Required Lenders and, so long as no Event of Default has occurred or is continuing, the Borrower, either to act as co-agent or co-agents, jointly with the Administrative Agent, or to act as separate agent or agents on behalf of the Administrative Agent and the Lenders with such power and authority as may be necessary for the effectual operation of the provisions hereof and specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for the protection of such co-agent or separate agent similar to the provisions of Section 11 hereof).

SECTION 13.  Expenses.  In the event that any Grantor fails to comply with the provisions of the Credit Agreement, this Agreement or any other Loan Document, such that the value of any of its Collateral or the validity, perfection, rank or value of the Security Interests are thereby diminished or potentially diminished or put at risk, the Administrative Agent may, but shall not be required to, effect such compliance on behalf of such Grantor, and the Grantors shall jointly and severally reimburse the Administrative Agent for the reasonable and actual costs thereof on demand.  All insurance expenses and all expenses of protecting, storing, warehousing, appraising, insuring, handling, maintaining and shipping such Collateral, any and all excise, stamp, intangibles, transfer, property, sales, and use taxes imposed by any state, federal, or local authority or any other governmental authority on any of such Collateral, or in respect of periodic appraisals and inspections of such Collateral, or in respect of the sale or other disposition thereof, shall be borne and paid by the Grantors jointly and severally; and if the Grantors fail promptly to pay any portion thereof when due, the Administrative Agent may, at its option, but shall not be required to, pay the same and charge the Grantors’ accounts therefor, and the Grantors agree jointly and severally to reimburse the Administrative Agent therefor on demand.  All sums so paid or incurred by the Administrative Agent for any of the foregoing and any and all other sums for which the Grantors may become liable hereunder and all reasonable costs and expenses (including reasonable attorneys’ fees, legal expenses and court costs) incurred by the Administrative Agent in enforcing or protecting the Security Interests or any of its rights or remedies thereon shall be payable by the Grantors on demand and shall bear interest (after as well as before judgment) until paid at the default rate of interest set forth in the Credit Agreement and shall be additional Secured Obligations hereunder.

SECTION 14.  Termination of Security Interests; Release of Collateral.  Upon the Payment in Full of the Secured Obligations, the Security Interests shall terminate and all rights to the Collateral shall revert to the Grantors.  Upon any such termination of the Security Interests or release of such Collateral, the Administrative Agent will promptly upon the Grantor’s request and contemporaneously with any refinancing of the Obligations, at the expense of the Borrower, execute and deliver to the Borrower such documents as the Grantors shall reasonably request, but without recourse or warranty to the Administrative Agent, including but not limited to written authorization to file termination statements to evidence the termination of the Security Interests in such Collateral.

SECTION 15.  Notices.  All notices, requests and other communications to the Grantors or the Administrative Agent hereunder shall be delivered in the manner required by the Credit Agreement and shall be sufficiently given to the Administrative Agent or any Grantor if addressed or delivered to them at, in the case of the Administrative Agent and the Borrower, its addresses and telecopier numbers specified in the Credit Agreement and in the case of any other Grantors, at their respective addresses and telecopier numbers provided in the Subsidiary Guaranty Agreement.  All such notices and communications shall be deemed to have been duly given at the times set forth in the Credit Agreement.

SECTION 16.  No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent in exercising any right or remedy hereunder, and no course of dealing between any Grantor on the one hand and the Administrative Agent or any holder of any Note on the other hand shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder.  The rights and remedies herein and in the other Loan Documents are cumulative and not exclusive of any rights or remedies which the Administrative Agent would otherwise have.  No notice to or demand on the Grantors not required hereunder in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent to any other or further action in any circumstances without notice or demand.

SECTION 17.  Successors and Assigns.  This Agreement is for the benefit of the Administrative Agent and the Lenders and their permitted successors and assigns, and in the event of an assignment of all or any of the Secured Obligations, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness.

This Agreement shall be binding on the Grantors and their successors and assigns; provided, however, that no Grantor may assign any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Lenders.

SECTION 18.  Amendments.  No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Grantors herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 19.  Governing Law; Waiver of Jury Trial.

(a)                                 THIS AGREEMENT AND THE RIGHTS AND SECURED OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT PERFECTION (AND THE EFFECT OF PERFECTION AND NONPERFECTION) AND CERTAIN REMEDIES MAY BE GOVERNED BY THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK.  THIS AGREEMENT WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b)                                 GRANTORS IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR THEMSELF AND THEIR PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SUCH FEDERAL COURT.  EACH GRANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING  RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST SUCH GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING DESCRIBED IN PARAGRAPH (B) OF THIS SECTION AND BROUGHT IN ANY COURT REFERRED TO

IN PARAGRAPH (B) OF THIS SECTION.  EACH GRANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 EACH GRANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN THE CREDIT AGREEMENT.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e)                                  EACH GRANTOR HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING AMONG THE PARTIES HERETO DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS NOT BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 20.  Severability.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 21.  Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one (1) and the same instruments.

SECTION 22.  Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

SECTION 23.  Additional Subsidiaries.  Pursuant to Section 5.11 of the Credit Agreement, each Subsidiary that that is required to become a Subsidiary Loan Party after the date of the Credit Agreement is required to enter into this Agreement as a Grantor upon becoming such a Subsidiary Loan Party.  Upon execution and delivery after the date hereof by the Administrative Agent and such Subsidiary of an instrument in the form of Exhibit D, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein.  The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder.  The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

SECTION 24.  Amendment and Restatement.  This Agreement amends and restates in its entirety the Security Agreement, dated as of January 25, 2008, made by certain of the Grantors in favor of the Administrative Agent, as amended, modified or supplemented through the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Grantor has caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

MAXIMUS, INC., a Virginia corporation

By:
Name:
Title:

MAXIMUS FEDERAL SERVICES, INC., a Virginia corporation

By:
Name:
Title:

MAXIMUS HUMAN SERVICES, INC., a Virginia corporation

By:
Name:
Title:

MAXIMUS HEALTH SERVICES, INC., an Indiana corporation

By:
Name:
Title:

PSI SERVICES HOLDING INC., a Delaware corporation

By:
Name:
Title:

POLICY STUDIES INC., a Colorado corporation

By:
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO AMENDED AND RESTATED SECURITY AGREEMENT]

SCHEDULE I

LIST OF UCC FILING OFFICES

Name of Grantor	State	Office(s)
MAXIMUS, Inc.	Virginia	Virginia State Corporation Commission (“SCC”)
Maximus Federal Services, Inc.	Virginia	SCC
Maximus Human Services, Inc.	Virginia	SCC
Maximus Health Services, Inc.	Indiana	Secretary of State of the State of Indiana
PSI Services Holding Inc.	Delaware	Secretary of State of the State of Delaware
Policy Studies Inc.	Colorado	Secretary of State of the State of Colorado

SCHEDULE II

Grantor’s Exact Legal Name	State of Incorporation	Taxpayer ID Number	Organizational ID Number

MAXIMUS, Inc	Virginia
Maximus Federal Services, Inc.	Virginia
Maximus Human Services, Inc.	Virginia
Maximus Health Services, Inc.	Indiana
PSI Services Holding Inc.	Delaware
Policy Studies Inc.	Colorado
Maximus Human Services, Inc.	Virginia

SCHEDULE III

PERFECTION CERTIFICATE

, a                                  (the “Grantor”), hereby certifies, with reference to a certain Amended and Restated Security Agreement, dated as of [                        ], 20[    ] (terms defined in such Amended and Restated Security Agreement having the same meanings herein as specified therein), from, among others, the Grantor in favor of SunTrust Bank, as Administrative Agent, as follows:

1.                                      Other Names, Etc.  The following is a list of all other names (including trade names or similar appellations) used by the Grantor, or any other business or organization to which the Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years.

2.                                      Chief Executive Offices.

(a)                                 The following is the mailing address of the Grantor:

(b)                                 If different from its mailing address, the Grantor’s place of business or, if more than one (1), its chief executive office is located at the following address:

Address	County	State

(c)                                  The following are the other chief executive offices of the Grantor over the last five years:

Address	County	State

3.                                      Other Current Locations.

(a)                                 The following are all other locations in the United States of America in which the Grantor maintains any books or records relating to any of the Collateral consisting of accounts, instruments, chattel paper, general intangibles or mobile goods;

Address	County	State

(b)                                 The following are all other places of business of the Grantor in the United States of America:

Address	County	State

(c)                                  The following are all other locations in the United States of America where any of the Collateral consisting of inventory or equipment is located:

Address	County	State

(d)                                 The following are the names and addresses of all persons or entities other than the Grantor, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment:

Address	County	State

4.                                      Letters of Credit.  Set forth below are all letters of credit under which the Grantor is a beneficiary.

Issuer	Amount	Expiry

5.                                      Intellectual Property.  Attached hereto as Schedule 7 is a complete list of all United States and foreign patents, copyrights, trademarks, trade names and service marks registered or for which applications are pending in the name of the Grantor.

6.                                      Securities; Instruments.  Attached hereto as Schedule 8 is a complete list of all stocks, bonds, debentures, notes and other securities and investment property owned by the Grantor.

7.                                      Bank Accounts.  The following is a complete list of all bank accounts (including securities and commodities accounts) maintained by the Grantor other than bank accounts maintained with the Administrative Agent:

Depository Bank	Bank Address	Type of Account	Acct. No.

IN WITNESS WHEREOF, the Grantor certifies that the foregoing is true and correct in all material respects as of [                            ], 20[    ].

[ ]

By:
Name:
Title:

SCHEDULE IV

PLEDGED NOTES

EXHIBIT A

to Amended and Restated Security Agreement

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (this “Agreement”), dated as of                       , is made between                                       , a                                          (the “Grantor”), and SUNTRUST BANK, a Georgia banking corporation, as the Administrative Agent (the “Administrative Agent”), on its behalf and on behalf of the other banks and lending institutions (the “Lenders”) from time to time party to the Amended and Restated Revolving Credit Agreement, dated as of March 15, 2013, by and among MAXIMUS, Inc., a Virginia corporation, the Lenders, the Administrative Agent, and SunTrust Bank, as Issuing Bank and as Swingline Lender (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).

W I T N E S S E T H :

WHEREAS, in connection with the Credit Agreement, the Grantor has executed and delivered an Amended and Restated Security Agreement, dated as of [                        ], 20[    ] (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to Section 4(d) of the Security Agreement, the Grantor is required to execute and deliver this Agreement and to grant to the Administrative Agent a continuing security interest in all of the Patent Collateral (as defined below) to secure all Obligations; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of the Administrative Agent and each Secured Party, as follows:

SECTION 1.  Definitions.  Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Security Agreement.

SECTION 2.  Grant of Security Interest.  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to secure all of the Obligations, the Grantor does hereby mortgage, pledge and hypothecate to the Administrative Agent, and grant to the Administrative Agent a security interest in, for its benefit and the benefit of each Secured Party, all of the following property (the “Patent Collateral”), whether now owned or hereafter acquired or existing by it:

(a)                                 all letters patent and applications for letters patent throughout the world, including all patent applications in preparation for filing anywhere in the world and

1

including each patent and patent application referred to in Item A of Schedule I attached hereto;

(b)                                 all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a);

(c)                                  all patent licenses, including each patent license referred to in Item B of Schedule I attached hereto; and

(d)                                 all proceeds of, and rights associated with, the foregoing (including license royalties and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, including any patent or patent application referred to in Item A of Schedule I attached hereto, and for breach or enforcement of any patent license, including any patent license referred to in Item B of Schedule I attached hereto, and all rights corresponding thereto throughout the world.

Notwithstanding anything contained herein to the contrary, the Patent Collateral shall not include Excluded Property, as hereinafter defined.  As used herein, the term “Excluded Property” shall mean (i) any lease, license, contract, Equipment, General Intangible, Copyright License, Trademark License, Patent License, property right or agreement to which any Grantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest hereunder shall constitute or result in a material breach or default under any such lease, license, contract, Equipment, General Intangible, Copyright License, Trademark License, Patent License, property right or agreement  or would give rise to a right to terminate any such Equipment, General Intangible, Copyright License, Trademark License, Patent License (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided, however, that such security interest shall attach immediately to any portion of such lease, license, contract, Equipment, General Intangible, Copyright License, Trademark License, Patent License, property rights or agreement that does not result in any of the consequences specified above, (ii) any rights or property to the extent that any valid enforceable law or regulation applicable to such rights or property prohibits the creation of a security interest therein, (iii) any Capital Stock not constituting Collateral as a result of Section 3(b) of the Security Agreement, and (iv) any Capital Stock not constituting Collateral as a result of Section 3(c) of the Security Agreement.

SECTION 3.  Security Agreement.  This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Administrative Agent in the Patent Collateral with the United States Patent and Trademark Office and corresponding offices in other countries of the world (subject to Sections 2 and 4(d) of the Security Agreement).  The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Administrative Agent for its benefit and the benefit of each Secured Party under the Security Agreement.  The Security Agreement (and all rights and remedies of the Administrative Agent and each Secured Party thereunder) shall remain in full force and effect in accordance with its terms subject to Section 4 hereof.

2

SECTION 4.  Release of Security Interest.  Upon (i) the sale, transfer or other disposition of any Patent Collateral in accordance with the Credit Agreement or (ii) Payment in Full of the Secured Obligations, the Administrative Agent shall promptly upon the Grantor’s request and contemporaneously with any refinancing of the Obligations, at the Grantor’s expense, execute and deliver to the Grantor all instruments and other documents as may be necessary or proper to release the lien on and security interest in the Patent Collateral which has been granted hereunder.

SECTION 5.  Acknowledgment.  The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

SECTION 6.  Loan Document, etc.  This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

SECTION 7.  Counterparts.  This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original (whether such counterpart is originally executed or an electronic copy of an original) and all of which shall constitute together but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

[NAME OF GRANTOR]

By
Title:

SUNTRUST BANK,
as Administrative Agent

By
Title:

3

SCHEDULE I

to Patent Security Agreement

Item A.  Patents

Issued Patents

*Country	Patent No.	Issue Date	Inventor(s)	Title

Pending Patent Applications

*Country	Serial No.	Filing Date	Inventor(s)	Title

Patent Applications in Preparation

*Country	Docket No.	Expected Filing Date	Inventor(s)	Title

Item B.  Patent Licenses

*Country or Territory	Licensor	Licensee	Effective Date	Expiration Date	Subject Matter

*                                         List items related to the United States first for ease of recordation.  List items related to other countries next, grouped by country and in alphabetical order by country name.

4

EXHIBIT B

to Amended and Restated Security Agreement

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Agreement”), dated as of                       , is made between                                       , a                                          (the “Grantor”), and SUNTRUST BANK, a Georgia banking corporation, as the Administrative Agent (the “Administrative Agent”), on its behalf and on behalf of the other banks and lending institutions (the “Lenders”) from time to time party to the Amended and Restated Revolving Credit Agreement, dated as of March 15, 2013, by and among MAXIMUS, Inc., a Virginia corporation, the Lenders, the Administrative Agent, and SunTrust Bank, as Issuing Bank and as Swingline Lender (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).

W I T N E S S E T H :

WHEREAS, in connection with the Credit Agreement, the Grantor has executed and delivered an Amended and Restated Security Agreement, dated as of [                              ], 20[    ] (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to Section 4(d) of the Security Agreement, the Grantor is required to execute and deliver this  Agreement and to grant to the Administrative Agent a continuing security interest in all of the Trademark Collateral (as defined below) to secure all Obligations; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of the Administrative Agent each Secured Party, as follows:

SECTION 1.  Definitions.  Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Security Agreement.

SECTION 2.  Grant of Security Interest.  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to secure all of the Obligations, the Grantor does hereby mortgage, pledge and hypothecate to the Administrative Agent, and grant to the Administrative Agent a security interest in, for its benefit and the benefit of each Secured Party, all of the following property (the “Trademark Collateral”), whether now owned or hereafter acquired or existing by it:

(a)                                 all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos, other source of business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of a like

1

nature (all of the foregoing items in this clause (a) being collectively called a “Trademark”), now existing anywhere in the world or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any foreign country, including those referred to in Item A of Schedule I attached hereto;

(b)                                 all Trademark licenses, including each Trademark license referred to in Item B of Schedule I attached hereto;

(c)                                  all reissues, extensions or renewals of any of the items described in clause (a) and (b);

(d)                                 all of the goodwill of the business connected with the use of, and symbolized by the items described in, clauses (a) and (b); and

(e)                                  all proceeds of, and rights associated with, the foregoing, including any claim by the Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, including any Trademark, Trademark registration or Trademark license referred to in Item A and Item B of Schedule I attached hereto, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license.

Notwithstanding anything contained herein to the contrary, the Trademark Collateral shall not include Excluded Property, as hereinafter defined.  As used herein, the term “Excluded Property” shall mean (i) any lease, license, contract, Equipment, General Intangible, Copyright License, Trademark License, Patent License, property right or agreement to which any Grantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest hereunder shall constitute or result in a material breach or default under any such lease, license, contract, Equipment, General Intangible, Copyright License, Trademark License, Patent License, property right or agreement  or would give rise to a right to terminate any such Equipment, General Intangible, Copyright License, Trademark License, Patent License (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided, however, that such security interest shall attach immediately to any portion of such lease, license, contract, Equipment, General Intangible, Copyright License, Trademark License, Patent License, property rights or agreement that does not result in any of the consequences specified above, (ii) any rights or property to the extent that any valid enforceable law or regulation applicable to such rights or property prohibits the creation of a security interest therein, (iii) any Capital Stock not constituting Collateral as a result of Section 3(b) of the Security Agreement, and (iv) any Capital Stock not constituting Collateral as a result of Section 3(c) of the Security Agreement.

SECTION 3.  Security Agreement.  This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Administrative Agent in the

2

Trademark Collateral with the United States Patent and Trademark Office and corresponding offices in other countries of the world (subject to Sections 2 and 4(d) of the Security Agreement).  The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Administrative Agent for its benefit and the benefit of each Secured Party under the Security Agreement.  The Security Agreement (and all rights and remedies of the Administrative Agent and each Secured Party thereunder) shall remain in full force and effect in accordance with its terms subject to Section 4 hereof.

SECTION 4.  Release of Security Interest.  Upon (i) the sale, transfer or other disposition of any Trademark Collateral in accordance with the Credit Agreement or (ii) Payment in Full of the Secured Obligations, the Administrative Agent shall promptly upon the Grantor’s request and contemporaneously with any refinancing of the Obligations, at the Grantor’s expense, execute and deliver to the Grantor all instruments and other documents as may be necessary or proper to release the lien on and security interest in the Trademark Collateral which has been granted hereunder.

SECTION 5.  Acknowledgment.  The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

SECTION 6.  Loan Document, etc.  This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

SECTION 7.  Counterparts.  This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original (whether such counterpart is originally executed or an electronic copy of an original) and all of which shall constitute together but one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective  officers thereunto duly authorized as of the day and year first above written.

[NAME OF GRANTOR]

By
Title:

SUNTRUST BANK
as Administrative Agent

By
Title:

4

SCHEDULE I

to Trademark Security Agreement

Item A.  Trademarks

Registered Trademarks

*Country	Trademark	Registration No.	Registration Date

Pending Trademark Applications

*Country	Trademark	Serial No.	Filing Date

Trademark Applications in Preparation

*Country	Trademark	Docket No.	Expected Filing Date	Products/ Services

Item B.  Trademark Licenses

*Country or Territory	Trademark	Licensor	Licensee	Effective Date	Expiration Date

*                                         List items related to the United States first for ease of recordation.  List items related to other countries next, grouped by country and in alphabetical order by country name.

5

EXHIBIT C

to Amended and Restated Security Agreement

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (this “Agreement”), dated as of                       , is made between                                       , a                                          (the “Grantor”), and SUNTRUST BANK, a Georgia banking corporation, as the Administrative Agent (the “Administrative Agent”), on its behalf and on behalf of the other banks and lending institutions (the “Lenders”) from time to time party to the Amended and Restated Revolving Credit Agreement, dated as of March 15, 2013, by and among MAXIMUS, Inc., a Virginia corporation, the Lenders, the Administrative Agent, and SunTrust Bank, as Issuing Bank and as Swingline Lender (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).

W I T N E S S E T H :

WHEREAS, in connection with the Credit Agreement, the Grantor has executed and delivered an Amended and Restated Security Agreement, dated as of [                              ], 20[    ] (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to Section 4(d) of the Security Agreement, the Grantor is required to execute and deliver this  Agreement and to grant to the Administrative Agent a continuing security interest in all of the Copyright Collateral (as defined below) to secure all Obligations; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of the Administrative Agent and each Secured Party, as follows:

SECTION 1.  Definitions.  Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Security Agreement.

SECTION 2.  Grant of Security Interest.

(a)                                 For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to secure all of the Obligations, the Grantor does hereby mortgage, pledge and hypothecate to the Administrative Agent, and grant to the Administrative Agent a security interest in, for its benefit and the benefit of each Secured Party, all of the following property (the “Copyright Collateral”), whether now owned or hereafter acquired or existing by it, being all copyrights (including all copyrights for semi-conductor chip product mask works) of the Grantor, whether statutory or common law, registered or unregistered, now or hereafter in force throughout the world including all of the Grantor’s right, title and interest in and to all copyrights registered in the United States Copyright Office or anywhere else in the world and

6

also including the copyrights referred to in Item A of Schedule I attached hereto, and all applications for registration thereof, whether pending or in preparation, all copyright licenses, including each copyright license referred to in Item B of Schedule I attached hereto, the right to sue for past, present and future infringements of any thereof, all rights corresponding thereto throughout the world, all extensions and renewals of any thereof and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

(b)                                 Notwithstanding anything contained herein to the contrary, the Copyright Collateral shall not include Excluded Property, as hereinafter defined.  As used herein, the term “Excluded Property” shall mean (i) any lease, license, contract, Equipment, General Intangible, Copyright License, Trademark License, Patent License, property right or agreement to which any Grantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest hereunder shall constitute or result in a material breach or default under any such lease, license, contract, Equipment, General Intangible, Copyright License, Trademark License, Patent License, property right or agreement  or would give rise to a right to terminate any such Equipment, General Intangible, Copyright License, Trademark License, Patent License (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided, however, that such security interest shall attach immediately to any portion of such lease, license, contract, Equipment, General Intangible, Copyright License, Trademark License, Patent License, property rights or agreement that does not result in any of the consequences specified above, (ii) any rights or property to the extent that any valid enforceable law or regulation applicable to such rights or property prohibits the creation of a security interest therein, (iii) any Capital Stock not constituting Collateral as a result of Section 3(b) of the Security Agreement, and (iv) any Capital Stock not constituting Collateral as a result of Section 3(c) of the Security Agreement.

SECTION 3.  Security Agreement.  This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Administrative Agent in the Copyright Collateral with the United States Copyright Office and corresponding offices in other countries of the world (subject to Sections 2 and 4(d) of the Security Agreement).  The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Administrative Agent for its benefit and the benefit of each Secured Party under the Security Agreement.  The Security Agreement (and all rights and remedies of the Administrative Agent and each Secured Party thereunder) shall remain in full force and effect in accordance with its terms subject to Section 4.

SECTION 4.  Release of Security Interest.  Upon (i) the sale, transfer or other disposition of any Copyright Collateral in accordance with the Credit Agreement or (ii) Payment in Full of the Secured Obligations, the Administrative Agent shall promptly upon the Grantor’s request and contemporaneously with any refinancing of the Obligations, at the Grantor’s expense, execute and deliver to the Grantor all instruments and other documents as may be necessary or proper to release the lien on and security interest in the Copyright Collateral which has been granted hereunder.

SECTION 5.  Acknowledgment.  The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security

7

interest in the Copyright Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

SECTION 6.  Loan Document, etc.  This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

SECTION 7.  Counterparts.  This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original (whether such counterpart is originally executed or an electronic copy of an original) and all of which shall constitute together but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this  Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

[NAME OF GRANTOR]

By
Title:

SUNTRUST BANK
as Administrative Agent

By
Title:

8

EXHIBIT D
to Amended and Restated Security Agreement

SUPPLEMENT TO AMENDED AND RESTATED SECURITY AGREEMENT - ADDITIONAL GRANTOR

THIS SUPPLEMENT TO AMENDED AND RESTATED SECURITY AGREEMENT - ADDITIONAL GRANTOR (this “Supplement”), dated as of                                , 201_, is executed by [NAME - IN ALL CAPS], a [State] [Entity] (the “New Grantor”), in favor of SUNTRUST BANK, a Georgia banking corporation, as Administrative Agent (the “Administrative Agent”), on its behalf and on behalf of the other banks and lending institutions (the “Lenders”) from time to time party to the Amended and Restated Revolving Credit Agreement, dated as of March 15, 2013, by and among MAXIMUS, Inc., a Virginia corporation (the “Borrower”), the Lenders, the Administrative Agent, and SunTrust Bank, as Issuing Bank and as Swingline Lender (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).  Terms used herein but not defined herein shall have the meaning defined for those terms in the Security Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Borrower, and certain Subsidiaries of Borrower (the “Grantors”) are parties to that certain Amended and Restated Security Agreement, dated as of [                              ], 20[    ], by and among the Grantors in favor the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), pursuant to which the Grantors have granted a security interest in and to the Collateral to the Administrative Agent, for itself and the benefit of the Secured Parties;

WHEREAS, the Lenders have agreed to make Loans and the Issuing Bank has agreed to issue Letters of Credit to the Borrower on the terms and conditions contained therein;

WHEREAS, it is a condition precedent to the continued extension of the Loans and the continued issuance of Letters of Credit under the Credit Agreement that the New Grantor grant to Administrative Agent a security interest in all of its Collateral, and the New Grantor wishes to fulfill said condition precedent;

NOW, THEREFORE, in consideration of the premises and in order to ensure the compliance with the Credit Agreement, the New Grantor hereby agrees as follows:

SECTION 1.  Security Interest.   As security for the payment and performance of the Secured Obligations, the New Grantor hereby pledges, assigns, hypothecates, sets over and conveys to the Administrative Agent on its behalf and on behalf of the Secured Parties and grants to the Administrative Agent on its behalf and on behalf of the Secured Parties a continuing security interest in and to, all of its rights in and to all Collateral now or hereafter owned or acquired by such Grantor or in which such Grantor now has or hereafter has or acquires any rights, and wherever located.  The Security Interests are granted as security only and shall not

9

subject the Administrative Agent or any Secured Party to, or transfer to the Administrative Agent or any Secured Party, or in any way affect or modify, any obligation or liability of the Grantor with respect to any Collateral or any transaction in connection therewith.

SECTION 2.  Joinder.  In accordance with Section 23 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (i) agrees to all the terms and provisions of the Security Agreement applicable to it as Grantor thereunder and (ii) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof, provided, however, that all references to the Closing Date thereunder shall be deemed to be a reference to the date hereof.  After giving effect to Section 8 of this Supplement, each reference to a Grantor in the Security Agreement shall be deemed to include the New Grantor.  The Security Agreement is hereby incorporated herein by reference.

SECTION 3.  Representations and Warranties.  The New Grantor represents and warrants to the Administrative Agent and the Secured Parties that this Supplement has been duly authorized, executed and delivered by it and that each of this Supplement and the Security  Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 4.  Binding Effect.  This Supplement shall become effective when it shall have been executed by the New Grantor and acknowledged and agreed to by the Administrative Agent and thereafter shall be binding upon the New Grantor and shall inure to the benefit of the Administrative Agent and the Secured Parties.  Upon the effectiveness of this Supplement, this Supplement shall be deemed to be a part of and shall be subject to all the terms and conditions of  the Security Agreement.  The New Grantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 5.  Governing Law.  THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 6.  Execution in Counterparts.  This Supplement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 7. Notices to New Grantor.  All communications and notices hereunder shall be in writing and given as provided in Section 15 of the Security Agreement.  All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature below, with a copy to the Borrower.

SECTION 8.  Schedules.  For the purposes of Section 2(c) of the Security Agreement, Schedule I, attached hereto and incorporated herein by reference, lists the UCC filing office for each New Grantor; for the purposes of Section 2(f) of the Security Agreement, Schedule II, attached hereto and incorporated herein by reference, correctly sets forth the information required to be listed pursuant to such section for each New Grantor; and for the purposes of Section 2(f) of the Security Agreement, the Perfection Certificate attached hereto as Schedule III  correctly sets forth the information required to be identified thereon for each New Grantor.

IN WITNESS WHEREOF, the New Grantor has duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR

By
Name:
Title:
Address:

Acknowledged and Agreed to:

SUNTRUST BANK
as Administrative Agent

By:
Name:
Title:

12

Schedule I

List of UCC Filing Offices

Name of Grantor	State	Office(s)

13

Schedule II

Organizational Information

Grantor’s Exact Legal Name	State of Incorporation	Taxpayer ID Number	Organizational ID Number

14

Schedule III

Form of Perfection Certificate

PERFECTION CERTIFICATE

, a                                  (the “Grantor”), hereby certifies, with reference to a certain Amended and Restated Security Agreement, dated as of [                              ], 2013 (terms defined in such Amended and Restated Security Agreement having the same meanings herein as specified therein), from, among others, the Grantor in favor of SunTrust Bank, as Administrative Agent, as follows:

1.                                      Other Names, Etc.  The following is a list of all other names (including trade names or similar appellations) used by the Grantor, or any other business or organization to which the Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years.

2.                                      Chief Executive Offices.

(a)                                 The following is the mailing address of the Grantor:

(b)                                 If different from its mailing address, the Grantor’s place of business or, if more than one (1), its chief executive office is located at the following address:

Address	County	State

(c)                                  The following are the other chief executive offices of the Grantor over the last five years:

Address	County	State

3.                                      Other Current Locations.

(a)                                 The following are all other locations in the United States of America in which the Grantor maintains any books or records relating to any of the Collateral consisting of accounts, instruments, chattel paper, general intangibles or mobile goods;

Address	County	State

15

(b)                                 The following are all other places of business of the Grantor in the United States of America:

Address	County	State

(c)                                  The following are all other locations in the United States of America where any of the Collateral consisting of inventory or equipment is located:

Address	County	State

(d)                                 The following are the names and addresses of all persons or entities other than the Grantor, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment:

Address	County	State

4.                                      Letters of Credit.  Set forth below are all letters of credit under which the Grantor is a beneficiary.

Issuer	Amount	Expiry

5.                                      Intellectual Property.  Attached hereto as Schedule 7 is a complete list of all United States and foreign patents, copyrights, trademarks, trade names and service marks registered or for which applications are pending in the name of the Grantor.

6.                                      Securities; Instruments.  Attached hereto as Schedule 8 is a complete list of all stocks, bonds, debentures, notes and other securities and investment property owned by the Grantor.

7.                                      Bank Accounts.  The following is a complete list of all bank accounts (including securities and commodities accounts) maintained by the Grantor other than bank accounts maintained with the Administrative Agent:

Depository Bank	Bank Address	Type of Account	Acct. No.

IN WITNESS WHEREOF, the Grantor certifies that the foregoing is true and correct in all material respects as of                       , 201 .

[	]

By:
Name:
Title:

EXHIBIT H

FORM OF AMENDED AND RESTATED PLEDGE AGREEMENT

AMENDED AND RESTATED PLEDGE AGREEMENT

THIS AMENDED AND RESTATED PLEDGE AGREEMENT (this “Pledge Agreement”), dated as of [                              ], 2013, among MAXIMUS, INC., a Virginia corporation (the “Borrower”), the Subsidiaries of the Borrower signatory hereto and each other Subsidiary of the Borrower hereafter a party hereto (each a “Subsidiary Pledgor” and collectively the “Subsidiaries Pledgors”; Borrower, each Subsidiary Pledgor and each other Subsidiary hereafter becoming a party hereto shall be collectively known as the “Pledgors”, and individually as “Pledgor”), in favor of SUNTRUST BANK, a Georgia banking corporation, as Administrative Agent (the “Administrative Agent”), on its behalf and on behalf of the other Secured Parties (as defined in the Credit Agreement (as defined below)).

W I T N E S S E T H:

WHEREAS, pursuant to the Amended and Restated Revolving Credit Agreement, dated as of March 15, 2013, by and among the Borrower, the Administrative Agent, the banks and lending institutions from time to time party thereto (the “Lenders”), and SunTrust Bank, as Issuing Bank and as Swingline Lender (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, the Lenders have agreed to establish a revolving credit facility to the Borrower;

WHEREAS, it is a condition precedent to the obligations of the Administrative Agent, the Issuing Bank, the Swingline Lender, and the Lenders under the Credit Agreement that each Pledgor grant to Administrative Agent a security interest in all of its Pledged Collateral (as defined below), and each Pledgor wishes to fulfill said condition precedent;

NOW, THEREFORE, in order to induce Lenders to extend the Loans and the Issuing Bank to issue Letters of Credit and to make the financial accommodations as provided for in the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Defined Terms.    All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

“Excluded Property” shall mean (i) any contract, General Intangible, property right or agreement to which any Pledgor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest hereunder shall constitute or result in a material breach or default under any such contract, General Intangible, property right or agreement or would give rise to a right to terminate any such General Intangible (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided, however, that such security interest shall attach immediately to any portion of such contract, General Intangible, property rights or agreement that does not result in any of the consequences specified above, (ii) any rights or property to the extent that any valid enforceable law or regulation applicable to such rights or property prohibits the creation of a security interest therein and (iii) any Capital Stock to the extent it represents more than 65% of the Capital Stock of any Foreign Subsidiary.

“Foreign Corporate Documents”  (i) the Shareholders Agreement, dated as of January 20, 2005, by and between the Borrower and ORS; (ii) the Articles of Association of Israel Workforce Solutions Ltd., dated as of January 20, 2005, as executed by the Borrower and ORS; (iii) the Joint Venture Shareholders Agreement, dated as of March 24, 2012 by and between MAXNetWork Pty Ltd and Noryan United for Information Systems Limited; (iv) the Shareholders’ Agreement, by and between Maximus Employment UK Limited and ORS; and (v) the Articles of Association of Maximus-ORS spółka z ograniczoną odpowiedzialnością, dated as of December 8, 2011, as executed by Maximus Employment  UK Limited and ORS.

“ORS” means ORS Overseas Representation Services Ltd..

“Pledged Membership Interests” means the Capital Stock described on Part B of Schedule I attached hereto other than Excluded Property.

“Pledged Shares” means the Capital Stock described on Part A of Schedule I attached hereto other than Excluded Property.

“Secured Obligations” shall mean (i) with respect to the Borrower, all Obligations of the Borrower and (ii) with respect to any other Pledgor, all Guaranteed Obligations (as such term is defined in the Subsidiary Guaranty) of each such Pledgor; provided that with respect to any Hedging Obligations, the pledge granted herein of each Subsidiary Pledgor shall only be effective to the extent that the applicable Subsidiary Pledgor is a Qualified ECP Guarantor and that such Guaranteed Obligations exclude any Excluded Swap Obligations of the applicable Subsidiary Pledgor.

2.     Pledge.                               Each Pledgor hereby pledges to the Administrative Agent, for its benefit and the benefit of the Secured Parties, and grants to the Administrative Agent, for its benefit and the benefit of the Secured Parties, a first priority security interest in all of such Pledgor’s right, title and interest in, to and under the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Pledgor (collectively, the “Pledged Collateral”):

(a)                                 The Pledged Shares and the certificates representing the Pledged Shares, and, except as expressly provided for in Section 8 hereof, all dividends, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

(b)                                 Any Capital Stock acquired by any Pledgor or such Pledgor’s designees with respect to, incident to or in lieu of the Pledged Shares or with respect to, incident to or in lieu of the Pledged Collateral (x) due to any dividend, stock-split, stock dividend or distribution on dissolution, or partial or total liquidation, or for any other reason, (y) in connection with a reduction of capital, capital surplus or paid-in-surplus or (z) in connection with any spin-off,

2

split-off, reclassification, readjustment, merger, consolidation, sale of assets, combination of shares or any other plan of distribution affecting of the those companies listed on Schedule I;

(c)                                  Any subscription or other rights or options issued in connection with the Pledged Shares, and, if exercised by any Pledgor, all new Capital Stock so acquired by such Pledgor, which shall promptly be assigned and delivered to the Administrative Agent and held under the terms of this Pledge Agreement in the same manner as the Pledged Shares originally pledged hereunder;

(d)                                 Any Capital Stock acquired by any Pledgor after the date hereof, which shall promptly be delivered to the Administrative Agent and held under the terms of this Pledge Agreement in the same manner as the Pledged Shares originally pledged hereunder;

(e)                                  Any and all proceeds, monies, income and benefits arising from or by virtue of, and all dividends and distributions (cash or otherwise) payable or distributable with respect to, all or any of the Pledged Shares or other securities and rights and interests described in this Section 2, except as expressly provided for in Section 8 hereof;

(f)                                   The Pledged Membership Interests, if any, and any certificates at any time representing the Pledged Membership Interests, it being understood that the Pledged Membership Interests are, as of the date hereof, uncertificated, and all cash, securities, dividends, rights, and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Membership Interests;

(g)                                  All of such Pledgor’s right, title and interest as a member in each limited liability company listed on Part B of Schedule I (the “LLCs”), whether now owned or hereafter acquired, including all of such Pledgor’s right, title and interest in, to and under the limited liability company agreements described on Part B of Schedule I (as such agreements have heretofore been and may hereafter be amended, restated, supplemented or otherwise modified from time to time, collectively, the “LLC Agreements”) to which it is a party (including, the right to vote with respect to and to manage and administer the business of such LLCs) together with all other rights, interests, claims and other property of such Pledgor in any manner arising out of or relating to its membership interest in the LLCs, whatever their respective kind or character, whether they are tangible or intangible property, and wheresoever they may exist or be located, and further including, without limitation, (1) all rights of such Pledgor to receive distributions of any kind, in cash or otherwise, due or to become due under or pursuant to each such LLC Agreement or otherwise in respect of such LLCs, (2) all rights of such Pledgor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to each such LLCs, (3) all claims of such Pledgor for damages arising out of, or for the breach of, or for a default under, each such LLC Agreement, (4) any certificated  security or uncertificated security evidencing any of the foregoing issued by such LLCs to such Pledgor, (5) any interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Pledgor’s interest as a member in the LLCs and (6) to the extent not included in the foregoing, all proceeds of any and all of the foregoing; provided, however, that notwithstanding anything herein to the contrary;

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(i)                                     Each Pledgor shall remain liable under the LLC Agreements to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Pledge Agreement had not been executed;

(ii)                                  The exercise by the Administrative Agent of any of its rights hereunder shall not release any Pledgor from any of its duties or obligations under the LLC Agreements (other than to the extent a Pledgor is precluded from performing such duties solely as a result of the Administrative Agent’s having exercised such rights or remedies);

(iii)                               Administrative Agent shall not have any obligation or liability under the LLC Agreements by reason of this Pledge Agreement, nor shall the Administrative Agent be obligated to perform any of the obligations or duties of the Pledgors thereunder, to make any payment, to make any inquiry as to the nature or sufficiency of any payment received by the Pledgors or the sufficiency of any performance by any party under any such LLC Agreement, or to take any action to collect or enforce any claim for payment assigned hereunder; and

(iv)                              Without limiting the generality of the foregoing, neither the grant of the security interest in the Pledged Collateral in favor of the Administrative Agent as provided herein nor the exercise by the Administrative Agent of any of its rights hereunder nor any action by the Administrative Agent in connection with a foreclosure on the Pledged Collateral shall be deemed to constitute the Administrative Agent or any other Secured Party a member of any limited liability company;

Notwithstanding the foregoing, the Pledged Collateral shall not include (i) any Excluded Property or (ii) any Pledged Shares to the extent that a grant of a security interest in such shares would require an offer for sale pursuant to, or would result in a violation of, the applicable terms of any Foreign Corporate Document.

3.              Security For Secured Obligations.                         This Pledge Agreement and the Pledged Collateral secure the prompt payment, in full when due, whether at stated maturity, by acceleration or otherwise, and performance of the Secured Obligations.

4.              Delivery Of Pledged Collateral.                                     All certificates and instruments representing or evidencing the Pledged Collateral shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto. All Pledged Shares shall be accompanied by duly executed, undated instruments of transfer or assignment endorsed in blank, all in form and substance satisfactory to the Administrative Agent and, if the Administrative Agent so requests after the occurrence of an Event of Default, with signatures guaranteed by a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right, at any time in its discretion and upon notice to the applicable Pledgor, to transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Pledged Shares or Pledged Membership Interests.  In addition, the Administrative

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Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Shares for certificates or instruments of smaller or larger denominations.

5.              Representations and Warranties.                               Each Pledgor represents and warrants to the Secured Parties as follows:

(a)                                 Each Pledgor is, and at the time of delivery of the Pledged Shares and Pledged Membership Interests to the Administrative Agent pursuant to Section 4 hereof will be, the sole holder of record and the sole beneficial owner of the Pledged Collateral pledged by such Pledgor, free and clear of any Lien thereon or affecting the title thereto except for (i) Liens permitted by Section 7.2 of the Credit Agreement and (ii) those Liens created by or arising under the terms of the Foreign Corporate Documents, if any.

(b)                                 As of the date hereof, except as set forth on Schedule I, all of the Pledged Shares and Pledged Membership Interests have been duly authorized, validly issued and are fully paid and non-assessable and all documentary, stamp, or other taxes or fees owing in connection with the issuance, transfer and/or pledge thereof hereunder have been paid and will be hereafter paid by each Pledgor as same becomes due and payable.

(c)                                  As of the date hereof, no dispute, counterclaim or defense exists with respect to all or any part of the Pledged Collateral.

(d)                                 Each Pledgor has the requisite corporate or company authority to pledge, assign, transfer, deliver, deposit and set over its Pledged Collateral to the Administrative Agent as provided herein.

(e)                                  As of the date hereof, there are no restrictions, other than applicable laws and regulations affecting the offering and sales of securities generally, upon the transfer, hypothecation or pledge of any of the Pledged Collateral, other than those set forth expressly in the Foreign Corporate Documents.

(f)                                   None of the Pledged Shares or Pledged Membership Interests issued by any Pledgor or any Subsidiary of any Pledgor have been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject.

(g)                                  Part A of Schedule I hereto lists the authorized shares of common stock, the par value thereof and the number of issued and outstanding shares of common stock of each issuer of Pledged Shares as of the date hereof.  As of the date hereof, (i) no subscription, warrant, option or other rights to purchase or acquire any shares of any class of capital stock of any issuer of Pledged Shares is authorized and outstanding, and (ii) there is no commitment by any issuer of Pledged Shares to issue any such shares, warrants, options or other such rights or securities.

(h)                                 Part B of Schedule I hereto lists all of the issued and outstanding membership interests of each issuer of Pledged Membership Interests as of the date hereof.  As of the date hereof, (i) no subscription, warrant, option or other rights to purchase or acquire any

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membership interests of any issuer of Pledged Membership Interests is authorized and outstanding, and (ii) there is no commitment by any issuer of Pledged Membership Interests to issue any such warrants, options or other such rights or securities.

(i)                                     The pledge by each Pledgor of its Pledged Collateral is not in contravention of any law or of any agreement to which such Pledgor is party or by which such Pledgor is otherwise bound, and no consent, approval, authorization or other order of, or other action by, any Person or notice to or filing with, any Person is required (x) for the pledge by such Pledgor of the Pledged Collateral pursuant to this Pledge Agreement or for the execution, delivery or performance of this Pledge Agreement by such Pledgor or (y) for the exercise by the Administrative Agent of the voting or other rights provided for in this Pledge Agreement or the remedies in respect of the Pledged Collateral pursuant to this Pledge Agreement (except as may be required in connection with any disposition of any portion of the Pledged Collateral by laws affecting the offering and sale of securities generally), except any consent, approval, authorization or other order, or other action, as may be required under applicable laws in jurisdictions other than the United States or any state thereof or as is required by any Foreign Corporate Document.

(j)                                    The pledge, assignment and delivery of the Pledged Collateral together with duly executed, undated instruments of transfer or assignment endorsed in blank pursuant to this Pledge Agreement will create a valid first priority Lien on and a first priority perfected security interest in the Pledged Collateral and the proceeds thereof, securing the payment of the Secured Obligations and no filing or other action is necessary to perfect or protect such security interest, except that (i) the filing of a financing statement, the taking of possession or some other action may be required under Section 9-315 of the Uniform Commercial Code as in effect in the State of New York (the “UCC”) to perfect a security interest in certain proceeds of the Pledged Collateral that do not constitute Pledged Shares or other securities or instruments and (ii) the filing of a financing statement under Sections 9-312 and 9-314 of the UCC may be required to perfect a security interest in any Pledged Collateral that constitutes “investment property” (other than the Pledged Shares) with respect to which the Administrative Agent does not have “control” (as such terms are defined in the UCC) and (iii) certain other actions may be necessary under the laws of the jurisdictions of the Foreign Subsidiaries.

(k)                                 All of the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, are incorporated herein by this reference and deemed to be made herein by each Pledgor for purposes of this Pledge Agreement.

(l)                                     This Pledge Agreement has been duly authorized, executed and delivered by each Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable against such Pledgor in accordance with its terms.

(m)                             Each Pledgor further acknowledges and agrees that the Pledged Membership Interests, shall not be for purposes of this Pledge Agreement and the other Loan Documents a “security” within the meaning of Article 8 of the UCC and shall not be governed by Article 8 of the UCC.  No Pledgor shall at any time elect to treat any such interest as a

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“security” within the meaning of Article 8 of the UCC or issue any certificate representing such interest.

The representations and warranties set forth in this Section 5 shall survive the execution and delivery of this Pledge Agreement.

6.              Covenants.          Each Pledgor covenants and agrees that from and after the date of this Pledge Agreement and until the payment and performance in full of all of the Secured Obligations of such Pledgor:

(a)                                 Such Pledgor shall not sell, assign, transfer, pledge or otherwise encumber any of its rights in or to its Pledged Collateral or any unpaid dividends or other distributions or payments with respect thereto except as permitted by the Credit Agreement.

(b)                                 Such Pledgor will not cause or permit any issuer of Pledged Shares or Pledged Membership Interests to issue or grant any warrants, stock options of any nature or other instruments convertible into membership interests or shares of any class of capital stock or additional membership interests or shares of capital stock or sell or transfer any membership interests or treasury stock except as permitted by the Credit Agreement.

(c)                                  Such Pledgor will, at its own cost and expense, promptly execute, acknowledge and deliver all such instruments and take all such action as the Administrative Agent from time to time may reasonably request in order to perfect and protect the Lien granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to the Pledged Collateral.

(d)                                 Such Pledgor has and will, at its own cost and expense, defend the title to its Pledged Collateral and the Liens of the Administrative Agent thereon against the claim of any Person and will maintain and preserve such Liens.

(e)                                  Such Pledgor will comply with Section 5.8 of the Credit Agreement.

(f)                                   Such Pledgor shall not certificate any of the Pledged Membership Interests.

(g)                                  Such Pledgor shall not treat any Pledged Membership Interest as a “security” within the meaning of Article 8 of the UCC and no Pledged Membership Interest shall  be governed by Article 8 of the UCC.

7.              Adjustments and Distributions Concerning Pledged Collateral.          Should the Pledged Collateral, or any part thereof, ever be converted in any manner by any Pledgor into another type of property or any money or other proceeds ever be paid or delivered to any Pledgor as a result of such Pledgor’s rights in the Pledged Collateral, then in any such event (except as expressly provided in Section 8 hereof), all such property, money and other proceeds shall promptly be and become part of the Pledged Collateral, and each Pledgor covenants and agrees to forthwith pay and deliver all money so received to the Administrative Agent, for the benefit of the Secured Parties, as Pledged Collateral hereunder in accordance with the provisions of the

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Credit Agreement; and, if the Administrative Agent deems it necessary and so requests, to properly endorse, assign or transfer any and all such other proceeds to the Administrative Agent and to deliver to the Administrative Agent any and all such other proceeds which require perfection by possession under the UCC.  With respect to any of such property of a kind requiring an additional security agreement, financing statement or other writing to perfect a security interest therein in favor of the Administrative Agent, each Pledgor will forthwith execute and deliver to the Administrative Agent, or cause to be executed and delivered to the Administrative Agent, whatever the Administrative Agent shall reasonably deem necessary or proper for such purposes.

8.              Pledgors’ Rights; Termination Of Rights.

(a)                                 Unless an Event of Default shall have occurred and be continuing:

(i)                                     Each Pledgor shall have the right, from time to time, to vote and give consents with respect to its Pledged Collateral or any part thereof for all purposes permitted by the Credit Agreement or any other Loan Documents; provided, that, without limitation of the foregoing, no vote shall be cast, and no consent shall be given or action taken by any Pledgor without the prior written consent of the Administrative Agent that would authorize or effect (except if and to the extent permitted by the Credit Agreement: (A) the dissolution or liquidation, in whole or in part, of any issuer of the Pledged Collateral, (B) the consolidation or merger of any issuer of the Pledged Collateral with any other Person (other than any Pledgor), (C) the sale, disposition or encumbrance of any portion of the assets of any issuer of the Pledged Collateral or any business or division thereof, (D) any change in the authorized number of shares or membership interests, the stated capital or the authorized shares or member interest capital of any issuer of the Pledged Collateral or the issuance of any additional shares of capital stock or membership interests thereof, or (E) the alteration of the voting rights with respect to the capital stock or membership interests of any issuer of the Pledged Collateral);

(ii)                                  Each Pledgor shall be entitled, from time to time, to collect and receive for its own use all dividends, distributions and other amounts paid in respect of its Pledged Collateral to the extent not in violation of the Credit Agreement.

(b)                                 All dividends (other than such cash dividends as are permitted to be paid to the Pledgors in accordance with Section 8(a)(ii) above), distributions and other amounts in respect of any of the Pledged Shares or Pledged Membership Interests, whenever paid or made, shall be delivered to the Administrative Agent to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Pledgor, and be forthwith delivered promptly to the Administrative Agent as Pledged Collateral of such Pledgor in the same form as so received (with any necessary endorsement or assignment).

(c)                                  Upon the occurrence of an Event of Default and during the continuation thereof, all of Pledgors’ rights to exercise voting and other consensual rights pursuant to Section 8(a)(i) hereof and all of Pledgors’ rights to receive any cash dividends and distributions pursuant

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to Section 8(a)(ii) hereof shall cease and all such rights shall thereupon become vested in the Administrative Agent, for the benefit of the Secured Parties, who shall have the sole and exclusive right to exercise the voting and other consensual rights which the Pledgors would otherwise be authorized to exercise pursuant to Section 8(a)(i) hereof and to receive and retain the dividends and distributions which the Pledgors would otherwise be authorized to receive and retain pursuant to Section 8(a)(ii) hereof.  Upon the occurrence of an Event of Default and during the continuation thereof, each Pledgor shall pay over to the Administrative Agent, for the benefit of the Secured Parties, at the Administrative Agent’s election, any dividends received by such Pledgor with respect to its Pledged Collateral and any and all money and other property paid over to or received by the Administrative Agent shall be retained by the Administrative Agent, for the benefit of the Secured Parties, as Pledged Collateral hereunder and shall be applied in accordance with the terms of the Credit Agreement.

9.              Default.  The Pledgors shall be in default under this Pledge Agreement upon the happening of any of the following events or conditions (hereinafter referred to as an “Event of Default”):

(i)                                     The occurrence of an Event of Default as defined in the Credit Agreement; and

(ii)                                  Any representation or warranty made by or on behalf of any Pledgor under or pursuant to this Agreement shall have been false or misleading in any material respect when made; or

(iii)                               Failure of any Pledgor to observe any of its respective covenants set forth in this Pledge Agreement other than those referenced in paragraphs (i) and (ii) above, and if such failure is capable of being remedied, such failure shall remain unremedied for thirty (30) days after notice from the Administrative Agent.

10.       Remedies Upon An Event Of Default.

(a)                                 Upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent may exercise all rights of a secured party under the UCC (whether or not the UCC applies to the affected collateral).  In addition, the Administrative Agent is hereby authorized and empowered to  transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, exercise the voting rights with respect thereto, collect and receive all cash dividends and other distributions made thereon, sell in one or more sales after ten (10) days’ notice (or such longer period as may be afforded by the UCC) of the time and place of any public sale or of the time after which a private sale is to take place (which notice each Pledgor agrees is commercially reasonable), but without any previous notice or advertisement, the whole or any part of the Pledged Collateral and otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the legal and record owner thereof.  Each Pledgor hereby irrevocably constitutes and appoints the Administrative Agent, for the benefit of the Secured Parties, as the proxy and attorney-in-fact of such Pledgor with respect to the Pledged Collateral, with full power of substitution to exercise any of the rights provided in the preceding sentence; provided, that the Administrative Agent shall not have any duty to exercise any such right or to preserve the same and shall not be liable for any failure to do so or for any delay in doing so.  Any sale shall be made at a public or private sale at the

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Administrative Agent’s offices or elsewhere to be named in the notice of sale, either for cash or upon credit or for future delivery at such price as the Administrative Agent may deem fair, and any Secured Party may be the purchaser of the whole or any part of the Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of any Pledgor or any right of redemption, which each Pledgor hereby waives to the extent permitted by applicable law.  Each sale shall be made to the highest bidder, but the Administrative Agent reserves the right to reject any and all bids at such sale which, in its discretion, it shall deem inadequate.  Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of the Administrative Agent.

(b)                                 If, at the original time or times appointed for the sale of the whole or any part of the Pledged Collateral, the highest bid, if there be but one sale, shall be inadequate to discharge in full all the Secured Obligations, or if the Pledged Collateral be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to the Administrative Agent, in its discretion, the unlikelihood of the proceeds of the sales of the whole of the Pledged Collateral being sufficient to discharge all the Secured Obligations, the Administrative Agent may, on one or more occasions and in its discretion, postpone any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; provided, that any sale or sales made after such postponement shall be after ten (10) days’ notice(or such longer period as may be afforded by the UCC) from the Administrative Agent to any such Pledgor.

(c)                                  If, at any time that the Administrative Agent shall determine to exercise its rights to sell the whole or any part of the Pledged Collateral hereunder, such Pledged Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act of 1933, as amended (the “Act”), the Administrative Agent may, in its discretion (subject only to applicable requirements of law), sell such Pledged Collateral or part thereof by private sale in such manner and under such circumstances as the Administrative Agent may deem necessary or advisable, but subject to the other requirements of this Section 9, and shall not be required to effect such registration or to cause the same to be effected.  Without limiting the generality of the foregoing, in any such event the Administrative Agent in its discretion (i) may, in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Collateral or part thereof could be or shall have been filed under said Act (or similar statute), (ii) may approach and negotiate with a single possible purchaser to effect such sale, (iii) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Pledged Collateral or part thereof, and (iv) may place all or any part of the Pledged Collateral with an investment banking firm for private placement, which firm shall be entitled to purchase all or any part of the Pledged Collateral for its own account.  If any of the Pledged Collateral shall not be freely distributable to the public without registration under the Act (or similar statute), then the Administrative Agent shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions (i) as to the

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financial sophistication and ability of any Person permitted to bid or purchase at any such sale, (ii) as to the content of legends to be placed upon any certificates representing the Pledged Collateral sold in such sale, including restrictions on future transfer thereof, (iii) as to the representations required to be made by each Person bidding or purchasing at such sale relating to that Person’s access to financial information about any Pledgor or any of its subsidiaries so sold and such Person’s intentions as to the holding of the Pledged Collateral so sold for investment, for its own account, and not with a view to the distribution thereof, and (iv) as to such other matters as the Administrative Agent may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the UCC and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws.

(d)                                 Each Pledgor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof.  Each Pledgor also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the registrant to register such securities for public sale under the Act, or under applicable state securities laws, even if each Pledgor would agree to do so.

(e)                                  Any cash held by the Administrative Agent as Pledged Collateral and all cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral shall be applied in the manner set forth in Section 8.2 of the Credit Agreement.

(f)                                   Each Pledgor agrees that following the occurrence and during the continuation of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Pledge Agreement, or the absolute sale of the whole or any part of the Pledged Collateral or the possession thereof by any purchaser at any sale hereunder, and each Pledgor waives the benefit of all such laws to the extent it lawfully may do so.  Each Pledgor agrees that it will not interfere with any right, power and remedy of the Administrative Agent provided for in this Pledge Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Administrative Agent of any one or more of such rights, powers, or remedies.  No failure or delay on the part of the Administrative Agent to exercise any such right, power or remedy and no notice or demand which may be given to or made upon any Pledgor by the Administrative Agent with respect to any such remedies shall operate as a waiver thereof, or limit or impair the Administrative Agent’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against any Pledgor in any respect.  Except for gross negligence or willful misconduct, each Pledgor waives all claims, damages and demands against the Administrative Agent arising out of the repossession, retention or sale of the Pledged Collateral.

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11.       Power Of Attorney.  Each Pledgor appoints the Administrative Agent, or any other Person whom the Administrative Agent may designate, as each Pledgor’s true and lawful attorney-in-fact, with, upon the occurrence of an Event of Default, power to endorse each  Pledgor’s name on any checks, notes, acceptances, money orders, drafts or other form of payment or security representing a portion of the Pledged Collateral that may come into the Administrative Agent’s possession and to do all things  necessary to carry out the terms of this Pledge Agreement.  Each Pledgor ratifies and approves all such acts of such attorney-in-fact.   Except gross negligence or willful misconduct, neither the Administrative Agent nor any other Person designated by the Administrative Agent as attorney-in-fact hereunder will be liable for any acts or omissions, nor for any errors of judgment or mistakes of fact or law.  This power, coupled with an interest, is irrevocable until Payment in Full of the Secured Obligations.

12.       Administrative Agent’s Right To Take Action.      In the event that any Pledgor fails or refuses  promptly to perform any of its obligations set forth herein, or otherwise fails or refuses to pay any amount necessary for the preservation and protection of the Pledged Collateral, the Administrative Agent shall have the right, without obligation, by notice to the Pledgors, to do all things it deems necessary or advisable to discharge the same and any sums paid by the Administrative Agent, or the cost thereof, including, without limitation, reasonable attorneys’ fees, shall be reimbursed by the Pledgors, to the Administrative Agent on demand and, until so reimbursed, shall bear interest at the default rate of interest set forth in the Credit Agreement and shall be additional Secured Obligations hereunder.

13.       Expenses.  The Pledgors shall, jointly and severally, pay (i) all reasonable out-of-pocket costs, expenses, taxes and fees incurred by the Administrative Agent, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Pledge Agreement and all certificates, opinions and other documents relating to these transactions, in all cases whether or not the transaction contemplated hereby shall be consummated; (ii) all costs, expenses, taxes and fees incurred by the Administrative Agent in connection with the perfection, registration, maintenance, administration, custody and preservation of the Pledged Collateral; and (iii) all costs, expenses, taxes and fees incurred by any of the Secured Parties in connection with or after the occurrence of any Event of Default, including, without limitation, in connection with (a) the negotiation, preparation, execution and delivery of any waiver, amendment or consent by the Secured Parties, (b) the negotiation of any restructuring or workout transaction, and the preparation, execution and delivery of any documents prepared in connection therewith, and (c) enforcement or foreclosure with respect to this Pledge Agreement, in all such cases such costs, expenses, taxes and fees shall include, without limitation, the reasonable disbursements and reasonable professional fees actually incurred of counsel to any Secured Party.  To the extent that any such fees and expenses are subject to value added taxes, such taxes will be paid by the Pledgors.  To the extent reimbursement is sought pursuant to this Section 13 or any other document executed pursuant hereto, the Secured Parties shall submit to the Pledgors a statement of expenses to be paid by the Pledgors.  Such expenses shall be due and payable within thirty (30) days of the date of the original statement to the extent that such Secured Party is entitled to such reimbursement.

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14.       Indemnity.  The Pledgors, jointly and severally, will indemnify and hold harmless each of the Secured Parties and each of their respective employees, representatives, officers and directors from and against any and all claims, liabilities, investigations, losses, damages, actions, and demands by any party against the Secured Parties or any of them resulting from any breach or alleged breach by any Pledgor of any representation or warranty made hereunder, or otherwise arising out of this Pledge Agreement, unless, with respect to any of the above, any of the Secured Parties are finally judicially determined to have acted or failed to act with gross negligence or willful misconduct.  This Section 14 shall survive termination of this Pledge Agreement.

15.       Limitation On the Administrative Agent’s Duty In Respect Of Pledged Collateral. The Administrative Agent shall use reasonable care with respect to the Pledged Collateral in its possession or under its control. The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Pledged Collateral or any income thereon, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Administrative Agent, or any other Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Pledged Collateral.  The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.

16.       Security Interest Absolute.  All rights of the Administrative Agent and security interests hereunder, and all obligations of each Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a)                                 any lack of validity or enforceability of the Loan Documents;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Loan Documents including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to any Pledgor or any of its Subsidiaries or otherwise;

(c)                                  any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

(d)                                 any manner of application of collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any collateral for all or any part of the Secured Obligations or any other assets of any Pledgor or any of its Subsidiaries;

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(e)                                  any change, restructuring or termination of the corporate structure or existence of any Pledgor or any of its Subsidiaries; or

(f)                                   any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Pledgor or a third party pledgor.

17.       Reinstatement.  This Pledge Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Pledgor for liquidation or reorganization, should any Pledgor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Pledgor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

18.       Successors And Assigns.  This Pledge Agreement and all obligations of each Pledgor hereunder shall be binding upon the successors and assigns of such Pledgor (including any debtor-in-possession on behalf of such Pledgor) and shall, together with the rights and remedies of the Administrative Agent, for the benefit of the Secured Parties, hereunder, inure to the benefit of the Administrative Agent, the other Secured Parties, all future holders of any instrument evidencing any of the Secured Obligations and their respective successors and assigns.  No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the Lien granted to the Administrative Agent, for the benefit of the Secured Parties, hereunder.  No Pledgor may assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Pledge Agreement.

19.       Waivers; Amendment.

(a)                                 No failure or delay by any Secured Party of any kind in exercising any power, right or remedy hereunder and no course of dealing between any Pledgor on the one hand and the administrative Agent or the holder of any Note on the other hand shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy hereunder or under any other Loan Document, or any abandonment or discontinuance of steps to enforce such a power, right or remedy, preclude any other or further exercise thereof or the exercise of any other power, right or remedy.  The rights of the Secured Parties hereunder and of the Lenders under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Pledge Agreement or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by subsection (b) below, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any Pledgor in any case shall entitle such Pledgor to any other or further notice in

14

similar or other circumstances.

(b)                                 Neither this Pledge Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Pledgors with respect to which such waiver, amendment or modification relates and the Administrative Agent, with the prior written consent of the Required Lenders (except as otherwise provided in the Credit Agreement).

20.       Severability.  Any provision of this Pledge Agreement held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

21.       Notices.  All notices, requests and other communications to the Pledgors or Administrative Agent hereunder shall be delivered in the manner required by the Credit Agreement and shall be sufficiently given to Administrative Agent or any Pledgor if addressed or delivered to them at, in the case of the Administrative Agent and Borrower, its addresses and telecopier numbers specified in the Credit Agreement and in the case of any other Pledgor, at their respective addresses and telecopier numbers provided in the Subsidiary Guaranty Agreement.  All such notices and communications shall be deemed to have been duly given at the times set forth in the Credit Agreement.

22.       Counterparts; Integration.  This Pledge Agreement may be executed by one or more of the parties to this Pledge Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Pledge Agreement constitutes the entire agreement among the parties hereto regarding the subject matters hereof and supersedes all prior agreements and understandings, oral or written, regarding such subject matter.

23.       Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 This Pledge Agreement shall be construed in accordance with and be governed by the law of the State of New York.

(b)                                 Each party to this Pledge Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States courts located within the Southern district in the State of New York, and of any state court of the State of New York located in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Pledge Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the

15

judgment or in any other manner provided by law.  Nothing in this Pledge Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Pledge Agreement against any Pledgor or its properties in the courts of any jurisdiction.

(c)                                  Each party to this Pledge Agreement irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section.  Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Pledge Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1 of the Credit Agreement.  Nothing in this Pledge Agreement will affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law.

24.       WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS PLEDGE AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS PLEDGE AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

25.       Benefit of Secured Parties.  All Liens granted or contemplated hereby shall be for the benefit of the Secured Parties, and all proceeds or payments realized from Pledged Collateral in accordance herewith shall be applied to the Secured Obligations in accordance with Section 8.2 of the Credit Agreement.

26.       Termination of this Pledge Agreement.  No termination or cancellation (regardless of cause or procedure) of the Credit Agreement shall in any way affect or impair the powers, obligations, duties, rights and liabilities of the parties hereto in any way with respect to (i) any transaction or event occurring prior to such termination or cancellation, (ii) the Pledged Collateral, or (iii) any Pledgor’s undertakings, agreements, covenants, warranties and representations contained in this Pledge Agreement and all such undertakings, agreements, covenants, warranties and representations shall survive such termination or cancellation until the Payment in Full of the Secured Obligations.  Subject to Section 17  hereof, this Pledge Agreement and the security interests granted hereunder shall terminate upon the Payment in Full of the Secured Obligations.  Upon such termination, Administrative Agent shall return all Pledged Collateral in its possession to the respective Pledgors and will, at the sole cost and

16

expense of the Pledgors, execute such documents, without recourse or warranty, as Pledgors deem reasonably necessary to release any interests held by Administrative Agent or the Secured Parties in the Pledged Collateral.

27.       Additional Pledged Collateral.  In the event that the any Pledgor is required, under the terms of any Loan Document or otherwise, to pledge and hypothecate any Collateral after the Closing Date, such Pledgor shall pledge and hypothecate such Collateral, and be bound with respect to such Collateral by all of the terms and conditions hereof, by delivery to the Administrative Agent of an executed counterpart of a Supplement to Subsidiary Pledge Agreement in the form of Exhibit A attached hereto.

28.       Additional Pledgors.  Pursuant to Section 5.11 of the Credit Agreement, each Subsidiary that that is required to become a Subsidiary Loan Party after the date of the Credit Agreement is required to enter into this Agreement as a Pledgor upon becoming such a Subsidiary Loan Party.  Upon execution and delivery after the date hereof by the Administrative Agent and such Subsidiary of an instrument in the form of Exhibit B, such Subsidiary shall become a Pledgor hereunder with the same force and effect as if originally named as a Pledgor herein.  The execution and delivery of any instrument adding an additional Pledgor as a party to this Pledge Agreement shall not require the consent of any other Pledgor hereunder.  The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Pledge Agreement.

29.       Amendment and Restatement.  This Agreement amends and restates in its entirety the Pledge Agreement, dated as of January 25, 2008, made by certain of the Pledgors in favor of the Administrative Agent, as amended, modified or supplemented through the date hereof.

[Signature Pages Follow]

17

IN WITNESS WHEREOF, each Pledgor has caused this Pledge Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

MAXIMUS, INC., a Virginia corporation

By:
Name:
Title:

MAXIMUS FEDERAL SERVICES, INC., a Virginia corporation

By:
Name:
Title:

MAXIMUS HUMAN SERVICES, INC., a Virginia corporation

By:
Name:
Title:

MAXIMUS HEALTH SERVICES, INC., an Indiana corporation

By:
Name:
Title:

PSI SERVICES HOLDING INC., a Delaware corporation

By:
Name:
Title:

POLICY STUDIES INC., a Colorado corporation

By:
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO AMENDED AND RESTATED PLEDGE AGREEMENT]

Acknowledged and Agreed to:

SUNTRUST BANK,

as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED PLEDGE AGREEMENT]

Schedule I to

Pledge Agreement

Part A

Name of Corporation	Place of Incorporation	Name of Pledgor	Percentage of Shares Issued and Outstanding	Par/No Par	Shares Issued and Outstanding
MAXIMUS Federal Services, Inc.	Virginia	MAXIMUS, Inc.
MAXIMUS Human Services, Inc.	Virginia	MAXIMUS, Inc.
MAXIMUS Health Services, Inc.	Indiana	MAXIMUS, Inc.
PSI Services Holding Inc.	Delaware	MAXIMUS, Inc.
Policy Studies Inc.	Colorado	PSI Services Holding Inc.
MAXIMUS Consulting Services, Inc. (f/k/a Maximus Financial Services, Inc.)	Virginia	MAXIMUS, Inc.
Israel Workforce Solutions, Ltd.	Israel	MAXIMUS, Inc.
MAXNetWork, Pty Limited	Australia	MAXIMUS, Inc.
MAXIMUS Canada, Inc.	Canada	MAXIMUS, Inc.
MAXIMUS K-12 Education, Inc.	Virginia	MAXIMUS, Inc.
MAXIMUS Higher Education, Inc.	Virginia	MAXIMUS, Inc.

Part B

Name of LLC	Place of Organization	Name of Pledgor	Percentage of Membership Interests Issued and Outstanding	Par/No Par	Membership Interests Issued and Outstanding

MAXIMUS International, LLC	Virginia	MAXIMUS, Inc.
MZXIMUS Properties, LLC	Virginia	MAXIMUS, Inc.
Q2 Administrators, LLC	South Carolina	MAXIMUS Federal Services, Inc.
MAXIMUS Global Health Collaborative, LLC	Virginia	MAXIMUS Federal Services, Inc.

21

EXHIBIT A

to

Pledge Agreement

SUPPLEMENT TO AMENDED AND RESTATED PLEDGE AGREEMENT - ADDITIONAL COLLATERAL

THIS SUPPLEMENT TO AMENDED AND RESTATED PLEDGE AGREEMENT - ADDITIONAL COLLATERAL (this “Supplement”), dated as of                                , 201_, is executed by [NAME — IN ALL CAPS], a [State] [Entity] (the “Supplement Pledgor”), in favor of SUNTRUST BANK, a Georgia banking corporation, as Administrative Agent (the “Administrative Agent”), on its behalf and on behalf of the other banks and lending institutions (the “Lenders”) from time to time party to the Amended and Restated Revolving Credit Agreement, dated as of March 15, 2013, by and among the Borrower, the Lenders, the Administrative Agent, and SunTrust Bank, as Issuing Bank and as Swingline Lender (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).  Terms used herein but not defined herein shall have the meaning defined for those terms in the Pledge Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Borrower, and certain Subsidiaries of the Borrower (the “Pledgors”) are parties to that certain Amended and Restated Pledge Agreement, executed by the Pledgors in favor the Administrative Agent, dated as of [                            ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which the Pledgors pledged stock, notes and membership interests to the Administrative Agent, for itself and the benefit of the Secured Parties;

WHEREAS, the Lenders have agreed to make Loans and the Issuing Bank has agreed to issue Letters of Credit to the Borrower on the terms and conditions contained therein;

WHEREAS, it is a condition precedent to the continued extension of the Loans and the continued issuance of Letters of Credit under the Credit Agreement that the Supplement Pledgor grant to Administrative Agent a security interest in all of its Additional Pledged Collateral (as defined below), and the Supplement Pledgor wishes to fulfill said condition precedent;

NOW, THEREFORE, in consideration of the premises and in order to ensure the compliance with the Credit Agreement, the Supplement Pledgor hereby agrees as follows:

SECTION 1.        Additional Pledge.  As security for the payment and performance of the Secured Obligations, the Supplement Pledgor hereby:

(a)       pledges, hypothecates, assigns, charges, mortgages, delivers, sets over,

conveys and transfers to the Administrative Agent, for the benefit of the Secured Parties, and grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of the Supplemental Pledgor’s right, title and interest in and to:

(i)      the shares of capital stock more particularly described in Schedule I hereto and the certificates, if any, evidencing such shares (the “Additional Pledged Shares”) and all cash, instruments and other property from time to time received, receivable or otherwise distributed in exchange for any and all of such Additional Pledged Shares;

(ii)       the membership interests more particularly described in Schedule II hereto and the certificates, if any, evidencing such membership interests (the “Additional Pledged Membership Interests”) and all cash, instruments and other property from time to time received, receivable or otherwise distributed in exchange for any and all of such Additional Pledged Membership Interests; and

(iii)       all other Pledged Collateral (as defined in the Pledge Agreement) relating to the Additional Pledged Shares and the Additional Pledged Membership Interests (the items described in subsections (i), (ii), (iii) and (iv) above, collectively, the “Additional Pledged Collateral”); and

(b)       delivers to the Administrative Agent, for the benefit of the Secured Parties, all of the Supplement Pledgor’s right, title and interest in and to the certificates and instruments, if any, evidencing the Additional Pledged Collateral, accompanied by instruments of transfer or assignment, duly executed in blank.

SECTION 2.        Representations and Warranties.  The Supplement Pledgor hereby (a) represents and warrants that it is the legal and beneficial owner of the Additional Pledged Collateral, free and clear of any lien, security interest, option or other charge or encumbrance, except for the security interest created by the Pledge Agreement as supplemented by this Supplement; and (b)  restates each representation and warranty set forth in Section 5 of the Pledge Agreement, as supplemented by this Supplement, as of the date hereof with respect to the Additional Pledged Collateral (provided, however, that all references to the Closing Date under the Pledge Agreement shall be deemed to be a reference to the date hereof).

SECTION 3.        Additional Pledged Collateral.  By execution and delivery of this Supplement, the Additional Pledged Collateral shall become a part of the Pledged Collateral referred to in the Pledge Agreement and shall secure the Secured Obligations as if such Additional Pledged Collateral were Pledged Collateral on the Closing Date, and shall be subject to all of the terms and conditions governing Pledged Collateral under the Pledge Agreement.  From and after the date hereof, Schedule I and Schedule II to the Pledge Agreement are hereby amended to add the Additional Pledged Collateral.

SECTION 4.        Binding Effect.  This Supplement shall become effective when it shall have been executed by the Supplement Pledgor and acknowledged and agreed to by the Administrative Agent and thereafter shall be binding upon the Supplement Pledgor and shall inure to the benefit of the Administrative Agent and the Secured Parties.  Upon the effectiveness of this Supplement, this Supplement shall be deemed to be a part of and shall be subject to all the terms and conditions of the Agreement.  The Supplement Pledgor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 5.        Governing Law; Terms.  THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 6.        Execution in Counterparts.  This Supplement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Supplement Pledgor has caused this Supplement to be duly executed and delivered by its duly authorized officer as of the date first above written.

[NAME OF SUPPLEMENT PLEDGOR]

By:
Name:
Title:

Acknowledged and Agreed to:

SUNTRUST BANK
as Administrative Agent

By:
Name:
Title:

Schedule I

to

SUPPLEMENT TO AMENDED AND RESTATED PLEDGE AGREEMENT - ADDITIONAL COLLATERAL

Schedule II

to

SUPPLEMENT TO AMENDED AND RESTATED PLEDGE AGREEMENT - ADDITIONAL COLLATERAL

Schedule III

to

SUPPLEMENT TO AMENDED AND RESTATED PLEDGE AGREEMENT- ADDITIONAL COLLATERAL

EXHIBIT B

to

Amended and Restated Pledge Agreement

SUPPLEMENT TO AMENDED AND RESTATED PLEDGE AGREEMENT - ADDITIONAL PLEDGOR

THIS SUPPLEMENT TO AMENDED AND RESTATED PLEDGE AGREEMENT - ADDITIONAL PLEDGOR (this “Supplement”), dated as of                                , 201_, is executed by [NAME - IN ALL CAPS], a [State] [Entity] (the “New Pledgor”), in favor of SUNTRUST BANK, a Georgia banking corporation, as Administrative Agent (the “Administrative Agent”), on its behalf and on behalf of the other banks and lending institutions (the “Lenders”) from time to time party to the Amended and Restated Revolving Credit Agreement, dated as of March 15, 2013, by and among Borrower, the Lenders, the Administrative Agent, and SunTrust Bank, as Issuing Bank and as Swingline Lender (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).  Terms used herein but not defined herein shall have the meaning defined for those terms in the Pledge Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Borrower, and certain Subsidiaries of Borrower (the “Pledgors”) are parties to that certain Amended and Restated Pledge Agreement, dated as of [                            ], 20[    ], by and among the Pledgors in favor the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which the Pledgors have pledged stock, notes and membership interests to the Administrative Agent, for itself and the benefit of the Secured Parties;

WHEREAS, the Lenders have agreed to make Loans and the Issuing Bank has agreed to issue Letters of Credit to the Borrower on the terms and conditions contained therein;

WHEREAS, it is a condition precedent to the continued extension of the Loans and the continued issuance of Letters of Credit under the Credit Agreement that the New Pledgor grant to Administrative Agent a security interest in all of its Pledged Collateral (as defined below), and the New Pledgor wishes to fulfill said condition precedent;

NOW, THEREFORE, in consideration of the premises and in order to ensure the compliance with the Credit Agreement, the New Pledgor hereby agrees as follows:

SECTION 1.  Pledge.  As security for the payment and performance of the Secured Obligations, the New Pledgor hereby:

(a)       pledges, hypothecates, assigns, charges, mortgages, delivers, sets over, conveys and transfers to the Administrative Agent, for the benefit of the Secured Parties, and grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of New Pledgor’s right, title and interest in and to:

(i)      the shares of capital stock more particularly described in Schedule I hereto and the certificates, if any, evidencing such shares (the “Pledged Shares”) and all cash, instruments and other property from time to time received, receivable or otherwise distributed in exchange for any and all of such Pledged Shares;

(ii)       the membership interests more particularly described in Schedule II hereto and the certificates, if any, evidencing such membership interests (the “Pledged Membership Interests”) and all cash, instruments and other property from time to time received, receivable or otherwise distributed in exchange for any and all of such Pledged Membership Interests; and

(iii)       all other collateral relating to the Pledged Shares and the Pledged Membership Interests (the items described in subsections (i), (ii), (iii) and (iv) above, collectively, the “Pledged Collateral”); and

(b)           delivers to the Administrative Agent, for the benefit of the Secured Parties, all of New Pledgor’s right, title and interest in and to the certificates and instruments, if any, evidencing the Pledged Collateral, accompanied by instruments of transfer or assignment, duly executed in blank.

SECTION 2.        Joinder.  In accordance with Section 28 of the Pledge Agreement, the New Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and the New Pledgor hereby (i) agrees to all the terms and provisions of the Pledge Agreement applicable to it as Pledgor thereunder and (ii) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct in all material respects on and as of the date hereof.  After giving effect to Section 1 of this Supplement, each reference to a Pledgor in the Pledge Agreement shall be deemed to include the New Pledgor.  The Pledge Agreement is hereby incorporated herein by reference.

SECTION 3.        Representations and Warranties.  The New Pledgor represents and warrants to the Administrative Agent and the Secured Parties that this Supplement has been duly authorized, executed and delivered by it and that each of this Supplement and the Pledge Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 4.        Binding Effect.  This Supplement shall become effective when it shall have been executed by the New Pledgor and acknowledged and agreed to by the Administrative Agent and thereafter shall be binding upon the New Pledgor and shall inure to the benefit of the Administrative Agent and the Secured Parties.  Upon the effectiveness of this Supplement, this Supplement shall be deemed to be a part of and shall be subject to all the terms and conditions of  the Pledge Agreement.  The New Pledgor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 5.        Governing Law.  THIS SUPPLEMENT AND THE RIGHTS AND

OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 6.        Execution in Counterparts.  This Supplement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 7.  Notices to New Pledgor.  All communications and notices hereunder shall be in writing and given as provided in Section 21 of the Pledge Agreement.  All communications and notices hereunder to the New Pledgor shall be given to it at the address set forth under its signature below, with a copy to the Borrower.

IN WITNESS WHEREOF, the New Pledgor has duly executed this Supplement to the Amended and Restated  Pledge Agreement as of the day and year first above written.

[NAME OF NEW PLEDGOR]

By
Name:
Title:
Address:

Acknowledged and Agreed to:

SUNTRUST BANK
as Administrative Agent

By:
Name:
Title:

Schedule I

to

SUPPLEMENT TO PLEDGE AGREEMENT - ADDITIONAL PLEDGOR

Schedule II

to

SUPPLEMENT TO PLEDGE AGREEMENT - ADDITIONAL PLEDGOR

Schedule III

to

SUPPLEMENT TO PLEDGE AGREEMENT - ADDITIONAL PLEDGOR

EXHIBIT 2.3

FORM OF NOTICE OF REVOLVING BORROWING

FORM OF NOTICE OF REVOLVING BORROWING

[Date]

SunTrust Bank,

as Administrative Agent

for the Lenders referred to below

303 Peachtree Street, N. E./ 25th Floor

Atlanta, GA  30308

Attention:  Mr. Doug Weltz

Telecopy Number:  (404) 495-2170

Dear Sirs:

Reference is made to the Amended and Restated Revolving Credit Agreement dated as of March 15, 2013 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein, SunTrust Bank, as Administrative Agent, and SunTrust Robinson Humphrey, Inc., as Arranger and Book Manager.  Terms defined in the Credit Agreement are used herein with the same meanings.  This notice constitutes a Notice of Revolving Borrowing, and the Borrower hereby requests a Revolving Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Borrowing requested hereby:

(A)                               Aggregate principal amount of Revolving Borrowing(1):

(B)                               Date of Revolving Borrowing (which is a Business Day):

(C)                               Type of Revolving Loans comprising such Borrowing(2):

(D)                               Interest Period(3):

(E)                                the currency of the Revolving Borrowing(4).

(1)  In the case of a Eurocurrency Borrowing, not less than $100,000 and an integral multiple of $100,000; in the case of a Base Rate Borrowing or an Index Rate Borrowing, not less than $50,000 and an integral multiple of $50,000.

(2)  Eurocurrency Borrowing, Index Rate Borrowing or Base Rate Borrowing.

(3)  Which must comply with the definition of “Interest Period” and end not later than the Revolving Commitment Termination Date.  Applicable only if the proposed Revolving Borrowing is a Eurocurrency Borrowing.

(4)  Which must comply with the definition of Alternative Currency and/or the provisions of Section 1.7 of the Credit Agreement.  Applicable only if the proposed Revolving Borrowing is a Eurocurrency Borrowing.  If no specification, then the Revolving Borrowing shall be disbursed in Dollars.

(F)                                 Location and number of Borrower’s account to which proceeds of Revolving Borrowing are to be disbursed:

[SIGNATURE ON FOLLOWING PAGE]

The Borrower hereby represents and warrants that the conditions specified in Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

MAXIMUS, INC., a Virginia corporation

By:
Name:
Title:

Notice of Revolving Borrowing Signature Page

EXHIBIT 2.4

FORM OF NOTICE OF SWINGLINE BORROWING

FORM OF NOTICE OF SWINGLINE BORROWING

[Date]

SunTrust Bank,

as Administrative Agent

for the Lenders referred to below

303 Peachtree Street, N. E./ 25th Floor

Atlanta, GA  30308

Attention:  Mr. Doug Weltz

Telecopy Number:  (404) 495-2170

Dear Sirs:

Reference is made to the Amended and Restated Revolving Credit Agreement dated as of March 15, 2013 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein, SunTrust Bank, as Administrative Agent, and SunTrust Robinson Humphrey, Inc., as Arranger and Book Manager.  Terms defined in the Credit Agreement are used herein with the same meanings.  This notice constitutes a Notice of Swingline Borrowing, and the Borrower hereby requests a Swingline Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Swingline Borrowing requested hereby:

(A)                               Aggregate principal amount of Swingline Borrowing(1):

(B)                               Date of Swingline Borrowing (which is a Business Day):

(C)                               Location and number of Borrower’s account to which proceeds of Swingline Borrowing are to be disbursed:

(1)  Not less than $100,000 and an integral multiple of $50,000.

The Borrower hereby represents and warrants that the conditions specified in Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

MAXIMUS, INC., a Virginia corporation

By:
Name:
Title:

EXHIBIT 2.8

FORM OF NOTICE OF CONVERSION/CONTINUATION

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

SunTrust Bank,

as Administrative Agent

for the Lenders referred to below

303 Peachtree Street, N.E.

Atlanta, GA  30308

Attention:  Mr. Doug Weltz

Telecopy Number:  (404) 495-2170

Dear Sirs:

Reference is made to the Amended and Restated Revolving Credit Agreement dated as of March 15, 2013 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein, SunTrust Bank, as Administrative Agent, and SunTrust Robinson Humphrey, Inc., as Arranger and Book Manager.  Terms defined in the Credit Agreement are used herein with the same meanings.  This notice constitutes a Notice of Conversion/Continuation and the Borrower hereby requests the conversion or continuation of a Revolving Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Borrowing to be converted or continued as requested hereby:

(A)                               Revolving Borrowing to which this request applies(1):

(B)                               Principal amount of Revolving Borrowing to be converted/continued(2):

(C)                               Effective date of election (which is a Business Day):

(D)                               Type of Borrowing resulting from the election(3):

(E)                                Interest Period(4):

(1)  If different options are being elected with respect to different portions thereof, indicate the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (D), (E) and (F) hereof also shall be specified for each resulting Borrowing).

(2)  The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurocurrency Borrowings, Index Rate Borrowings and Base Rate Borrowings set forth in Section 2.3 of the Credit Agreement.

(3)  Eurocurrency Borrowing, Index Rate Borrowing or Base Rate Borrowing.

(F)                                 the currency of the Revolving Borrowing resulting from the election.(5)

Very truly yours,

MAXIMUS, INC.,
a Virginia corporation

By:
Name:
Title:

(4)  If this Notice of Continuation/Conversion requests a Eurocurrency Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month.

(5)  Which must comply with the definition of Alternative Currency and/or the provisions of Section 1.7 of the Credit Agreement.  Applicable only if the Revolving Borrowing resulting from the election is a Eurocurrency Borrowing.  In the case of a failure to timely request a continuation or conversion of Revolving Borrowings denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Loans in their original currency with an Interest Period of one month.  No Revolving Borrowing may be converted into or continued as a Revolving Borrowing denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Borrowing and reborrowed in the other currency.

EXHIBIT 5.1(c)

FORM OF COMPLIANCE CERTIFICATE

Compliance Certificate

In connection with the terms of the Amended and Restated Revolving Credit Agreement, dated as of March 15, 2013 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among MAXIMUS, Inc., a Virginia corporation (the “Borrower”), SunTrust Bank, a Georgia banking corporation (the “Administrative Agent”), SunTrust Robinson Humphrey, Inc., as Lead Arranger and Book Manager, and each Lender that is, or may become, a party thereto, the undersigned certifies that the following information is true and correct, in all material respects, as of the date of this Compliance Certificate:

1.                                      No Default or Event of Default has occurred and is continuing.

2.                                      The Leverage Ratio for the period of four consecutive Fiscal Quarters ended on                    was      to 1, calculated as set forth on Schedule 1, and does not exceed the level required by Section 6.1 of the Credit Agreement.

3.                                      For purposes of calculating the Applicable Margin, the Leverage Ratio for the period of four consecutive Fiscal Quarters ended on                    was        to 1, calculated as set forth on Schedule 1.

4.                                      The Fixed Charge Coverage Ratio for period of four consecutive Fiscal Quarters ended on                    was      to 1, calculated as set forth on Schedule 2, and exceeds the level required by Section 6.2 of the Credit Agreement.

[SIGNATURE ON FOLLOWING PAGE]

Capitalized terms used in this Compliance Certificate shall have the same meanings as those assigned to them in the Credit Agreement.  The foregoing is true and correct, in all material respects, as of                     , 20    .

Dated as of                         , 20    .

MAXIMUS, INC., a Virginia corporation

By:
Name:
Title:

Compliance Certificate Signature Page

2

Schedule 1

Leverage Ratio

1. Consolidated Total Debt(1)(2)

(a) obligations for borrowed money	$

(b) obligations evidenced by bonds, debentures, notes or other similar instruments	$

(c)                                  deferred purchase price obligations (other than trade payables incurred in the ordinary course of business on terms customary in the trade or consistent with past practices, provided that such trade payable which are overdue by more than 120 days shall be included in this calculation except to the extent that such trade payables are being disputed in good faith and by appropriate measures)

$

(d) obligations under any conditional sale or other title retention agreement(s)	$

(e) Capital Lease Obligations	$

(f) obligations for letters of credit, acceptances or similar extensions of credit	$

(1)  Consolidated Total Debt shall exclude Indebtedness of the type described in subsection (xi) of the definition thereto and Indebtedness described in Section 7.1(j) of the Credit Agreement.

(2)  “Indebtedness” shall not include the obligation of a Person to make payments after the closing of an acquisition or merger which are based on financial or performance metrics of the acquisition or merger target or for consulting, noncompetition or nonsolicitation agreements unless required to be reflected as a liability of such Person on such Person’s balance sheet in accordance with GAAP.

(g)                                  Guarantees of types of Indebtedness described in clauses (a) through (f) above (but specifically excluding performance guarantees and bank guarantees of the Borrower of its Subsidiaries entered into in the ordinary course of business to assist in bidding and maintenance of contracts)

$

(h) Indebtedness of a third party secured by a Lien	$

(i) obligations, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any preferred or common stock	$

(j) Off-Balance Sheet Liabilities	$

TOTAL (a+b+c+d+e+f+g+h+i+j)	$

2. Consolidated EBITDA for the Fiscal Quarter period ended on (3)

(a) Consolidated Net Income	$

(b) Consolidated Interest Expense(4)	$

(c) federal, state and local income tax expense and tax expense attributable to value-added taxes (in each case, determined on a consolidated basis in accordance with GAAP)	$

(d) depreciation (determined on a consolidated basis in accordance with GAAP)	$

(e) amortization (determined on a consolidated basis in accordance with GAAP)	$

(f) fees, expenses, or other costs incurred in connection with the closing of the Loans	$

(g) non-cash stock compensation	$

(h) non-cash loss from the sale and/or divestiture of businesses	$

(3)  Consolidated EBITDA shall include the pro forma Consolidated EBITDA of any Person or business acquired for the applicable period preceding such acquisition, not to exceed four Fiscal Quarters, so long as the calculation thereof is done in a manner reasonably calculated to comply with GAAP and such calculation is detailed in the supporting calculations to this Compliance Certificate as detailed and measured to the Administrative Agent’s reasonable satisfaction.

(4)  Consolidated Interest Expense shall include the pro forma Consolidated Interest Expense of any Person or business acquired, annualized from the date of acquisition for a period not to exceed four fiscal quarters so long as the calculation thereof is done in a manner reasonably calculated to comply with GAAP and such calculation is detailed in the supporting calculations to this Compliance Certificate as detailed and measured to the Administrative Agent’s reasonable satisfaction.

4

or assets permitted by the Credit Agreement (other than non-cash charges that require the creation of a reserve for future cash charges)

(i) all other non-cash charges, expenditures or losses (other than non-cash charges that require the creation of a reserve for future cash charges)	$

(j)                                    non-recurring fees and expenses relating to Permitted Acquisitions (which may include severance, vendor termination agreements, legal fees and expenses, broker fees and valuation consultant fees), in amounts and types as are reasonable and customary for transactions of the kind

$

(k)                                 all other non-recurring charges acceptable to the Administrative Agent in its sole and absolute discretion, as set forth from time to time on Schedule 1.1(b) to the Credit Agreement, as may be amended by the Administrative Agent to reflect the Administrative Agent’s acceptance of the treatment, in its sole and absolute discretion, of certain other non-recurring charges, determined on a consolidated basis in accordance with GAAP, in each case for such period

$

(l)                                     to the extent added in determining Consolidated Net Income for such period, any aggregate net gain from the sale and/or divestiture of businesses or assets permitted by this Agreement out of the ordinary course of business (determined on a consolidated basis in accordance with GAAP)

$

TOTAL (a+b+c+d+e+f+g+h+i+j+k-l)	$

3. Leverage Ratio

Consolidated Total Debt ($ )	= to 1
Consolidated EBITDA ( )

5

Schedule 2

Fixed Charge Coverage Ratio

1. Consolidated EBITDA for the period of four Fiscal Quarters ended on , as calculated in item 2 of Schedule 1.	$

2. actual amount of Capital Expenditures paid by the Borrower and its Subsidiaries for such period	$

3. actual amount of federal, state, and local income taxes paid by the Borrower and its Subsidiaries for such period	$

3. Consolidated Fixed Charges for such period

(a) Consolidated Interest Expense(5)	$

(b) scheduled principal payments required to be made on Consolidated Total Debt	$

(c) cash dividends paid	$

TOTAL (a+b+c)	$

4. Fixed Charge Coverage Ratio

Cash flow available for Consolidated Fixed Charges (1-(2+3))	= to 1
Consolidated Fixed Charges

(5)  Consolidated Interest Expense shall include the pro forma Consolidated Interest Expense of any Person or business acquired, annualized from the date of acquisition for a period not to exceed four fiscal quarters so long as the calculation thereof is done in a manner reasonably calculated to comply with GAAP and such calculation is detailed in the supporting calculations to this Compliance Certificate as detailed and measured to the Administrative Agent’s reasonable satisfaction.